MEMBERSHIP INTEREST PURCHASE AGREEMENT,
dated as of February 24, 2025,
by and among
SAFE HARBOR MARINAS, LLC,
SHM TRS, LLC,
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP,
SUN HOME SERVICES, INC.,
BIP POSEIDON HOLDCO L.P.,
CONSENT NEWCO, LLC,
and
CONSENT TRS NEWCO, LLC

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DOCUMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE BY BUYER, THE SELLERS OR THE COMPANIES.

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2025, is by and among Safe Harbor Marinas, LLC, a Delaware limited liability company (“SHM”), SHM TRS, LLC, a Delaware limited liability company (“SHM TRS” and, together with SHM, the “Companies”), Sun Communities Operating Limited Partnership, a Michigan limited partnership (“SCOLP”), Sun Home Services, Inc., a Michigan corporation (“SHS” and, together with SCOLP, the “Sellers”), BIP Poseidon Holdco L.P., a Delaware limited partnership (“Buyer”), Consent NewCo, LLC, a Delaware limited liability company (“Consent Gulf NewCo”), and Consent TRS NewCo, LLC, a Delaware limited liability company (“Consent TRS NewCo” and, together with Consent Gulf NewCo, the “Consent NewCos”).
RECITALS
WHEREAS, as of the date of this Agreement, SCOLP (i) is the legal and beneficial owner of all of the issued and outstanding Equity Securities of SHM (the “Gulf SHM Equity Interests”), (ii) indirectly owns all of the issued and outstanding Equity Securities of each of the Subsidiaries of SHM (excluding the Delayed Consent Property Subsidiaries and Consent Gulf NewCo) (the “Closing SHM Subsidiary Equity Interests”), (iii) indirectly owns all of the issued and outstanding Equity Securities of the Delayed Consent Property Subsidiaries (the “Delayed Consent Property Equity Interests”) and (iv) is the legal and beneficial owner of all of the issued and outstanding Equity Securities of Consent Gulf NewCo;
WHEREAS, as of the date of this Agreement, SHS (i) is the legal and beneficial owner of all of the issued and outstanding Equity Securities of SHM TRS (the “TRS Equity Interests”, together with the Gulf SHM Equity Interests, the “Gulf Equity Interests”) and (ii) indirectly owns all of the issued and outstanding Equity Securities of each of the Subsidiaries of SHM TRS (excluding the Delayed Consent TRS Subsidiaries and Consent TRS NewCo) (the “Closing SHM TRS Subsidiary Equity Interests,” together with the Closing SHM Subsidiary Equity Interests, the “Closing Subsidiary Equity Interests”), (iii) indirectly owns all of the issued and outstanding Equity Securities of the Delayed Consent TRS Subsidiaries (the “Delayed Consent TRS Equity Interests,” together with the Delayed Consent Property Equity Interests, the “Delayed Consent Equity Interests”) and (iv) is the legal and beneficial owner of all of the issued and outstanding Equity Securities of Consent TRS NewCo;
WHEREAS, the Sellers desire to sell and transfer, and Buyer desires to purchase, all of the Sellers’ respective right, title and interest in and to the Gulf Equity Interests for the consideration set forth herein, subject to the terms and conditions of this Agreement;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements as set forth in this Agreement and the Ancillary Documents;
WHEREAS, each of the respective boards of managers, boards of directors, general partners or other applicable governing bodies of the Sellers, Buyer, the Companies and the Consent NewCos has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Restructuring) (the “Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to the Sellers’ and the Companies’ willingness to enter into this Agreement and the Ancillary Documents, Blackstone Infrastructure Partners L.P. (the “Sponsor”), is entering into a limited guarantee in favor of the Sellers (the “Guarantee”), with respect to certain obligations of Buyer under this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to each party’s willingness to enter into this Agreement and the Ancillary Documents, the Sponsor is entering into an equity financing commitment letter in favor of Buyer (the “Equity Commitment Letter”), pursuant to which the Sponsor has committed, on the terms and subject only to the conditions expressly stated therein, to invest in Buyer the amounts set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to each party’s willingness to enter into this Agreement and the Ancillary Documents, financial institutions identified therein are providing one or more debt commitment letters to Buyer (together, and including all attachments thereto, and as otherwise modified, amended, replaced, supplemented in accordance with Section 8.8, the “Debt Commitment Letters” and, together with the Debt Fee Letter and the Equity Commitment Letter, the “Financing Commitment Letters”), pursuant to which the financial institutions party thereto have committed to provide, on the terms and subject only to the conditions expressly stated therein, debt financing to Buyer in the amounts set forth therein;
WHEREAS, prior to the Closing and in connection with obtaining the Delayed Consents, if applicable, the Sellers, the Companies, the Delayed Consent Subsidiaries and the Consent NewCos will consummate the Restructuring on the terms hereinafter provided; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Buyer to enter into this Agreement and the Ancillary Documents, Topco, the Sellers and Buyer have entered into a restrictive covenant agreement (the “Restrictive Covenant Agreement”) in substantially the form attached hereto as Exhibit A.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article IDEFINITIONS
Section 1.1Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Accountants” means an independent certified public accounting firm in the United States of international recognition reasonably acceptable to the parties and agreed to by them in writing.

“Accounting Principles” means GAAP, as applied on a basis consistent with the accounting principles, policies, procedures, methodologies, asset recognition basis, definitions, practices and techniques adopted in the preparation of the latest Audited Financial Statements. For the avoidance of doubt, calculations made in accordance with the Accounting Principles shall (i) other than in respect of the calculation of Closing Indebtedness, disregard the Restructuring and effects thereof, (ii) exclude, other than in respect of the calculation of Closing Indebtedness, the effects of any event, act, change in circumstances or similar development arising or occurring after the Reference Time or, in the case of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary in accordance with Section 2.7, the applicable Delayed Consent Reference Time (including on the Closing Date or on the date of to the transfer of the applicable Delayed Consent Subsidiary) and any action of any Acquired Company after the Closing and (iii) any adjustment made to conform with the accounting principles, methodologies, policies and procedures used by Buyer and its Affiliates.
“Acquired Companies” means (a) prior to the Closing, collectively, each of the Companies and their direct and indirect Subsidiaries (other than the Consent NewCos) and (b) from and after the Closing, collectively, the Surviving Companies and their direct and indirect Subsidiaries. For the avoidance of doubt, except as otherwise provided herein, references to “Acquired Companies” shall be deemed to include the Delayed Consent Subsidiaries, including for purposes of (i) the representations and warranties in Article III and (ii) except as otherwise set forth therein, the definitions of Cash Amount, Closing Indebtedness, Net Working Capital, CapEx Adjustment, and Transaction Expenses.
“Action” means any suit, action, claim, charge, complaint, investigation, litigation, arbitration, mediation or other proceeding (whether civil, criminal, administrative, federal, state, local, foreign or otherwise at law or in equity), in each case, before any Governmental Entity or arbitrator.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, that, with respect to Buyer, other than for purposes of Section 8.2(b) (Antitrust Approvals), Section 10.3(a) (Fees and Expenses) and Section 12.15 (No Recourse Against Nonparty Affiliates), the definition of Affiliate shall include only persons managed or advised by Blackstone Infrastructure Advisors L.L.C. (“BIP”), but shall not include any portfolio company of BIP or any of its Affiliates.
“Alcoholic Beverage Authorities” means applicable federal, state, local, municipal, provincial, foreign, and other Governmental Entities that regulate the manufacturing, producing, packing, labeling, promotion, shipping, distribution, delivery, marketing, sale or consumption of alcoholic beverage products.
“Alcoholic Beverage Licenses” means licenses, permits, certificates and registrations issued by Governmental Entities for the sale, service or consumption of alcoholic beverage products.

“Ancillary Documents” means the Restrictive Covenant Agreement, the Interim Operating Agreement, the Delayed Consent Subsidiary Purchase Agreements and the other agreements, instruments and documents delivered at or prior to the Closing pursuant to this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, and any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Acquired Companies.
“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation or foreign investment or foreign subsidies Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States or (b) investments by entities that are deemed a foreign entity or by entities that are deemed to have received foreign subsidies for purposes of any applicable law or regulation.
“Artificial Intelligence” means any system, software or process, including those systems, software and processes derived from machine learning, statistics or other data, designed to operate with varying levels of autonomy, that is capable of processing information and/or using computations, as whole or as part of a larger system, to generate outputs (such as predictions or recommendations), execute a decision, or replace or facilitate human decision-making, in each case, which would normally require human intelligence to produce, including: (i) large language models and foundation models that are intended to perform generally applicable functions such as image and speech recognition, audio and video generation, pattern detection, question answering, translation and other forms of content production with or without human involvement or oversight; (ii) neural networks, statistical machine learning algorithms or reinforcement machine learning that operate with or without human involvement or oversight; and (iii) training, validation, testing or scraped data processed by the foregoing.
“Attributable Subsidiary Value” means the portion of the Purchase Price attributable to each Delayed Consent Property Subsidiary and the corresponding Delayed Consent TRS Subsidiary as provided on Section 1.1(a) of the Company Disclosure Letter, which sets forth for each Delayed Consent Subsidiary the specific mutually agreed values.
“Automated Decision-Making Technology” means any Artificial Intelligence that processes Personal Data and uses computation, as whole or part of a system, to make or execute a decision or replace or facilitate human decision-making.
“Base Purchase Price” means $5,650,000,000.
“Books and Records” means books of account, general, financial, Tax records (including Tax Returns) and supporting Tax documentation, operating records, invoices and other documents, records and files.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to be closed.
“Buyer Disclosure Letter” means the disclosure letter delivered by Buyer in connection with this Agreement.
“Buyer Termination Payment” means an amount equal to $565,000,000.
“CapEx Adjustment” means (a) if the CapEx Amount is greater than the Capex Forecasted Amount, the CapEx Adjustment shall be the positive amount equal to the CapEx Amount less the Capex Forecasted Amount, (b) if the CapEx Amount is less than the Capex Forecasted Amount, the CapEx Adjustment shall be the negative amount equal to the CapEx Amount less the Capex Forecasted Amount or (c) if the CapEx Amount is equal to the Capex Forecasted Amount, then the CapEx Adjustment shall be $0; provided, that in the event any Delayed Consent Subsidiary is transferred to the Consent NewCos pursuant to Section 2.7 pursuant to the Restructuring, then (i) any Capital Expenditures actually both incurred and paid by the Acquired Companies in respect of any applicable Delayed Consent Property prior to the Closing shall be excluded from the calculation of the “CapEx Amount” at the Closing, (ii) the “Capex Forecasted Amount” for purposes of the Closing shall be correspondingly reduced by the amount of Capital Expenditures allocated to such Delayed Consent Property in the Capital Expenditure Plan for the period between January 1, 2025 and the Reference Time, and (iii) for purposes of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary pursuant to Section 2.7 and Section 2.8, (A) the “CapEx Amount” for purposes of the CapEx Adjustment pursuant to Section 2.8 shall (I) include solely the aggregate amount of Capital Expenditures actually both incurred and paid in respect of the applicable Delayed Consent Property between January 1, 2025 and the Reference Time in respect of such applicable transfer of the Delayed Consent Equity Interests of such applicable Delayed Consent Subsidiary pursuant to Section 2.7(d) and (II) exclude the aggregate Capital Expenditures of the Acquired Companies and the other Delayed Consent Subsidiaries, and (B) the “Capex Forecasted Amount” for purposes of the CapEx Adjustment pursuant to Section 2.8 (I) shall be solely the amount of Capital Expenditures allocated to an applicable Delayed Consent Property in the Capital Expenditure Plan for the period between January 1, 2025 and the Reference Time and (II) shall exclude the amount of Capital Expenditures allocated to the Acquired Companies and the other Delayed Consent Subsidiaries.
“CapEx Amount” means the sum (without duplication) of (i) Capital Expenditures actually both incurred and paid between January 1, 2025 and the Reference Time and (ii) Capital Expenditures incurred but not paid to the extent reflected as a current liability in Closing Net Working Capital, by Sellers and by the Acquired Companies between January 1, 2025 and the Reference Time.
“Capital Expenditures” shall mean all capital expenditures in accordance with the Capital Expenditure Plan, excluding for the avoidance of doubt (i) any capital expenditures incurred to remediate or otherwise address any casualty, condemnation, taking, loss, emergency or similar event, or any liability occurring outside of the ordinary course of business or (ii) any Pipeline Acquisition Costs.

“CapEx Forecasted Amount” means the aggregate amount of Capital Expenditures forecasted for the period between January 1, 2025 and the Reference Time in the Capital Expenditure Plan, prorated based on the number of days elapsed through (but not including) the Closing Date assuming a 365-day year.
“Capital Expenditure Plan” means the plan for annual capital expenditures of the Acquired Companies as set forth on Section 1.1(b) of the Company Disclosure Letter.
“Cash Amount” means the sum of all cash and cash equivalents of the Acquired Companies, as of the Reference Time or, in the case of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, the Delayed Consent Reference Time, in each case calculated in accordance with the Accounting Principles, except that, for purposes of the Closing, “Cash Amount” shall exclude the aggregate Cash Amount of the Delayed Consent Subsidiaries and for purposes of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, shall exclude the aggregate Cash Amount of the Acquired Companies and the other Delayed Consent Subsidiaries; provided, however, that the “Cash Amount” shall (a) not include any amounts to the extent reflected (on a dollar-for-dollar basis) in Net Working Capital or the CapEx Amount and (b) be calculated net of checks written but not cleared and negative cash balances that have been reclassified as accounts payable (or other current liabilities) for purposes of the calculation of Net Working Capital. Notwithstanding the foregoing, “Cash Amount” (A) shall not include (i) any cash or cash equivalents that are not freely useable and available because they are subject to restrictions, limitations or Taxes on use, transfer or distribution either by Contract or for regulatory or legal purposes or (ii) any cash and cash equivalents used as collateral in respect of letters of credit, insurance policies or similar purposes and (B) shall (notwithstanding subsection (A) above) include, without duplication, those items set forth on Section 1.1(i) of the Company Disclosure Letter.
“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of immediately prior to the Closing or, in the case of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, the consummation of the transfer of such Delayed Consent Equity Interests pursuant to the applicable Delayed Consent Subsidiary Purchase Agreement, in each case calculated in accordance with the Accounting Principles, except that, for purposes of the Closing, “Closing Indebtedness” shall exclude the aggregate Indebtedness of the Delayed Consent Subsidiaries and for purposes of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, “Closing Indebtedness" shall exclude the aggregate Indebtedness of the Acquired Companies and the other Delayed Consent Subsidiaries. Notwithstanding the foregoing, “Closing Indebtedness” shall not include (a) any amounts reflected in Transaction Expenses, (b) any Indebtedness, obligations and other liabilities that are solely between or among any one or more of the Acquired Companies, (c) any amounts to the extent reflected in Net Working Capital (in each case, on a dollar-for-dollar basis), (d) Pipeline Acquisition Costs or (e) any Indebtedness incurred, assumed or guaranteed by or on behalf of Buyer or any of its Affiliates (including in connection with the Debt Financing), and “Closing Indebtedness” shall be reduced by an amount equal to the aggregate of the items set forth in Section 1.1(j) to the Company Disclosure Letter, to the extent not reflected in the Net Working Capital.

“Closing Target Net Working Capital” means the Target Net Working Capital, minus the aggregate Proportionate Target Net Working Capital for the Delayed Consent Subsidiaries.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Disclosure Letter” means the disclosure letter delivered by the Companies in connection with this Agreement.
“Company Software” means all proprietary software and related rights that are owned or purported to be owned by any of the Acquired Companies, including software currently under development by or on behalf of the Acquired Companies.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 1, 2024, by and between Topco (as defined in Section 10.3(b)) and Blackstone Real Estate Services.
“Contract” means any written contracts, agreements, subcontracts, leases, licenses, mortgages, indentures, notes, instruments, understandings, arrangements, joint ventures or commitments, obligations, purchase or similar orders, promises or undertakings.
“control” (including as used in the terms “controlling,” “controlled by” and “under common control with” and similar phrases) means possession, directly or indirectly, of (a) more than 50% of the securities or other ownership interests in a Person or the voting power of a Person or (b) the power to direct or cause the direction of management or policies of a Person (whether through ownership of voting securities, by agreement or otherwise).
“COVID-19 Deferral Taxes” means any Taxes (including unpaid “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act)) that any Acquired Company has deferred as of the Closing Date pursuant to any COVID-19 Measures that remain unpaid as of the Closing Date.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or similar Law, binding directive or reasonable guideline, promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security (CARES) Act and the Families First Coronavirus Response Act.
“Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, Artificial Intelligence or Automated Decision-Making Technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Data (i) all applicable Laws and guidelines from Governmental Entities (“Privacy Laws”) including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant to the European Union

(Withdrawal) Act 2018, Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Texas Data Privacy and Security Act, the New York SHIELD Act and U.S. state consumer protection and data breach notification Laws; (ii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard, in each case, that are binding on the Companies; (iii) all contractual obligations binding upon the Acquired Companies; and (iv) the Acquired Companies’ own public policies.
“Delayed Consent Approval Date” means the date on which the counterparty to the applicable Delayed Consent Property Document grants its consent to the transfer of the Delayed Consent Property Equity Interests to Buyer or an Affiliate of Buyer in accordance therewith.
“Delayed Consent Deadline” shall mean November 24, 2025 (or such later date as mutually agreed in writing by the Sellers and Buyer).
“Delayed Consent Property” means the real property underlying a Delayed Consent Property Document that is subject to a Delayed Consent.
“Delayed Consent Property Documents” means, collectively, the Real Property Leases (including without limitation, submerged land leases and riparian rights agreements), Recorded Documents and/or Permits which in each case are listed on Section 1.1(c)(ii) of the Company Disclosure Letter and designated as “Delayed Consent Property Documents” for which the consent or deemed consent (to the extent a deemed consent concept is expressly provided for in the applicable Real Property Lease, Recorded Document and/or Permit) of, and, if applicable, the waiver of any right of first refusal, right of first offer or other similar purchase options by, the applicable counterparty has not been obtained or deemed obtained (if deemed obtained, to the extent deemed obtained pursuant to the express provisions of the applicable Real Property Lease, Recorded Document and/or Permit) prior to delivery of the Delayed Consent Schedule.
“Delayed Consent Property Subsidiaries” means, collectively, the Subsidiaries of SHM that are party to one or more Delayed Consent Property Documents and identified as “Delayed Consent Property Subsidiaries” on Section 1.1(c)(i) of the Company Disclosure Letter.
“Delayed Consent Reference Time” means, with respect to a transfer of any Delayed Consent Equity Interests of a Delayed Consent Subsidiary in accordance with Section 2.7, 11:59 p.m., Central Time, on the date immediately prior to the date of transfer of the Delayed Consent Equity Interests for the applicable Delayed Consent Subsidiary.
“Delayed Consent Subsidiaries” means, collectively, the Delayed Consent Property Subsidiaries and the Delayed Consent TRS Subsidiaries.
“Delayed Consent Subsidiary Purchase Agreement” means, with respect to each Delayed Consent Property for which a Delayed Consent is received in accordance with Section 2.7, a purchase agreement between the Consent NewCos, Buyer and SHM Surviving Company, which shall provide for the assignment of the corresponding Delayed Consent Equity Interests from the Consent NewCos to the SHM Surviving Company, each in the form attached hereto as Exhibit B.
“Delayed Consent TRS Subsidiaries” means, collectively, the Subsidiaries of SHM identified as “Delayed Consent TRS Subsidiaries” on Section 1.1(c)(i) of the Company Disclosure Letter and is listed on the same row as a Delayed Consent Property Subsidiary that is party to one or more Delayed Consent Property Documents.
“Delayed Consents” means, collectively, the consents, deemed consents (to the extent a deemed consent concept is expressly provided for in the applicable Delayed Consent Property Document) or written waivers or deemed waivers (to the extent a deemed waiver concept is expressly provided for in the applicable Delayed Consent Property Document) of any rights of first refusal, right of first offer or other similar purchase options required in connection with the consummation of the Transactions pursuant to the Delayed Consent Property Documents.
“Employee” means each employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.
“Environmental Claim” means any Actions alleging liability arising out of or resulting from (a) any violation of any Environmental Law or (b) any Release of Hazardous Substances into the environment.
“Environmental Law” means any Law relating in whole or in part to Environmental Matters.
“Environmental Matters” means any matter (a) arising out of, relating to or resulting from pollution, contamination, emissions, protection of the environment, and any matters relating to Releases or threatened Releases of Hazardous Substances by the Acquired Companies; (b) concerning human health or safety in relation to exposure to Hazardous Substances; or (c) otherwise arising out of, relating to or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances by the Company.
“Environmental Permits” means any Permits issued, granted, conferred or required by any Governmental Entity with respect to applicable Environmental Laws.
“Equity Interests” means, collectively, the Gulf SHM Equity Interests, the Gulf Equity Interests, the Closing SHM Subsidiary Equity Interests, the Delayed Consent Property Equity Interests, the TRS Equity Interests, the Closing SHM TRS Subsidiary Equity Interests and the Delayed Consent TRS Equity Interests.
“Equity Security” means, with respect to any Person, (a) any share, capital stock, partnership interest, limited liability company interest, membership interest, unit of participation or other similar interest (however designated and whether voting or non-voting) in such Person, (b) any option, warrant, purchase right, conversion right, exchange right, restricted stock units, profits interest, restricted shares, performance units, contingent value rights or other contractual obligation which would entitle any other Person to acquire any equity or equity-based interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights) and (c) any other securities exercisable, exchangeable or convertible into any of the foregoing including any convertible debt instrument.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“Ex-Im Laws” means all applicable Laws, rules and regulations relating to export or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).
“FCC” means the Federal Communications Commission.
“Fraud” means a Company, Consent Gulf NewCo, Consent TRS NewCo, a Seller or Buyer (a) has knowingly and intentionally made a false statement of material fact or knowingly and intentionally omitted material facts; (b) with respect to the representations and warranties contained in Article III, Article IV or Article V (as qualified by the Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter, as applicable) or in any certificate delivered pursuant to this Agreement; and (c) the other party actually relies to its detriment on such false statement of material fact or omitted material facts.
“GAAP” means, as of any date, United States generally accepted accounting principles, consistently applied and in effect as of such date.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any federal, state, provincial, municipal or local government or any foreign, international, multinational or other government, governmental authority, including any department, commission, court, tribunal, instrumentality, securities exchange, ministry, board, agency, bureau, official or other regulatory, administrative, taxing or judicial authority thereof.
“Hazardous Substances” means any contaminant, pollutant, toxic, hazardous or dangerous chemical or substance, materials, wastes, constituents or compounds listed, designated, defined, characterized or regulated under or pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive”, a “pollutant,” a “contaminant,” or words of similar meaning, including petroleum or any by-products or fractions thereof, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, per- and polyfluoroalkyl substances, explosive materials and urea formaldehyde foam insulation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means any Tax based on net income or net profits or similarly based, or any gross receipts Tax, regardless of how such Tax is denominated by a Governmental Entity (but, for the avoidance of doubt, shall not include sales, use, personal or real property Tax).
“Indebtedness” means, with respect to any Person, as of any time, without duplication, the aggregate amount (including the outstanding principal amount, any accrued and unpaid interest, any prepayment, redemption or other premiums or penalties, breakage costs, make-whole payments, yield protection, costs, fees or other amounts due and payable by such Person as a result of the prepayment of such Indebtedness at the Closing or other costs, fees or expenses related thereto or that otherwise would be required to be paid by such Person) of the following obligations of such Person as of such time: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by any note, bond, debenture or other debt security or similar instrument (excluding bid or performance bonds or similar instruments), (c) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person (in each case to the extent drawn and not reimbursed), (d) all obligations under any interest rate, currency or other swap or hedge agreement or similar transactions to terminate or unwind such agreement or transaction (with any amounts that would be paid to such Person in connection with such termination or unwinding to reduce the amount of Indebtedness of such Person), (e) all obligations of such Person under leases required to be capitalized in accordance with GAAP (but excluding any ASC 842 leases that are not also required to be capitalized under ASC 840) or capitalized on the Financial Statements, (f) all obligations of such Person to pay the deferred or unpaid purchase price for property or services related to acquisitions that have been consummated prior to the Closing Date, including earn-outs (contingent or otherwise), seller notes payable or other similar obligations with respect to any such acquisitions (in each case, other than trade payables, accrued expenses and capital expenditures incurred in the ordinary course of business, including indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business), at the amount accrued in accordance with GAAP in respect of such obligation, (g) obligations in respect of bank overdrafts (to the extent not reflected in the calculation of the Cash Amount), (h) unpaid liabilities or other amounts (including management fees, dividends or other distributions) owed to the Sellers or any equity holder, director, officer, manager, member or other Affiliate of the Acquired Companies and their Subsidiaries, (i) obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (j) all liabilities or obligations (i) for severance payments and benefits for individuals whose employment terminated before or, to the extent initiated by the Sellers, on the Closing Date, (ii) accrued but unpaid bonuses or other incentive or deferred compensation under any Company Plan in effect prior to the Closing Date for any period ending before or on the Closing Date and (iii) unfunded or underfunded retirement or pension benefits or post-employment health or welfare benefits, and in each case the employer portion of any payroll, social security, unemployment or other employment Taxes imposed in connection with the foregoing items in this clause (j), (k) any amount payable to a public official pursuant to any applicable abandoned property, escheat or similar Law, (l) any amount deposited or pre-paid with such Person by customers or other persons that is characterized as a long-term deposit in accordance with the Accounting Principles, (m) any Unpaid Income Taxes, (n) any COVID-19 Deferral Taxes, and (o) guarantees by such Person of any of the foregoing obligations of any other Person, in each case, calculated in a manner consistent with the Accounting Principles. For the avoidance of doubt, “Indebtedness” shall not include (i) any amounts reflected in Transaction Expenses, (ii) Pipeline Acquisition Costs, (iii) any amounts reflected in Net Working Capital, (iv) any undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (v) without duplication, those items set forth on Section 1.1(h) of the Company Disclosure Letter, (vi) accrued reconstruction reserves and/or (vii) in the case of Indebtedness of the Acquired Companies, any (A) intercompany Indebtedness between or among the Acquired Companies, (B) Indebtedness of the Sellers or any of their Affiliates for which the Acquired Companies shall not be responsible for payment or any other liability or obligation following the Closing and (C) any Indebtedness consisting of intercompany payable accounts owed to the Sellers or their Affiliates that will be cancelled in connection with the Closing.
“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and non-U.S.: (a) patents, patent applications and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof; (b) trademarks, service marks, trade dress, trade names, brand names, logos, symbols, business names, corporate names, assumed names, fictitious names, d/b/a’s, certification marks, collective marks, design rights and other indicia of origin or source of all registrations and applications for registration of all of the foregoing, including all extensions, modifications and renewals thereof, and, in each case, together with all of the goodwill associated therewith; (c) published and unpublished works of authorship, copyrights therein and thereto, software (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all registrations and applications for registration of all of the foregoing, including all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, proprietary information, inventions, discoveries and ideas, including research and development, methods, formulas, compositions, processes, techniques, procedures, codes, schematics, data, databases, designs, drawings, models, methodologies, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”); (e) internet domain name registrations and social media accounts and handles; (f) rights of publicity; and (g)  all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.
“Interim Operating Agreement” means that certain Interim Operating Agreement to be entered into at the Closing by and between the SHM Surviving Company (or one of its Subsidiaries) and Consent Gulf NewCo and Consent TRS NewCo in substantially the form attached hereto as Exhibit C.

“IRS” means the United States Internal Revenue Service.
“IT Systems” means computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes and internet websites and related content, owned by, operated by, leased by or licensed to the Acquired Companies in connection with their business.
“Knowledge” or “to the Knowledge” of any party means the actual knowledge of, (a) in the case the Companies, the individuals set forth on Section 1.1(d) of the Company Disclosure Letter, (b) in the case of the Sellers, the individuals set forth on Section 1.1(a) of the Seller Disclosure Letter and (c) in the case of Buyer, the individuals set forth on Section 1.1(a) of the Buyer Disclosure Letter.
“Law” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, ordinance, principle of common law, rule, or regulation in each case, enacted, promulgated, issued, enforced or entered by any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, license, covenant not to sue, charge, mortgage, deed of trust, security interest, option, encroachment, easement or other restriction of similar nature.
“Losses” means, with respect to any Person, all losses, claims, demands, suits, Actions, costs, interest, charges, expenses (including reasonable and documented attorneys’ and accountants’ fees), Taxes, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies against or affecting such Person.
“Material Adverse Effect” means, (a) with respect to the Companies, the occurrence of any change, event, condition, fact, circumstance, development or effect (an “Event”) that, individually or in the aggregate, has had or would reasonably be expected to result in a material adverse effect to the business, liabilities, results of operations or financial condition of the Acquired Companies, taken as a whole, except for any such Event directly or indirectly resulting from, attributable to or arising out of (i) any change or proposed change in Law, regulatory or Tax policies, accounting standards or principles (including GAAP), or any guidance relating thereto or enforcement policy thereof, or any interpretation of any of the foregoing, (ii) domestic or international economic, political, business, financial or securities market conditions (or changes in such conditions), including conditions in capital, financial, credit, currency, commodities, securities or banking markets (or changes in such conditions), changes in interest rates and any suspension of trading in securities, (iii) any Event generally affecting any of the industries or markets in which any Acquired Company operates or the economy as a whole, (iv) the announcement, compliance with or execution of this Agreement, or the pendency or consummation of the Transactions or the performance of this Agreement, including (A) the identity of Buyer or its Affiliates, (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, vendors, distributors or others having relationships with the Acquired Companies or (C) any other negative development in the Companies’ relationships with any of its landlords, customers, suppliers, vendors, lenders, distributors or others having relationships with the Companies (it being understood that this clause (iv) shall not apply with respect to any representation or warranty (or any condition related thereto) contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of, or the consummation of the Transactions and/or the performance of obligations under, this Agreement), (v) any actions taken or failure to take action, in each case, by Buyer or any of its Affiliates, or which Buyer has requested or approved in writing, or the taking of any action required or the failure to take any action expressly prohibited by this Agreement, (vi) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, cyberattacks, weather conditions (including natural disasters or natural occurrences beyond the control of the Companies), change in geopolitical conditions, epidemics, pandemics or other force majeure events (including any escalation or general worsening thereof), (vii) any failure to obtain any consents, approvals or waivers in connection with the Transactions (including the Delayed Consents), (viii) any failure of the Acquired Companies to meet any projections or forecasts (provided, that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), (ix) any departure of any officers, directors, employees or independent contractors of the Acquired Companies; except, in the case of clauses (i), (ii), (iii) and (vi), to the extent that any such change, event or effect has a disproportionate and adverse effect on the business of the Acquired Companies, taken as a whole, relative to other businesses in the industries in which the Acquired Companies operate, and (b) with respect to the Sellers, any Event that, individually or in the aggregate, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Sellers to consummate the Transactions.
“Net Working Capital” has the meaning set forth on Exhibit D. Net Working Capital shall be determined in accordance with the Accounting Principles, except that, for purposes of the Closing, shall exclude the aggregate Net Working Capital of the Delayed Consent Subsidiaries and for purposes of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, shall exclude the Net Working Capital of the Companies, the Acquired Companies and the other Delayed Consent Subsidiaries, and shall be calculated (a) for the Companies and any Acquired Companies (other than the Delayed Consent Subsidiaries) as of the Reference Time and (b) with respect to any Delayed Consent Subsidiary, as of the Delayed Consent Reference Time for such Delayed Consent Subsidiary.
“Off-the-Shelf Software” means any object code software that is commercially available to the public and licensed to any Acquired Companies under publicly available standard terms and conditions.
“Open Source Software” means any software that is licensed or distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General

Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses).
“Order” means any award, injunction, judgment, writ, stipulation, decree, order, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction with respect to any Acquired Company.
“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d) and (f) any amendment to or equivalent of any of the foregoing.
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned, in whole or in part, by any of the Acquired Companies.
“party” or “parties” means a party or the parties, respectively, to this Agreement, unless the context otherwise requires.
“Permits” means any material permits, licenses, authorizations, certificates, clearances, exemptions, registrations, franchises, consents and other approvals issued by any Governmental Entity, including licenses and other authorizations issued by the FCC, any Alcoholic Beverage Licenses and any marina operating permits, riparian rights, environmental permits, dredging permits, or other marina-specific regulatory approvals and authorizations issued by a Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet delinquent or, if delinquent, which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP to the extent required thereby; (b) mechanics’, carriers’, workers’, repairers’, materialmen’s and other similar Liens arising or incurred in the ordinary course of business for obligations that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP to the extent required thereby; (c) Liens with respect to Real Property consisting of (i) zoning, entitlement and building regulations (x) which are not violated by the current use or occupancy of such Real Property, (y) any violation of which was disclosed in zoning reports of the Real Property either furnished by the Companies or the Sellers to Buyer on or prior to the date hereof or (z) any violation of which would not reasonably be expected to materially and adversely affect, impair or interfere with the current use of any Real Property affected thereby, (ii) matters that (x) were disclosed on surveys of the Real Property either furnished by the Companies or the Sellers to Buyer or obtained by Buyer or (y) would be disclosed on a current survey or inspection of such Real Property, and (iii) all matters (x) disclosed on the applicable Schedule B as exceptions to the existing title insurance policies issued to the respective Acquired Companies for the Real Property to the extent delivered or otherwise made available to Buyer, or (y) disclosed as exceptions to title on the title commitments either furnished by the Companies or the Sellers to Buyer on or prior to the date hereof, in each case of clauses (i), (ii) and (iii) hereof, except as set forth on Section 1.1(k) of the Company Disclosure Letter; (d) the Tenant Leases and the Real Property Leases; (e) purchase money Liens and Liens securing rental payments under capital lease arrangements; (f) Liens arising under leases of property or equipment in favor of the owner thereof; (g) Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other types of social security, retirement and similar legislation; (h) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (j) Liens arising under or created by this Agreement or any of the Ancillary Documents; (k) Liens set forth on Section 1.1(e) of the Company Disclosure Letter, (l) any restrictions on transfer under securities Laws or under any Organizational Document of any Acquired Company or Sellers, (m) Liens referred to in the Financial Statements, (n) Liens securing obligations incurred, assumed or guaranteed by or on behalf of Buyer or any its Affiliates (including in connection with the Debt Financing), (o) Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money that, individually or in the aggregate, would not (i) have a Material Adverse Effect on the Companies (taken as a whole) or (ii) have a material adverse effect on the current use of the Real Properties by the Acquired Company, (p) Liens that will be discharged or released prior to or at the Closing, (q) statutory Liens creating a security interest in favor of landlords with respect to property of any Acquired Company for amounts not yet delinquent, and (r) with respect to any Leased Real Property, Liens affecting the fee interest not created by any Acquired Company and any Lien permitted under the applicable Real Property Lease.
“Person” means any individual, firm, corporation, general or limited partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, estate, association, organization, Governmental Entity or any other entity of any kind.
“Personal Data” means any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with or could reasonably be linked to, directly or indirectly, any identified or identifiable individual or household, and any information covered by definitions of “personal data,” “personally identifiable information,” “personal information,” or any equivalent terms under any Laws.
“Pipeline Acquisition Costs” means, with respect to Pipeline Acquisitions, an amount equal to the sum of (a) the purchase price paid or payable by the applicable Acquired Company or the Sellers with respect to each such acquisition, including all obligations to pay the deferred or unpaid purchase price of such acquisition (including earn-outs at the amount accrued in accordance with GAAP), post-Closing price adjustments and seller notes payable with respect to such acquisition (at the amounts accrued in accordance with GAAP), but in each case, only to the extent actually paid by the Acquired Company or the Sellers after the date hereof and prior to

Closing and provided that the consummation of such Pipeline Acquisition was approved by Buyer in writing and (b) all fees and expenses (including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors or accountants) reasonably incurred and actually paid by any Acquired Company or the Sellers after the date hereof and prior to the Closing in connection with the negotiation, documentation and consummation of each Pipeline Acquisition approved by Buyer in writing after the date hereof (whether or not such acquisition is consummated).
“Pipeline Acquisitions” means the acquisitions set forth on Section 1.1(f) of the Company Disclosure Letter.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pro Rata Portion” means, with respect to each Seller, the percentage set forth for such Seller as set forth in Section 2.1(a) of the Company Disclosure Letter.
“Process,” “Processed,” or “Processing” means any operation or set of operations performed, whether by manual or automated means, on Personal Data or on sets of Personal Data, including the collection, use, sale, storage, transfer, disclosure, analysis, deletion or modification thereof.
“Proportionate Target Net Working Capital” means, with respect to any Delayed Consent Subsidiary, the portion of the Target Net Working Capital allocated to such Delayed Consent Subsidiary, as set forth on Section 1.1(c)(iii) of the Company Disclosure Letter.
“Puerto Rican Relevant Entities” means (i) each of Marina PDR Hospitality, LLC, Marina PDR Operations, LLC, PDR Acquisition, LLC, SHM Puerto Del Rey, LLC, SHM SJ, LLC, SHM Puerto Del Rey TRS, LLC, and SHM SJ TRS, LLC, and (ii) any other Acquired Company with operations or nexus in Puerto Rico such that such Acquired Company (or its direct or indirect owners) could be required to file Tax Returns in respect of Income Taxes in Puerto Rico, as reasonably determined by Buyer.
“Purchase Price” means an amount, as finally determined pursuant to Section 2.9, equal to (i) the Base Purchase Price; plus (ii) the amount, if any, by which the Net Working Capital exceeds the Closing Target Net Working Capital; plus (iii) the Cash Amount; plus (iv) the Pipeline Acquisition Costs (if any); minus (v) the amount, if any, by which the Net Working Capital is less than the Closing Target Net Working Capital; minus (vi) the amount of Closing Indebtedness; minus (vii) the Transaction Expenses; plus (viii) the CapEx Adjustment.
“REIT” means a “real estate investment trust” within the meaning of Section 856 et seq. of the Code.
“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy, issued by Euclid Transactional, LLC to Buyer on or about the date hereof in substantially the form hereto as Exhibit E.

“Real Property” means Leased Real Property and Owned Real Property.
“Reference Time” means 11:59 p.m. Central Time on the day immediately prior to the Closing Date.
“Related Claims” means all claims or causes of action (whether in contract or tort, in Law or in equity or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Ancillary Documents and any other document or instrument delivered pursuant to this Agreement or the Ancillary Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Ancillary Documents or otherwise arising from the Transactions or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Ancillary Documents).
“Release” means any spill, emission, leak, injection, deposit, disposal, discharge, dissemination, or dispersal into the atmosphere, soil, land, surface water, groundwater or property.
“Representatives” means, as to any Person, such Person’s Affiliates and its and their respective directors, managers, officers, employees, agents, advisors, financial advisors, counsel, accountants, consultants, representatives, equityholders, partners, members or other controlling Persons, and any authorized agents, advisors or representatives of such Person. For the avoidance of doubt, after the Closing, Representatives of the Acquired Companies (including the Surviving Companies) shall be Representatives of Buyer.
“Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Entity of, located in, resident in or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by or otherwise acting on behalf of any of the foregoing.
“Sanctions” means trade, economic and financial sanctions Laws, including those administered, enacted or enforced by (a) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.
“Seller Disclosure Letter” means the disclosure letter delivered by the Sellers in connection with this Agreement.
“SHM Operating Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of SHM, dated as of October 30, 2020, entered into by SCOLP.
“SHM Surviving Company” means SHM following the Closing.

“SHM TRS Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of SHM TRS, dated as of October 30, 2020, entered into by SHS.
“SHM TRS Surviving Company” means SHM TRS following the Closing.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the equity interests, the holders of which are (a) generally entitled to vote for the election of the board of managers or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.
“Surviving Companies” means the SHM Surviving Company and the SHM TRS Surviving Company.
“Target Net Working Capital” means $(14,320,285) (which, for the avoidance of doubt, is negative $14,320,285).
“Tax” or “Taxes” means (a) all federal, state, county, local, municipal, foreign and other taxes, assessments, customs, duties or similar charges of any kind whatsoever, including all corporate, franchise, income, sales, use, ad valorem, property, escheat, unclaimed property, receipts (including gross receipts), value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, including for the avoidance of doubt employee’s and employer’s national insurance contributions in the United Kingdom; and (b) any deficiency, interest, penalty, fine and addition imposed with respect to such amounts (including any amounts resulting from the failure to file any Tax Return).
“Tax Protection Agreements” means (i) that certain Tax Protection Agreement, dated as of October 30, 2020, by and among, inter alia, Topco, SCOLP and SHM, and (ii) that certain Tax Protection Agreement, dated as of March 23, 2023, by and among, inter alia, Topco and SCOLP, in each case, as the same may be amended, restated, replaced, supplemented, modified or waived from time to time.
“Tax Returns” means any return (including any information return), report, schedule or other document, including any amendments, schedules, supplements and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax.
“Title Company” means First American Title Insurance Company.

“Transaction Expenses” means, without duplication, the aggregate amount, which remains unpaid as of immediately prior to the Closing or, in the case of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, the consummation of the transfer of such Delayed Consent Equity Interests pursuant to the applicable Delayed Consent Subsidiary Purchase Agreement, of (except that, for purposes of the Closing, “Transaction Expenses” of the Acquired Companies shall exclude the aggregate unpaid Transaction Expenses of the Delayed Consent Subsidiaries and, for purposes of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, “Transaction Expenses” of the Delayed Consent Subsidiaries shall exclude the aggregate unpaid Transaction Expenses of the Acquired Companies and the other Delayed Consent Subsidiaries): (a) all of the fees, expenses, costs, disbursements and other similar amounts payable by any Acquired Company or Delayed Consent Subsidiary to bankers, attorneys, financial advisors, accountants, agents and other Representatives and advisors engaged by or on behalf of any Acquired Company or the Consent NewCos in connection with the negotiation, documentation and consummation of the Transactions (including, for the avoidance of doubt, the Restructuring) or any process undertaken by or on behalf of the Sellers, the Acquired Companies or their Subsidiaries in connection with the proposed sale of all or a portion of the equity or assets of the Acquired Companies; (b) except as otherwise set forth herein, any and all fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of any Acquired Company or Delayed Consent Subsidiary in connection with the negotiation, documentation and consummation of the Transactions or any process undertaken by or on behalf of the Sellers, the Acquired Companies or their Subsidiaries in connection with the proposed sale of all or a portion of the equity or assets of the Acquired Companies; (c) any transaction, severance, retention, change of control or other similar bonuses or payments paid or required to be paid by the Acquired Companies or any Delayed Consent Subsidiary to any current or former Employee, officer, director, consultant or other service provider of the Acquired Companies or any Delayed Consent Subsidiary solely as a result of the consummation of the Transactions and pursuant to arrangements established by the Acquired Companies or applicable Delayed Consent Subsidiary prior to the Closing or, in the case of the transfer of the Delayed Consent Equity Interests of a Delayed Consent Subsidiary, the consummation of the transfer of such Delayed Consent Equity Interests pursuant to the applicable Delayed Consent Subsidiary Purchase Agreement, (which payments shall exclude, for the avoidance of doubt, any amounts payable based on continued service or upon any termination of employment, in each case, following or, to the extent requested or directed by Buyer, on the Closing Date); (d) the employer portion of any payroll, social security, unemployment or other employment Taxes or national insurance contributions (gross of any PAYE or required withholdings under applicable Law) imposed in connection with the foregoing clause (c); (e) without duplication, such portion of costs and expenses contemplated by Section 2.7(b) or Section 6.4 of this Agreement to be borne by Sellers, including, without limitation, with respect to the Restructuring, the consents contemplated by Section 6.4 and the Delayed Consents; and (f) 50% of the costs and expenses of the D&O Insurance; provided, however, that in no event shall Transaction Expenses include any amounts included in Net Working Capital, Closing Indebtedness or the Pipeline Acquisition Costs; provided, further, however that Transaction Expenses shall include any irrecoverable value added Tax.

“Transfer Taxes” means all transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement, the Delayed Consent Subsidiary Purchase Agreements, the Ancillary Documents and the Transactions. For the avoidance of doubt and notwithstanding anything to the contrary, “Transfer Taxes” do not include Income Taxes.
“Treasury Regulations” means the regulations promulgated or issued by the United States Department of the Treasury under the Code.
“Unpaid Income Taxes” means, with respect to an Acquired Company, an amount (which shall never be less than zero dollars ($0) in any jurisdiction or for any taxable period) equal to the sum of the aggregate amount of any unpaid Income Taxes of such Acquired Company in any Pre-Closing Tax Period, determined (a) based on the past practice of such Acquired Company solely to the extent such past practices are supportable at a “more likely than not” (or higher) level of confidence (as determined by the applicable Tax Return preparer), (b) by including in the taxable income of such Acquired Company for the taxable year (or portion thereof) ending on the Closing Date any deferred revenue or prepaid amounts of such Acquired Company as of the Closing Date that would not otherwise be included in taxable income of its applicable Seller for any Pre-Closing Tax Period, (c) by taking into account any overpayment or credit of Taxes (including estimated Taxes) solely to the extent such overpayment, credit or estimated Taxes may be credited against and reduce a particular liability for Income Taxes in a particular jurisdiction and taxable period, (d) in the case of a Straddle Period, in accordance with Section 8.4(f), (e) by including the amount of unpaid Income Taxes that would result from income that would be required to be included in the income of the Sellers and their Affiliates were the taxable year of such Acquired Company, if it is a “controlled foreign corporation” (within the meaning of Section 957 of the Code), to end at the end of the day on the Closing Date and (f) by excluding the following items: (i) any loss, credit or other Tax attribute of the Acquired Companies arising in any Tax period (or portion thereof) commencing after the Closing Date or (ii) any loss, credit or other Tax attribute of Buyer or its Affiliates (other than the Acquired Companies) for any Tax period (for the avoidance of doubt, including, in each case, any such loss, credit, or attribute described in clause (i) and (ii) above that is actually used to offset or reduce the Taxes included in Unpaid Income Taxes).
“U.S.” or “United States” means the United States of America.
“WARN Act” means the Worker Adjustment and Retraining Notification Act.
“Willful Breach” means with respect to any party, a material breach of this Agreement by such party that is a consequence of an act or omission undertaken or caused by the breaching party intentionally and with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Article IITHE TRANSACTIONS
Section 2.1Purchase and Sale of Gulf Equity Interests; Purchase Price.
(a)At the Closing, the Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Gulf Equity Interests, free and clear of all Liens (other than any restrictions on transfer under generally applicable securities Laws or under any Organizational Document of the Companies) in exchange for their respective Pro Rata Portion of the Purchase Price payable pursuant to the terms of this Agreement.
(b)The aggregate purchase price for the Gulf Equity Interests shall be an amount in cash equal to the sum of (i) the Base Purchase Price, plus (ii) the amount, if any, by which the Estimated Net Working Capital exceeds the Closing Target Net Working Capital, minus (iii) the amount, if any, by which the Estimated Net Working Capital is less than the Closing Target Net Working Capital, minus (iv) the aggregate amount of the Attributable Subsidiary Values of the Delayed Consent Subsidiaries as provided on Section 1.1(a) of the Company Disclosure Letter minus (v) the Estimated Closing Indebtedness, plus (vi) the Estimated Cash Amount, minus (vii) the Estimated Transaction Expenses, plus (viii) the Estimated Pipeline Acquisition Costs (if any), plus (ix) the Estimated CapEx Adjustment (the sum of the amounts described in the immediately preceding clauses (i) through (ix), without duplication in any such clause of any amount taken into account in any other such clause, the “Estimated Purchase Price”).
Section 2.2Closing. Unless this Agreement shall have been validly terminated in accordance with Article X, the closing of the Transactions (other than the transfers of Delayed Consent Equity Interests, as applicable) shall take place by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Suite 100, Los Angeles, CA 90071 (in either case, the “Closing”), on the date that is the tenth (10th) Business Day after the date on which all conditions set forth in Article IX (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party entitled to the benefit of the same, at 9:00 a.m., Central Time, or at such other place, date and time as the parties shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, however, that the Closing may occur remotely by email or other manner as may be mutually agreed upon by the parties.
Section 2.3Estimated Closing Statement. Not less than five (5) Business Days prior to the Closing, the Sellers shall deliver to Buyer a certificate, executed by an executive officer of each Seller (the “Estimated Closing Statement”) setting forth in reasonable detail the following, in each case prepared in accordance with the definitions set forth in this Agreement and together with reasonable supporting documentation (including, in respect of any Transaction Expenses, to the extent practicable, invoices and wiring instructions for the payment of such Transaction Expenses):
(a)its good faith calculations of the estimated Net Working Capital (“Estimated Net Working Capital”), the estimated Closing Indebtedness (“Estimated Closing Indebtedness”), the estimated Transaction Expenses (“Estimated Transaction Expenses”), the estimated Pipeline Acquisition Costs (“Estimated Pipeline Acquisition Costs”), the estimated Cash Amount (“Estimated Cash Amount”), the estimated CapEx Adjustment (the “Estimated CapEx Adjustment”) and the aggregate Attributable Subsidiary Values of the Delayed Consent Subsidiaries as provided on Section 1.1(a) of the Company Disclosure Letter and the resulting calculation of the Estimated Purchase Price; and
(b)the Closing Target Net Working Capital.

Section 2.4Closing Payments. At the Closing, (i) Buyer shall pay, or cause to be paid, the Sellers their respective Pro Rata Portion of the Estimated Purchase Price and (ii) Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, the Estimated Transaction Expenses reflected in the Estimated Closing Statement to the obligees thereof, in each case of clauses (i) and (ii), by wire transfer of immediately available funds to the accounts designated by the Sellers.
Section 2.5Closing Deliveries.
(a)Deliveries to Buyer. At or prior to the Closing, the Sellers and the Companies shall deliver, or cause to be delivered, to Buyer the following:
(i)a copy of the certificate of incorporation, certificate of formation or certificate of limited partnership of each Acquired Company;
(ii)a copy of the resolution or written consent of the general partner of each of the Companies authorizing the execution and delivery of this Agreement and performance by such Company of the Transactions;
(iii)a copy of the Interim Operating Agreement duly executed by Consent Gulf NewCo and Consent TRS NewCo;
(iv)a properly completed and duly executed IRS Form W-9 of each of the Sellers certifying, among other matters, that each of the Sellers is exempt from U.S. federal backup withholding Tax;
(v)the Company Closing Certificates;
(vi)an owner’s affidavit in the form attached hereto as Exhibit F by the Acquired Companies and a non-imputation affidavit in the form attached hereto as Exhibit G from SHM and Consent NewCo; and
(vii)transfer tax statements and forms and other similar Tax disclosure forms required to be delivered in each jurisdiction where Real Property (other than the Delayed Consent Properties) is located, if any, in connection with the consummation of the Transactions, together with any change of ownership statements required under legal requirements and any applicable withholding tax affidavits or certificates to the extent required under Laws.
(b)Deliveries to the Sellers and the Companies. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers and the Companies the following:
(i)a copy of the Interim Operating Agreement duly executed by SHM Management, LLC (or its applicable Affiliates); and
(ii)the Buyer Closing Certificate.
Section 2.6Purchase Price Allocation.
(a)Not less than seven (7) days prior to the Closing, the Sellers shall deliver to Buyer a schedule allocating the applicable portion of the Purchase Price attributable to each Real Property owned by the Acquired Companies (other than, for the avoidance of doubt, Dockspot UK Limited) and, with respect to each such Real Property, to the aggregate real property attributable to such Real Property, in each case, to the extent that Transfer Tax is due and payable at Closing with respect to such Real Property (the “Transfer Tax Purchase Price Allocation”) for Buyer’s review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed). Following the parties’ agreement, the Transfer Tax Purchase Price Allocation shall be binding on the parties for purposes of filing Tax Returns related to Transfer Tax pursuant to Section 8.4(a). Unless otherwise agreed by the parties, the Transfer Tax Purchase Price Allocation between the Sellers shall be consistent with the Sellers’ Pro Rata Portions.
(b)The parties agree that the Purchase Price (including all other amounts treated as consideration for U.S. federal income tax purposes) (the “Tax Purchase Price”) shall be allocated among the assets of each Acquired Company, other than the Delayed Consent Subsidiaries, and the equity interests of Dockspot UK Limited (unless it is a Delayed Consent Subsidiary) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate) (the “Purchase Price Allocation”). Unless otherwise agreed by the parties, the Purchase Price Allocation between the Sellers shall be consistent with the Sellers’ Pro Rata Portions. For the avoidance of doubt, for U.K. tax purposes, no amount is being paid or allocated to the direct owner of the equity interests of Dockspot UK Limited in respect of such equity interests. Within sixty (60) days after the determination of the post-Closing adjustments to the Purchase Price pursuant to Section 2.9, the Sellers shall deliver a copy of the Purchase Price Allocation to Buyer. Buyer shall, within thirty (30) days after receipt of the Purchase Price Allocation from the Sellers, notify the Sellers if Buyer disagrees with such allocation, and if Buyer does not so notify the Sellers within such thirty (30) day period, the Purchase Price Allocation shall be final and binding on the parties. If Buyer disagrees with such Purchase Price Allocation, Buyer and the Sellers shall make a good faith effort to resolve the dispute. If Buyer and the Sellers have been unable to resolve their differences within thirty (30) days after the Sellers have been notified of Buyer’s disagreement with the Purchase Price Allocation, then the dispute shall be resolved by the Accountants in accordance with the methodology described in Section 2.9, mutatis mutandis (provided, solely for purposes of this Section 2.6(b), the costs and expenses of the Accountants shall be paid 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand).
(c)Buyer and the Sellers agree that no party will take a position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price Allocation (or Transfer Tax Purchase Price Allocation) except pursuant to a final determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law); provided, however, that nothing contained herein shall prevent the parties from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Purchase Price Allocation (or Transfer Tax Purchase Price Allocation), and no party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the Purchase Price Allocation (or the Transfer Tax Purchase Price Allocation).
(d)In the event of any adjustment to the Tax Purchase Price, the parties shall revise the Purchase Price Allocation to account for such adjustments consistent with the requirements of Section 1060 of the Code and the provisions of this Section 2.6.
Section 2.7Pre-Closing Restructuring; Delayed Consents.
(a)On a date that is at least five (5) Business Days prior to the Closing, the Companies shall deliver to Buyer a schedule that sets forth each Delayed Consent and, with respect to each such Delayed Consent, (i) the applicable Delayed Consent Property Document, (ii) the name of the applicable Delayed Consent Property Subsidiary and corresponding Delayed Consent TRS Subsidiary, (iii) the applicable Delayed Consent Property and (iv) the Attributable

Subsidiary Value for each such Delayed Consent Subsidiary (as set forth in Section 1.1(a) of the Company Disclosure Letter) (such schedule, the “Delayed Consent Schedule”). Following delivery of the Delayed Consent Schedule and on the Closing Date but prior to the Closing, the Sellers, the Consent NewCos, the Companies and the Delayed Consent Subsidiaries will consummate a restructuring (“Restructuring”) pursuant to which (1) the Delayed Consent Property Equity Interests will be transferred and assigned by SHM to Consent Gulf NewCo, which is a wholly owned Subsidiary of SCOLP and (2) the Delayed Consent TRS Equity Interests will be transferred and assigned by SHM TRS to Consent TRS NewCo, which is a wholly owned Subsidiary of SHS. SHM shall, at least five (5) days prior to executing any document effecting such Restructuring (the “Restructuring Documents”), provide Buyer with drafts of such Restructuring Documents and shall consider in good faith any comments of Buyer timely delivered to the Sellers in respect of such Restructuring Documents effecting the Restructuring; provided, that in the event any Restructuring Document would or would reasonably be expected to result in any material liability to any Delayed Consent Subsidiary or any Surviving Company, Sellers, SHM and the Consent NewCos shall not enter into, execute or deliver such Restructuring Document without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
(b)With respect to each Delayed Consent, from and after the Closing through the earlier of (i) the applicable Delayed Consent Approval Date and (ii) the Delayed Consent Deadline, each of the Sellers, the Consent NewCos, the Surviving Companies, the Delayed Consent Subsidiaries and Buyer shall (A) use their respective reasonable best efforts to obtain such Delayed Consent as quickly as possible, (B) cooperate with the other parties in executing any additional instruments reasonably requested by another party necessary to obtain such Delayed Consent (subject in all respects to the terms of this Section 2.7(b)), (C) provide such information or documentation as may be requested by the lessor of the Delayed Consent Property in connection with considering the request for consent and (D) keep the other parties reasonably apprised of the status of any negotiations with the lessor of the Delayed Consent Properties and provide the other parties with the opportunity to participate in any meetings or discussions with such lessor of any Delayed Consent Property. The request for each Delayed Consent shall be in substantially the forms attached hereto as Exhibit H for the respective Delayed Consent Property or, if any material changes are requested by Consent Gulf NewCo, on the one hand, or the SHM Surviving Company or Buyer, on the other hand, with such changes as are consented to (such consent not to be unreasonably withheld, conditioned or delayed) by Buyer or Consent Gulf NewCo, respectively; provided, that, (1) to the extent an Acquired Company received a consent or is deemed to have received a consent pursuant to a Delayed Consent Property Document in connection with the acquisition of the applicable Delayed Consent Property by the Acquired Company (an “Acquired Company Acquisition Consent”) or (2) to the extent an Acquired Company received a consent or is deemed to have received a consent pursuant to a Delayed Consent Property Document in connection with the prior acquisition of SHM by SCOLP (a “SCOLP Acquisition Consent”) the request for such Delayed Consent may be in substantially the same form as either the Acquired Company Acquisition Consent or the SCOLP Acquisition Consent, as applicable, in each case subject to Buyer’s prior written consent to the form of such Acquired Company Acquisition Consent or SCOLP Acquisition Consent, in each case not to be unreasonably withheld, conditioned or delayed. Any reasonable costs and expenses paid to third parties by or on behalf of the Surviving Companies or the Delayed Consent Subsidiaries in connection with obtaining the Delayed Consents shall be borne 50% by the Sellers and 50% by Buyer (for the avoidance of doubt, such costs and expenses shall not include Capital Expenditures); provided, however, that (1) in no event shall any Seller, Consent Gulf NewCo, Delayed Consent Subsidiary or their respective Affiliates be required to make any payments to a third Person in connection with obtaining any such Delayed Consent (except with respect to payment of any fees, payments, costs and expenses expressly provided for in the applicable Real Property Lease and/or Recorded Document, which shall be promptly paid 50% by the Sellers and 50% by Buyer (for the avoidance of doubt, such fees, payments, costs and expenses shall not include Capital Expenditures)) without the prior written consent of such parties (such consent not to be unreasonably withheld, conditioned or delayed), (2) neither any Seller, Consent Gulf NewCo, Delayed Consent Subsidiary, Surviving Company or Buyer shall agree to financial concessions to obtain a Delayed Consent (except as contemplated by the parenthetical in clause (1) above) without the prior written consent of such parties (such consent not to be unreasonably withheld, conditioned or delayed) and (3) neither any Seller, Consent Gulf NewCo, Delayed Consent Subsidiary, Surviving Company or Buyer shall agree to any financial or non-financial changes or amendments to a Delayed Consent Property Document without the prior written consent of such parties, such consent not to be unreasonably withheld, conditioned or delayed.
(c)During the period from the Closing until the earlier of (i) the transfer of the Delayed Consent Equity Interests in accordance with Section 2.7(d) and (ii) the termination of the Interim Operating Agreement in accordance with its terms, (x) Consent Gulf NewCo and the SHM Surviving Company shall use commercially reasonable efforts to continue to operate the Delayed Consent Property in the ordinary course of business consistent with past practices pursuant to the terms and conditions of the Interim Operating Agreement and shall use commercially reasonable efforts to maintain all required marine operating permits, licenses, and authorizations in full force and effect and in compliance with all applicable laws, rules and regulations, and (y) Consent Gulf NewCo and the Sellers shall continue to make capital expenditures in accordance with the Capital Expenditure Plan in respect of such Delayed Consent Properties. The SHM Surviving Company (or one of its Affiliates) shall collect all revenues, pay all expenses and remit all income associated with the operation of such Delayed Consent Property in accordance with the terms of the Interim Operating Agreement. Without limiting the foregoing, during the period from the Closing until the earlier of (A) the transfer of the Delayed Consent Equity Interests in accordance with Section 2.7(d) and (B) the Delayed Consent Deadline, the Sellers, Consent Gulf NewCo and Consent TRS NewCo, as applicable, shall not, and where applicable shall cause each Delayed Consent Subsidiary not to, except (1) as contemplated or required by the Interim Operating Agreement or this Agreement or by applicable Laws, (2) as required to maintain Topco’s qualification as a REIT, provided (i) such action or omission is narrowly tailored to have the smallest adverse effect on Buyer as is reasonably practicable, (ii) the Sellers use commercially reasonable efforts to give Buyer prior written notice at least fifteen (15) days in advance of taking or failing to take such contemplated action, (iii) the Sellers shall consult in good faith with Buyer prior to taking or failing to take such contemplated action and shall consider in good faith any potential alternatives, and (iv) this clause (2) shall not apply with respect to the covenants set forth in clauses (i), (iv), (v), (vi), (vii), (ix), (xi), (xvi), (xvii) or so much of (xviii) as relates to clauses (i), (iv), (v), (vi), (vii), (ix), (xi), (xvi) and (xvii) or (3) as Buyer otherwise consents to in writing (such consent not to be unreasonably conditioned, withheld or delayed):
(i)sell, lease, transfer, assign or otherwise dispose of (A) any material personal property of a Delayed Consent Subsidiary, other than in the ordinary course of business consistent with past practice or pursuant to Permitted Liens or (B) any Real Property, except the leasing of Real Property to third parties and entry into boat slip agreements and/or boat storage agreements in the ordinary course of business consistent with past practice; provided, however, that at no incremental cost or liability to Buyer, the Sellers may transfer, or cause to be transferred, the personal property of any Delayed Consent Subsidiary to an entity treated as a taxable REIT subsidiary of Topco if such taxable REIT subsidiary assumes the obligations of the Sellers hereunder to transfer such personal property to the Buyer as part of the transfer of the Delayed Consent Equity Interests of such Delayed Consent Subsidiary;
(ii)(A) sell, assign or transfer all or any portion of any Intellectual Property of a Delayed Consent Subsidiary, (B) grant any licenses of Intellectual Property of a Delayed Consent Subsidiary, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, (C) abandon or cease to prosecute or maintain any Intellectual Property that is material to the conduct of the business of a Delayed Consent Subsidiary or (D) disclose or authorize the disclosure of any Trade Secrets owned or possessed by a Delayed Consent Subsidiary to any Person that is not subject to a legally binding confidentiality obligation with respect thereto;
(iii)permit a Delayed Consent Subsidiary to incur or guaranty any Indebtedness, other than Indebtedness of the type described in clause (a) through (c) of the definition thereof not in excess of $50,000 in the aggregate;
(iv)make or authorize any material change in any Organizational Document of any Delayed Consent Subsidiary;
(v)issue, sell or otherwise dispose of any of Equity Securities of any Delayed Consent Subsidiary, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of Equity Securities of any Delayed Consent Subsidiary, other than such transfers of the Delayed Consent Equity Interests in accordance with Section 2.7(d); provided, however, that at no incremental cost or liability to Buyer the Sellers may transfer the Equity Securities of any Delayed Consent Subsidiary to an entity treated as a taxable REIT subsidiary of Topco if such taxable REIT subsidiary assumes the obligations of the Sellers hereunder with respect to such Delayed Consent Subsidiary;
(vi)take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any Delayed Consent Subsidiary to cease to be treated as a disregarded entity (or, in the case of Dockspot UK Limited, a corporation) for federal income tax purposes;
(vii)permit any Delayed Consent Subsidiary to enter into any new line of business or abandon or discontinue any existing line of business;
(viii)(A) request an income Tax ruling; (B) make, change or revoke any method of income Tax accounting or method of reporting income or deductions for Tax or accounting purposes; (C) make, change or rescind any Income Tax or other material Tax election; (D) amend any Income Tax or other material Tax Return; (E) settle, abandon or compromise any Income Tax or other material Tax liability audit, claim or assessment; (F) enter into any closing agreement related to Income Taxes or other material Taxes; (G) waive or extend the statute of limitations in respect of any Income Taxes or other material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (H) knowingly surrender any right to claim any Income Tax or other material Tax refund; or (I) enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, Tax protection agreement or any closing agreement relating to Taxes (in each case, other than a Commercial Tax Agreement), in each case, with respect to or obligating any Delayed Consent Subsidiary;
(ix)adopt any plan of merger, consolidation, reorganization, liquidation or dissolution for either of the Consent NewCos or Delayed Consent Subsidiary, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law for either of the Consent NewCos or Delayed Consent Subsidiary or consent to the filing of any bankruptcy petition under any similar Law for any Delayed Consent Subsidiary;
(x)permit any Delayed Consent Subsidiary to make any loans or advances of money or other property to any Person with an individual principal amount in excess of $50,000;

(xi)permit any Delayed Consent Subsidiary to (i) deliver, negotiate or enter into any indication of interest, letter of intent or similar agreement or arrangement in respect of (including the payment of any deposit in connection therewith or any amendment, restatement, replacement, supplement, extension or other modification thereof) or (ii) consummate, in each case, any acquisition (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any properties or assets that are, or would be, material to such Delayed Consent Subsidiary, other than any slip acquisitions in the ordinary course of business and for consideration not in excess of $200,000;
(xii)permit any Delayed Consent Subsidiary to change any of its accounting methods, practices, principles or procedures (except as required by Law or GAAP);
(xiii)except as may be required by applicable Law or in accordance with any operating budget prepared by the Surviving Companies pursuant to the Interim Operating Agreement or the terms of a Company Plan as in effect on the date hereof, (i) make any material increase in the base cash compensation of any Employees of a Delayed Consent Subsidiary whose annual base salary exceeds $200,000, (ii) grant or increase any change-in-control, severance or termination pay to any Employee of a Delayed Consent Subsidiary or (iii) permit any Delayed Consent Subsidiary to adopt any Company Plan or modify any Company Plan in any material respect (for clarity, excluding offer of employment letters entered into in the ordinary course of business that do not provide for severance or change in control payments or benefits);
(xiv)except for capital expenditures that are contemplated by the Capital Expenditure Plan, any operating budget prepared by the Surviving Companies pursuant to the Interim Operating Agreement, or any Emergency Expenditures (as defined in the Interim Operating Agreement) undertaken in accordance with Section 2.01 of the Interim Operating Agreement, permit any Delayed Consent Subsidiary to authorize, or make any commitment with respect to, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;
(xv)settle, pay, discharge, satisfy or compromise any pending or threatened Action involving any Delayed Consent Subsidiary, other than with respect to claims solely seeking monetary damages that are reasonably expected to be covered by insurance or in an amount not to exceed $200,000 per claim and $400,000 in the aggregate;
(xvi)(i) initiate or consent to any material zoning reclassification of any Real Property of any Delayed Consent Subsidiary except in the ordinary course of business consistent with past practice or (ii) enter into or approve any approved site plan (including any potential expansions of any site), special use permit, planned unit development approval, waterfront development permit, riparian rights, coastal zone management approval or other land use entitlement affecting any Real Property of any Delayed Consent Subsidiary except (A) in the ordinary course of business consistent with past practice and/or (B) as set forth on Section 2.7(c)(xvi) of the Company Disclosure Letter;
(xvii)terminate, cancel, materially amend, modify, accelerate obligations or grant a waiver of any material rights or obligations under, abandon or intentionally allow to let lapse (other than an expiration pursuant to its terms), any Real Property Lease, material Permit (including any marina operating permits, or other material water-related permits) in respect of any Delayed Consent Subsidiary, in each case other than in the ordinary course of business consistent with past practice or pursuant to Section 2.7(b); or

(xviii)legally obligate itself to do any of the actions described in the foregoing clauses (i) through (xvii).
Notwithstanding the foregoing restrictions, in no event shall the Sellers, Consent SHM NewCo or Consent TRS NewCo be deemed to have breached this Section 2.7(c) as a result of any of the foregoing actions listed in this Section 2.7(c) to the extent taken by SHM Surviving Company (or its Subsidiaries) in its capacity as the Manager under the Interim Operating Agreement without the affirmative instruction or consent of the Sellers.
(d)If a Delayed Consent is received prior to the Delayed Consent Deadline, then within ten (10) Business Days after the final determination of the amount payable by Buyer with respect to a Delayed Consent Subsidiary in accordance with Section 2.8 (or such other date as may be mutually agreed in accordance with Section 2.7(f)) (such date, the applicable “Delayed Consent Closing Date”), (i) the Consent NewCos shall deliver a certificate, dated as of the date of the Delayed Consent Subsidiary Purchase Agreement, executed by a duly authorized officer of the Sellers in their capacity as such, to the effect that, with respect to each such Delayed Consent Subsidiary (A) each of the representations and warranties of the Sellers set forth in Article III and Article IV (other than the Seller Fundamental Representations), respectively, to the extent such representations and warranties relate to such Delayed Consent Property, Delayed Consent Subsidiary, Delayed Consent Equity Interests (or the transfer thereof on the applicable Delayed Consent Closing Date) or the business of a Delayed Consent Subsidiary, shall be true, correct and complete at and as of the date of the consummation of the transfer of the applicable Delayed Consent Equity Interests pursuant to this Section 2.7 (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date), without giving effect to any materiality, “Material Adverse Effect” or similar qualifier, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions and except where the failure of such representations and warranties to be so true, correct and complete has not had a Material Adverse Effect, (B) each of the Seller Fundamental Representations, to the extent such representations and warranties relate to such Delayed Consent Property, Delayed Consent Subsidiary, Delayed Consent Equity Interests (or the transfer thereof on the applicable Delayed Consent Closing Date) or the business of a Delayed Consent Subsidiary, shall be true, correct and complete at and as of the date of the consummation of the transfer of the applicable Delayed Consent Equity Interests pursuant to this Section 2.7 in all respects (except for any de minimis inaccuracies) (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date) without giving effect to any materiality, “Material Adverse Effect” or similar qualifier and (C) each of the Sellers, the Consent NewCos and the applicable Delayed Consent Subsidiaries shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the date of the consummation of the transfer of the applicable Delayed Consent Equity Interests pursuant to this Section 2.7 and (ii) Buyer, Consent Gulf NewCo, Consent TRS NewCo and the Surviving Companies shall deliver (or cause to be delivered) to each other a duly executed copy of the applicable Delayed Consent Subsidiary Purchase Agreement providing for the transfer of the Delayed Consent Equity Interests of the applicable Delayed Consent Property Subsidiary and the corresponding Delayed Consent TRS Subsidiary (as set forth in Section 1.1(c)(i) of the Company Disclosure Letter) to the Surviving Companies, and each of Buyer, Consent Gulf NewCo, Consent TRS NewCo and the Surviving Companies shall cooperate with each other in executing (or causing to be executed) such other documentation as may be required to consummate each such transfer of Delayed Consent Equity Interests, free and clear of all Liens (other than any restrictions on transfer under generally applicable securities Laws or under any Organizational Document of any Delayed Consent Subsidiary). Concurrently with the execution and delivery of each Delayed Consent Subsidiary

Purchase Agreement, Buyer shall pay, or cause to be paid to the Sellers by wire transfer of immediately available funds to the accounts designated in writing to Buyer, an amount that is equal to (i) the Attributable Subsidiary Value for the applicable Delayed Consent Subsidiaries; plus (ii) the Cash Amount for the applicable Delayed Consent Subsidiaries; plus (iii) the amount, if any, by which the Net Working Capital of the applicable Delayed Consent Subsidiaries exceeds the Proportionate Target Net Working Capital for such Delayed Consent Subsidiaries; minus (iv) the amount, if any, by which the Net Working Capital of the applicable Delayed Consent Subsidiaries is less than the Proportionate Target Net Working Capital for such Delayed Consent Subsidiaries; minus (v) the amount of Closing Indebtedness of the applicable Delayed Consent Subsidiaries; minus (vi) the amount of the Transaction Expenses of the applicable Delayed Consent Subsidiaries; plus (vii) the CapEx Adjustment in respect of the applicable Delayed Consent Subsidiaries (the amount set forth in clauses (i) through (vii), as applicable, the “Delayed Consent Subsidiary Purchase Price”).
(e)For the avoidance of doubt, notwithstanding anything to contrary in this Section 2.7, in the event a Delayed Consent with respect to a Delayed Consent Property is not received prior to the Delayed Consent Deadline, the obligations of the parties set forth in Section 2.7(d) shall terminate with respect to such applicable Delayed Consent Property Subsidiary and the corresponding Delayed Consent TRS Subsidiary (as set forth in Section 1.1(c)(i) of the Company Disclosure Letter).
(f)Notwithstanding anything to the contrary in Section 2.7(d), if more than one Delayed Consents have been received, or are anticipated to be received, following the receipt of a Delayed Consent but before the applicable Delayed Consent Closing Date, Buyer, Consent Gulf NewCo, Consent TRS NewCo and the Surviving Companies may, subject to the prior written consent of the Sellers and Buyer, reasonably cooperate to cause the Delayed Consent Closing Dates with respect to such Delayed Consent Subsidiaries to occur on the same day, including, as may be agreed, to delay the Delayed Consent Closing Date with respect to one or more such Delayed Consent Subsidiaries.
Section 2.8Delayed Purchase Price Adjustments
. Within ten (10) Business Days after each Delayed Consent Approval Date, with respect to each Delayed Consent, the Surviving Companies shall, and Buyer shall cause the Surviving Companies to, deliver to the Sellers its good faith calculations of the corresponding Delayed Consent Subsidiary Purchase Price. The Sellers shall have five (5) Business Days following delivery of such calculations to review and either accept or dispute such calculations, during which time Buyer will provide the Sellers and their accountants reasonable access, during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Acquired Companies, any of the Acquired Companies’ accountants’ work papers related to the calculation of the Delayed Consent Subsidiary Purchase Price (subject to the execution of any customary and reasonable access letters that such accountants may require in connection with the review of such work papers), and (y) the employees and other representatives of Buyer and the Acquired Companies who were responsible for the calculation of the Delayed Consent Subsidiary Purchase Price to respond to questions relating to the calculation of the Delayed Consent Subsidiary Purchase Price and the calculation of the items thereon, in each case, to allow the Sellers to determine the accuracy of Buyer’s calculation of the Delayed Consent Subsidiary Purchase Price. If the Sellers timely dispute the calculation of the Delayed Consent Subsidiary Purchase Price, the Sellers and the Surviving Companies shall, and Buyer shall cause the Surviving Companies to, promptly endeavor in good faith to resolve any disagreement as to such calculation. If the Surviving Companies and the Sellers are unable to resolve in writing any disagreement as to the calculation of the Delayed Consent Subsidiary Purchase Price within ten (10) Business Days, then the amounts in dispute will be promptly referred to the Accountants for final arbitration, and the Accountants shall be instructed to complete such arbitration within thirty (30) days after the matter is submitted to the Accountants, and which arbitration shall be final, binding and non-appealable absent bad faith or manifest error. The Accountants shall act as an arbitrator to determine, based solely on presentations and submissions by the Surviving Companies and the Sellers, and not by independent review, only those amounts still in dispute in accordance with the definition of Delayed Consent Subsidiary Purchase Price set forth herein. In resolving any disputed item, the Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accountants shall have full authority to resolve all issues relating to the Delayed Consent Subsidiary Purchase Price pursuant to this Section 2.8 (including procedural, legal, factual and accounting issues). The fees of the Accountants shall be borne by Buyer and the Sellers in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Accountants). Notwithstanding anything to the contrary contained herein, the process set forth in this Section 2.8 shall be the sole and exclusive remedy of the parties for any disputes related to the calculation of the Delayed Consent Subsidiary Purchase Price.
Section 2.9Purchase Price Adjustment.
(a)As promptly as practicable and in any event within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement (the “Closing Statement”) setting forth in reasonable detail its good faith calculation of (i) the Net Working Capital, (ii) the Closing Indebtedness, (iii) the aggregate Attributable Subsidiary Value, (iv) the Transaction Expenses, (v) the Pipeline Acquisition Costs, (vi) the Cash Amount, (vii) the Closing Target Net Working Capital, (viii) the CapEx Adjustment and (ix) the resulting calculation of the Purchase Price, in each case prepared in accordance with the definitions set forth in this Agreement and together with reasonable supporting documentation.
(b)The Sellers shall have forty-five (45) days following delivery of the Closing Statement to review and either accept or dispute the Closing Statement and the calculations set forth therein, during which time Buyer will provide the Sellers and their accountants reasonable access, during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Acquired Companies, any of the Acquired Companies’ accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any customary and reasonable access letters that such accountants may require in connection with the review of such work papers), and (y) the employees and other representatives of Buyer and the Acquired Companies who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case, to allow the Sellers to determine the accuracy of Buyer’s calculation of the items set forth on the Closing Statement. If the Sellers dispute any amounts reflected on the Closing Statement, they shall deliver to Buyer a statement setting forth its objections thereto, setting forth, in reasonable detail, the basis for such dispute, the dollar amounts involved and the Sellers’ calculation of the adjustments to the Closing Statement that the Sellers believe should be made, within forty-five (45) days of delivery of the Closing Statement to the Sellers (such written notice of objection, the “Objection Statement”). If an Objection Statement is not delivered to Buyer within the time period required by the preceding sentence, then the Closing Statement (as delivered by Buyer to the Sellers), as modified to include any changes agreed to by the Sellers and Buyer, shall be final, binding and non-appealable by the parties hereto.
(c)If the Sellers timely deliver an Objection Statement to Buyer, the Sellers and Buyer shall negotiate in good faith to resolve any objections made by the Sellers but if they do not reach a final resolution within thirty (30) days (or such longer period as may be agreed by the Sellers and Buyer) after the delivery of the Objection Statement, the Sellers and Buyer shall submit the items remaining in dispute for final resolution to the Accountants for final arbitration. Promptly following the submission of the items in dispute to the Accountants, and in any event within ten (10) Business Days following such submission, each of Buyer and the Sellers shall submit to the Accountants (and the other party) all documentary materials and analyses that Buyer or the Sellers, as the case may be, believes to be relevant to a resolution of the disputed items set forth in the Objection Statement. The Accountants shall render their determination of all disputed items submitted for resolution within thirty (30) days after receipt of all submissions by Buyer and the Sellers to the Accountants, and such determination shall be final, binding and non-appealable absent bad faith or manifest error. The Accountants shall determine in a manner consistent with the requirements of this Agreement (including the Accounting Principles and the definitions set forth in this Agreement), based solely on written presentations and written submissions by Buyer and the Sellers, and not by independent review, whether those items identified by the Sellers on the Objection Statement that were submitted to the Accountants, and any resulting adjustments, were properly calculated in accordance with the terms of this Agreement (including the Accounting Principles). In resolving any disputed item, the Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees of the Accountants shall be borne by Buyer and the Sellers in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Accountants).
(d)No later than ten (10) Business Days after the Purchase Price has been finally determined in accordance with this Section 2.9, the parties agree to the following payments (if any):
(i)If the Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay (or cause to be paid) to the Sellers in respect to their respective Pro Rata Portion an amount equal to the amount of such excess.
(ii)If the Purchase Price is less than the Estimated Purchase Price, the Sellers shall pay (or cause to be paid) to Buyer, in each case in accordance with their respective Pro Rata Portions, an amount equal to the amount of such deficit.
(e)Any payment to be made pursuant to this Section 2.9 shall be made by wire transfer of immediately available funds to an account (or accounts) specified in writing by the Sellers or Buyer, as applicable.
(f)The Sellers and Buyer agree to treat any payment made pursuant to this Section 2.9 as an adjustment to the Purchase Price for federal, state, local and non-U.S. Tax purposes except as otherwise required by Law.
Section 2.10Withholding. Each of Buyer, its Affiliates and the Acquired Companies will be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Law. Except with respect to compensatory amounts or amounts resulting from either the Sellers’ failure to comply with Section 2.5(a)(iv), if Buyer or any of its Affiliates determines that it is required by Law to deduct and withhold from any amount otherwise payable pursuant to this Agreement, then Buyer shall use commercially reasonable efforts to provide at least three (3) Business Days’ advance notice to the Sellers prior to deducting and withholding such amount, and Buyer shall cooperate with any reasonable request from the Sellers to obtain reduction of or relief from such deduction or withholding. If any Seller delivers the form contemplated by Section 2.5(a)(iv), then no amount shall be deducted or withheld in respect of Section 1445 of the Code or the Treasury Regulations promulgated thereunder with respect to any payment to such Seller, except as required by any change in applicable Tax Law that occurs after the date hereof. If any amount otherwise payable under this Agreement is deducted or withheld, such amount shall be paid over to the applicable Governmental Entity, and shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.
Article IIIREPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE COMPANIES AND THE CONSENT NEWCOS
Except as set forth in the Company Disclosure Letter, the Sellers hereby make the representations and warranties contained in this Article III to Buyer:
Section 3.1Organization, Good Standing and Other Matters; Subsidiaries.
(a)Each Company and each Consent NewCo is duly organized and validly existing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own or lease its properties and to carry on its business as now being conducted. Each Company and each Consent NewCo is duly licensed or qualified to conduct its business and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Companies or the Consent NewCos. True, correct and complete copies of the Organizational Documents of each Company have been delivered by the applicable Company to Buyer, and each Company is not in breach or violation of its Organizational Documents in any material respect.
(b)Each Subsidiary of each Company (i) is a corporation or other entity duly formed, organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, as applicable, and (ii) has all requisite corporate or other entity power and authority to own, operate or lease its properties and assets owned, operated or leased by such Subsidiary and carry on its business as presently conducted. Each Subsidiary of each Company is duly qualified, licensed or authorized to do business as a foreign corporation or entity and (where applicable) is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or authorization necessary, except where the failure to be so qualified, licensed, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Companies. True, correct and complete copies of the Organizational Documents of each Subsidiary of each Company have been delivered by the applicable Company to Buyer, except as would not reasonably be expected to be material to the Companies, and each Subsidiary of each Company is not in breach or violation of its Organizational Documents in any material respect.
(c)Section 3.1(c)(i) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of each Company, listing for each such Subsidiary (i) its name, (ii) the record and beneficial owner of the issued and outstanding Equity Interests of each Subsidiary of each Company, (iii) jurisdiction of incorporation or organization and (iv) its form of organization. All of the issued and outstanding Equity Securities of each such Subsidiary are, free and clear of all Liens, except (A) for Permitted Liens, (B) any restrictions on sales of securities under applicable securities Laws, (C) as may be required by the Restructuring or (D) as otherwise set forth in Section 3.1(c)(ii) of the Company Disclosure Letter. Except as set forth on Section 3.1(c)(iii) of the Company Disclosure Letter or as may be required by the Restructuring, (1) all of the issued and outstanding Equity Securities of each Subsidiary of each Company are duly authorized and validly issued, were not issued in violation of preemptive or other similar rights, and, in the case of Subsidiaries which are organized as corporations, are fully paid and nonassessable, (2) there are no other authorized, issued or outstanding Equity Securities or equity-based interests of any Subsidiary of each Company, including any Equity Securities convertible into, exchangeable into any Equity Securities or equity-based interests of any Subsidiary of the Company (except as set forth in the Organizational Documents of the Subsidiaries of each Company) and (3) there are no outstanding subscriptions, options, warrants, rights, calls, commitments, phantom equity rights, conversion rights, rights of exchange, rights of first refusal or first offer, plans or other rights, agreements, arrangements or commitments of any kind (contingent or otherwise) relating to any Equity Securities of any Subsidiary of each Company providing for the purchase, issuance, delivery or sale of any Equity Securities of any Subsidiary of each Company, or (4) except for the Organizational Documents of any Subsidiary of each Company, there are no voting trusts, voting agreements, proxies or equity holder agreements or other agreements to which any Subsidiary of each Company is a party with respect to or would otherwise affect the voting, transfer, distributions or other disposition with respect to any Equity Securities or any equity-based interest of any Subsidiary of each Company. Except for interests in the Subsidiaries of each Company set forth in Section 3.1(c)(i) of the Company Disclosure Letter, neither the Companies nor any Subsidiary of the Companies owns, directly or indirectly, any Equity Securities in any other Person.
Section 3.2Authorization. The execution, delivery and performance by each of the Companies and the Consent NewCos of this Agreement and any Ancillary Document to which such entities are party and the consummation of the Transactions (a) are within each such party’s limited liability company powers and (b) have been, or will be prior to execution, duly authorized by all necessary limited liability company action on the part of each such party and the holders of their respective direct and indirect Equity Securities, and no other action on the part of each of the Companies and the Consent NewCos is necessary to authorize this Agreement and any Ancillary Document to which such entities are parties and the Transactions.
Section 3.3Enforceability. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and each Ancillary Document by the other parties thereto, this Agreement and each Ancillary Document to which each Company, Consent Gulf NewCo or Consent TRS NewCo is a party has been, or will be, duly executed and delivered by each Company, Consent Gulf NewCo or Consent TRS NewCo, as applicable, and constitutes a valid and legally binding obligation of each such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws, in each case, affecting the enforcement of creditors’ rights and remedies generally and general equitable principles (the “Enforceability Exceptions”) and except insofar as the availability of equitable remedies may be limited by applicable Law.
Section 3.4No Conflict; Required Filings and Consents. Assuming the truth and completeness of the representations and warranties of Buyer or its Affiliates contained in this Agreement and except (a) as may result from any facts or circumstances relating solely to Buyer, (b) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Entity and (c) as otherwise set forth on Section 3.4 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions by the Companies and the Consent NewCos will not (i) violate the provisions of the Organizational Documents of any of the Acquired Companies or

the Consent NewCos, (ii) violate any Law or Order to which any of the Acquired Companies is subject or by which its properties or assets are bound, (iii) require any of the Acquired Companies or the Consent NewCos to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Entity, (iv) result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation, material modification or acceleration under, or require the consent of or notice to any third party to, any note, bond, mortgage or indenture, Material Contract, Real Property Lease, Material Tenant Lease or Personal Property Lease, or (v) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets or properties of any of the Acquired Companies, except, in the case of each of clauses (ii) through (v), any consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Companies or the Consent NewCos.
Section 3.5Capitalization. Except as set forth on Section 3.5(a) of the Company Disclosure Letter, all issued and outstanding Equity Securities of the Companies are free and clear of all Liens, except for Permitted Liens, and are duly authorized, validly issued and were not issued in violation of any applicable Laws or any preemptive or other similar rights. Except for (i) this Agreement and the Ancillary Documents, (ii) the Organizational Documents of the Companies or (iii) as set forth on Section 3.5(b) of the Company Disclosure Letter, as of the date hereof, there are no (A) other authorized, issued or outstanding Equity Securities or equity-based interests of any Company, including any Equity Securities convertible into, exchangeable into any Equity Securities or equity-based interests of any Company, (B) outstanding subscriptions, options, warrants, rights, calls, commitments, phantom equity rights, conversion rights, rights of exchange, rights of first refusal or first offer, plans or other rights, agreements, arrangements or commitments or any kind (contingent or otherwise) relating to any Equity Securities or equity-based interests of any Company providing for the purchase, issuance, delivery or sale of any Equity Securities of any Company or (C) voting trusts, voting agreements, proxies, equity holder agreements or other agreements to which any Company is a party with respect to or would otherwise affect the voting, transfer, distributions or other disposition with respect to any Equity Securities or any equity-based interest of any Company.
Section 3.6Financial Statements.
(a)Section 3.6(a) of the Company Disclosure Letter sets forth true, correct and complete copies of: (i) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2023 and December 31, 2022, and the related audited consolidated statements of income of the Acquired Companies for the fiscal years then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Acquired Companies as of December 31, 2024 (the “Balance Sheet Date”) and the related unaudited consolidated statement of income of the Acquired Companies as of December 31, 2024 for the fiscal quarter then ended (collectively, the “Financial Statements”). Except as set forth on Section 3.6(a) of the Company Disclosure Letter, the Financial Statements (A) have been prepared based on the Books and Records of the Acquired Companies, (B) have been prepared in accordance with GAAP and (C) present fairly, in all material respects, the consolidated financial position of the Acquired Companies (taken as a whole) as of the dates and for the periods indicated in such Financial Statements and the results of operations of the Acquired Companies as of the dates and for the periods indicated in such Financial Statements (except as may be indicated in the footnotes and other presentation items and, in the case of the unaudited Financial Statements, for the absence of footnotes and normal year-end accounting adjustments).
(b)Except as set forth on Section 3.6(b) of the Company Disclosure Letter or as specifically reflected in or reserved against in the Financial Statements (or the notes thereto),

neither the Companies nor any Subsidiary of the Companies has any debt, liability, claims or obligation of any nature (whether accrued, fixed, absolute, contingent, matured or unmatured, asserted or unasserted, determined or determinable or otherwise), other than such debts, liabilities, and obligations (i) incurred under this Agreement or any Ancillary Document or in connection with the Transactions, including the consummation of the Closing (none of which relates to any breach of contract, warranty, tort, infringement, misappropriation or violation of any Law), (ii) included in the Purchase Price adjustments pursuant to Section 2.9, (iii) incurred in connection with non-delinquent executory Contracts in the ordinary course of business with customers and leases and trade payables and other items of the type, in each case, included in Net Working Capital or properly reflected on the books and records and balance sheets of the Company and its Subsidiaries in accordance with GAAP, (iv) incurred since the Balance Sheet Date in the ordinary course of business (none of which is a liability for any breach of contract, warranty, tort, infringement, misappropriation or violation of any Law), (v) set forth on Section 3.6(b) of the Company Disclosure Letter or (vi) which would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.
(c)The Acquired Companies maintain a system of internal accounting controls designed in all material respects to (i) comply with all legal and accounting requirements and (ii) provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Acquired Companies’ historical practices and to maintain asset accountability and (C) access to material assets is permitted only in accordance with management’s general or specific authorization.
(d)The Acquired Companies have not identified or, to the Knowledge of the Companies, been made aware of (i) other than as set forth on Section 3.6(a) to the Company Disclosure Letter, any significant deficiency or material weakness in the internal accounting controls utilized by the Acquired Companies, (ii) any fraud that involves the Acquired Companies’ management or any other current or former employee, consultant, contractor or director of the Acquired Companies who has a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies or (iii) any claim or allegation regarding any of the foregoing.
(e)The books of account and financial records of each of the Acquired Companies are true and correct in all material respects and have been prepared and are maintained in material compliance with sound accounting practices.
Section 3.7Absence of Certain Changes. Except (a) as set forth on Section 3.7 of the Company Disclosure Letter or (b) as is otherwise contemplated or permitted by this Agreement, since the Balance Sheet Date through the date of this Agreement, (i) each of the Acquired Companies has, in all material respects, conducted its business in the ordinary course of business, (ii) there has not occurred any Material Adverse Effect on the Companies, and (iii) none of the Acquired Companies has taken any action that, if taken between the date hereof and the Closing, would constitute a violation of or require disclosure or the Buyer’s consent under Sections 6.1(a), (b), (f), (i), (n), (o), (p), (s), (t), (y), or (z), if such provisions had been in effect at all times since the Balance Sheet Date.
Section 3.8Material Contracts.
(a)Section 3.8(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Contracts (each, a “Material Contract”) to which any of the Acquired Companies is a party or bound as of the date hereof; provided, however, that in no event shall any Company Plan or any Real Property Lease (or any other lease or sublease for real property pursuant to which any Acquired Company is a lessee or sublessee), Tenant Lease or Personal Property Lease be a Material Contract:
(i)any Contract containing covenants (A) limiting in any material respect the freedom of any of the Acquired Companies to (1) compete in any line of business or compete with any Person or in any geographic area or during any period of time or (2) solicit any customers of any other Person, (B) granting any rights of first refusal, rights of first offer, rights of first negotiations, exclusivity arrangements or other similar rights to any third party, or (C) containing “take or pay” provisions or minimum purchase requirements or requires any Acquired Company to purchase goods or services exclusively from another Person;
(ii)any Contract for the sale of any assets or properties of any of the Acquired Companies for consideration in excess of $300,000 that contains any material ongoing obligations of any Acquired Company (except for (A) customary indemnification obligations with respect to the representations and warranties and covenants of the Acquired Companies set forth therein or (B) the sale, or replacement-in-kind, of equipment in the ordinary course of business);
(iii)any Contract relating to the acquisition (by merger, business combination, purchase of stock or assets or otherwise) by any of the Acquired Companies of any operating business or assets or the Equity Securities of any other Person for consideration in excess of $500,000 that contains any ongoing obligations of any Acquired Company (except for customary indemnification obligations with respect to the representations and warranties and covenants of the Acquired Companies set forth therein);
(iv)any partnership agreement, limited liability company agreement, joint venture or other similar agreement that creates a partnership or similar arrangement involving the sharing of profits or losses to which any Acquired Company is a party (in each case, other than with respect to wholly owned Subsidiaries of the Companies), other than the Organizational Documents of the Acquired Companies and any Contracts for commercial partnerships or other joint marketing or cooperation agreements entered into in the ordinary course of business;
(v)any Contract (A) relating to the incurrence, assumption or guarantee of any Indebtedness described in clauses (a) through (d) of the definition thereof (other than intercompany Indebtedness solely between or among the Acquired Companies and endorsements for the purpose of collection in the ordinary course of business) having an outstanding principal amount in excess of $250,000 or (B) creating, imposing or granting a Lien (other than a Permitted Lien) on (1) any of the material assets or material properties of any Acquired Company or (2) the Gulf Equity Interests or the Delayed Consent Equity Interests;
(vi)any Contract under which any Acquired Company has agreed to provide a monetary loan to any Person having an individual outstanding principal in excess of $100,000;
(vii)any Contract pursuant to which any of the Acquired Companies (A) is granted by any Person any license, sublicense, right, consent or non-assertion under or with respect to any Intellectual Property, other than (i) any Contract pursuant to which any of the Acquired Companies is granted any non-exclusive license to use any Off-the-Shelf Software or (ii) any Contract pursuant to which the licensing of Intellectual Property is (x) non-exclusive, (y) not material and (z) incidental to the primary subject matter of the Contract (such as a Contract to purchase or lease equipment—such as a phone system, photocopier, printer, scanner, computer, or mobile phone—that also contains a license of Intellectual Property); or (B) grants to any Person or any license, sublicense, right, consent or non-assertion under or with respect to any Intellectual Property, other than Contracts (i) pursuant to which the licensing of Intellectual Property is (x) non-exclusive, (y) not material and (z) incidental to the primary subject matter of the Contract (such as a license to use trademarks in a services Contract solely to perform the applicable services) or (ii) that grant a non-exclusive license to customers, employees, contractors and vendors of the Acquired Companies, entered into for the provision of services to the Acquired Companies in the ordinary course of business;
(viii)any Contract under which the Acquired Companies provide for material indemnification or exculpation obligations for any Person, including with respect to liabilities relating to the Acquired Companies, other than Contracts entered into in the ordinary course of business;
(ix)any Contract with respect to a Related Party Transaction;
(x)any employment or individual consulting Contract that provides an annual base salary or base compensation rate in excess of $200,000;
(xi)any collective bargaining agreement or Contract with any labor union or similar representative body;
(xii)any Contract (A) requiring a commitment or obligation to make capital expenditures (or a series of related capital expenditures) by any Acquired Company after the date hereof that is not contemplated by the Capital Expenditure Plan in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate (B) relating to the development or construction of, or additions or expansions to, the Real Property, under which any Acquired Company has, or expects to incur, an obligation in excess of $500,000 per property, following the date hereof, other than Contracts for ordinary repair and maintenance entered into in the ordinary course of business;
(xiii)any Contract pursuant to which any Acquired Company manages the operation of a property or business that is not owned by any Acquired Company;
(xiv)any other Contract, other than a Company Plan, Insurance Policy or any purchase order entered into in the ordinary course of business, that obligated any of the Acquired Companies to pay (other than pursuant to any pass-through arrangement for the payment of utilities or real property taxes), or that entitled any of the Acquired Companies to receive, $500,000 or more in the aggregate during the fiscal year ended December 31, 2024 that is not terminable upon less than ninety (90) days’ prior written notice by an Acquired Company without penalty;
(xv)any Contract for the purchase of goods, services or other tangible or intangible personal property by any Acquired Company with any supplier of more than $1,500,000 in the aggregate or for the furnishing of services to such Acquired Company, under the terms of which such Acquired Company is obligated to pay or otherwise give consideration of more than $1,500,000 in the aggregate, in each case other than in the ordinary course of business (including, for the avoidance of doubt, boat sales agreements and agreements for the purchase of vessels parts);
(xvi)any Contract with any customer relating to the purchase of services or products by such customers from any Acquired Company under the terms of which the customer is obligated to pay or otherwise give consideration of more than $2,500,000 in the aggregate other than agreements for vessel services;
(xvii)any Contract that is a settlement agreement that imposes any monetary or non-monetary material obligations upon any Acquired Company after the date hereof;
(xviii)any Contract with a Governmental Entity;
(xix)any distribution agreement, dealer agreement, sales agency agreement or similar agreement which involved aggregate payments of more than $1,000,000 during the fiscal year ended December 31, 2024 with respect to the sales of goods, services or other tangible or intangible personal property (other than arrangements in the ordinary course of business, including, for the avoidance of doubt, agreements relating to brokerage and sale of vessels); and
(xx)any options, right of first refusal or other similar agreements whereby any third party will have the right to acquire fee ownership of or a ground leasehold interest in all or any material portion of any Real Property.
(b)Except as set forth on Section 3.8(b) of the Company Disclosure Letter, (i) no Acquired Company has received any written claim or notice or, to the Knowledge of the Companies, oral or other notice of (A) any default or event that (with due notice or lapse of time or both) would constitute a default or breach by any Acquired Company under any Material Contract (that has not been resolved) or (B) the intention of any Person under any Material Contract to cancel, terminate or allow to let lapse (other than an expiration pursuant to its terms) or modify any such Material Contract, in each case of this clause (i), except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies taken as a whole, (ii) each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Companies, the counterparties thereto, is in full force and effect and is enforceable against each counterparty thereto (subject to, and limited by, the Enforceability Exceptions) and (iii) to the Knowledge of the Companies, no counterparty to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Material Contract. Each Company has made available to Buyer true, correct and complete copies of each Material Contract.
Section 3.9Litigation. Except as set forth on Section 3.9(a) of the Company Disclosure Letter, there are no, and since January 1, 2022, there have been no, Actions pending or, to the Knowledge of the Companies, threatened in writing, in each case, against any Acquired Company that would reasonably be expected to, individually or in the aggregate, result in material liability to the Acquired Companies. Except as set forth in Section 3.9(b) of the Company Disclosure Letter, there is no unsatisfied Order binding upon any Acquired Company that would reasonably be expected to, individually or in the aggregate, result in material liability to the Acquired Companies.
Section 3.10Compliance with Laws; Permits; Certain Business Practices.
(a)Except as set forth on Section 3.10(a) of the Company Disclosure Letter or as disclosed in zoning reports, property condition evaluations, title commitments, or surveys for the Real Property made available by the Companies or the Sellers to Buyer, and to the extent Buyer has obtained newer zoning reports, property condition evaluations, title commitments, or surveys as disclosed in such newer zoning reports, title commitments, or surveys or except as would not, or would not reasonably be expected to be material to the Companies, (i) each Acquired Company is, and has been since January 1, 2022, in compliance with all Laws and Company

Permits applicable to such Acquired Company, except as would not, or would not reasonably be expected to, be material to the Companies, and (ii) no Acquired Company has received any written notice since the Balance Sheet Date of any material violations of any Law applicable to such Acquired Company, in each case, except for any non-compliance or violation that has been cured or waived in writing.
(b)Except as set forth on Section 3.10(b)(i) of the Company Disclosure Letter, each Acquired Company possesses all Permits, including all Alcoholic Beverage Licenses, required for the operation of the business of the Acquired Companies as currently conducted (the “Company Permits”), except where the failure to own and possess such Permits would not, or would not reasonably be expected to be material to the Companies taken as a whole. As of the date of this Agreement, (A) all Company Permits are in full force and effect, (B) there are no Actions pending or to the Knowledge of the Companies, threatened, and (C) no Acquired Company has received any written notifications since January 1, 2022, (i) alleging any material default or violation of any of the Company Permits, (ii) relating to the suspension, revocation, non-renewal or modification of any of the Company Permits or (iii) relating to the imposition of any material fine, penalty or other sanctions in connection therewith, in each case of clauses (ii) and (iii), except as they relate to a default or other violation that has been cured or waived in writing or, to the extent not cured or waived in writing, as would not, or would not reasonably be expected to, be material to the Companies taken as a whole. Except as set forth on Section 3.10(b)(ii) of the Company Disclosure Letter, the Company Permits are assignable and transferable to Buyer and there are no required consents or approvals under the Company Permits in connection with the Transactions, except where failure to obtain such consent or approval would not, or would not reasonably be expected to be, material to the Acquired Companies taken as a whole. The Acquired Companies have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all such Company Permits in full force and effect, except as has been cured or waived in writing or, to the extent not cured or waived in writing, as would not, or would not reasonably be expected to be material to the Companies taken as a whole.
(c)None of the Acquired Companies, nor any of their respective directors, managers, officers, employees or, to the Knowledge of the Companies, agents or representatives, in each case acting in their capacity as such, has since January 1, 2022, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any Anti-Corruption Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) otherwise acted to secure an undue or improper advantage for any Acquired Company in violation of Anti-Corruption Laws, except as would not, or would not reasonably be expected to be, material to the Acquired Companies taken as a whole.
(d)Except as would not, or would not reasonably be expected to be, material to the Acquired Companies taken as a whole, none of the Acquired Companies(i) nor any of their respective directors, managers, officers or employees, since April 24, 2019 (A) has been or is a Sanctioned Person, (B) has directly or knowingly indirectly transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions or (C) committed a violation of any applicable Ex-Im Law; and (ii)  has been, since January 1, 2020, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions or Ex-Im Laws and, to the Knowledge of the Companies, no such actions are threatened.
Section 3.11Intellectual Property.

(a)Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Owned Intellectual Property that is issued, registered, renewed or the subject of a pending application (collectively, the “Registered Intellectual Property”) as of the date hereof, including, for each item listed, the record owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item. All Registered Intellectual Property that is issued, registered or renewed is valid, subsisting and, to the Knowledge of the Companies, enforceable. All applied-for Registered Intellectual Property is pending and in good standing. All fees and filings (including renewal fees and other maintenance fees) required to maintain the Registered Intellectual Property have been timely submitted. An Acquired Company is the sole and exclusive record owner of all Registered Intellectual Property.
(b)No Owned Intellectual Property has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting or reflecting an Acquired Company’s rights thereto. The Acquired Companies (i) exclusively own, free and clear of all Liens (other than Permitted Liens), the Owned Intellectual Property and (ii) have sufficient rights to use all other Intellectual Property used in or necessary for the operation of the business of the Acquired Companies (such Intellectual Property, together with the Owned Intellectual Property, the “Company Intellectual Property”). The Company Intellectual Property shall be available for use by the Acquired Companies immediately after the Closing on identical terms and conditions to those under which the Acquired Companies owned or were permitted to use the Company Intellectual Property immediately prior to the Restructuring.
(c)The operation of the business of the Acquired Companies (i) does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person in any manner material to the Acquired Companies and (ii) has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person in any manner material to the Acquired Companies since January 1, 2022. To the Knowledge of the Companies, no valid basis for any claim of such infringement, misappropriation, dilution or other violation exists. Except as set forth on Section 3.11(c) of the Company Disclosure Letter, since January 1, 2022, no Acquired Company has received any written (or, to the Knowledge of the Companies, other) notice, charge, complaint or claim (including in the form of offers or invitations to obtain a license) from any Person (i) alleging that the conduct of the business of the Acquired Companies infringes, constitutes a misappropriation of, dilutes or otherwise violates any Intellectual Property of any Person or (ii) challenging the ownership by any Acquired Company of or the validity or enforceability of any Owned Intellectual Property.
(d)Except as set forth on Section 3.11(d) of the Company Disclosure Letter, to the Knowledge of the Companies, no other Person has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property since January 1, 2022.
(e)Each Acquired Company has used commercially reasonable efforts to protect the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property or otherwise possessed by an Acquired Company (the “Company Trade Secrets”), including by entering into appropriate Contracts with all Persons with access to the Company Trade Secrets, which Contracts reasonably protect the secrecy, confidentiality and value of such Trade Secrets. None of the Company Trade Secrets have been disclosed or authorized to be disclosed to any Person other than to employees or agents of an Acquired Company for use in connection with the business of the Acquired Companies, in each case pursuant to appropriate Contracts, which Contracts reasonably protect the secrecy, confidentiality and value of such Trade Secrets.
(f)All Persons that have contributed to, developed, or conceived any Intellectual Property for or on behalf of an Acquired Company, in whole or in part, have executed a written agreement assigning to the Acquired Company all Intellectual Property in such contributions, developments and conceptions (to the extent such Intellectual Property is not owned solely and exclusively by the Acquired Company by operation of Law). No Person has asserted, and no Person other the Acquired Companies has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Owned Intellectual Property. No Acquired Company is party to any agreement that confers upon any Person, other than the Acquired Companies, any ownership interest or exclusive right with respect to any Intellectual Property.
(g)The Acquired Companies are in actual possession of and have exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Software. No source code for any Company Software has been delivered, licensed or otherwise made available to any escrow agent or other Person (other than an employee or contractor of an Acquired Company bound by commercially reasonable obligations of confidentiality and non-disclosure as to any such source code). No Acquired Company has any duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available to any escrow agent or other Person the source code for any Company Software.
(h)The Acquired Companies are in compliance in all material respects with the terms and conditions of all applicable licenses for the Open Source Software that is used in or incorporated into the Company Software. No Acquired Company has used any Open Source Software in the conduct of its business, in each case in any manner that would: (i) require the disclosure or distribution in source code form of Owned Intellectual Property; (ii) require the licensing of any Owned Intellectual Property under any Open Source Software license; (iii) impose any other material limitation, restriction or condition on the right of an Acquired Company to use or distribute any Owned Intellectual Property; or (iv) violate any copyright notice or attribution requirement.
(i)None of the Company Software (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of the Company Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of any Company Software or any product or system containing or used in conjunction with any Company Software.
(j)The Acquired Companies own or have sufficient rights pursuant to a Contract to access and use all IT Systems. The Acquired Companies have taken all reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems. The IT Systems are adequate in all material respects for their intended use and for the operation of the business of the Acquired Companies as currently operated by the Acquired Companies, and are in good working condition (normal wear and tear excepted), and, to the Knowledge of the Companies, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the IT Systems. Since January 1, 2022, there has not been any malfunction or vulnerability with respect to any of the IT Systems that has not been remedied or replaced in all material respects.
Section 3.12Insurance. Section 3.12 of the Company Disclosure Letter sets forth a list of all insurance policies covering the assets, business, operations, employees, officer and directors, as applicable, of each Company and its Subsidiaries (each, an “Insurance Policy”) as of the date hereof. There is no material claim pending by any Acquired Company under any Insurance Policy for which coverage has been denied or disputed by the applicable insurer or underwriter of such Insurance Policy (other than a customary reservation of rights not ice). With respect to each Insurance Policy: (a) such Insurance Policy is legal, valid, binding and enforceable in accordance with its terms, all premiums due and payable thereon have been paid (or will be paid prior to Closing), is in full force and effect and there is not currently, nor has there been since January 1, 2022, any gaps in coverage; (b) none of the Acquired Companies is currently in, nor has there been since January 1, 2022 any, material breach or material default thereunder, and no event has occurred since January 1, 2022 which, with notice or the lapse of time, would constitute such a material breach or material default; and (c) no written notice of cancellation or termination has been received by any Acquired Company since January 1, 2022.
Section 3.13Property; Sufficiency.
(a)Section 3.13(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all primary addresses generally identifying each real property owned by the Acquired Companies (which is used as a general identifier and which may in some cases also include nearby real property that is generally operated in conjunction with the identified real property (each owned real property, individually, or collectively, the “Owned Real Property”) and specifies the Acquired Company that is the record title holder of each such Owned Real Property as of the date hereof. Except as set forth on Section 3.13(a)(ii) of the Company Disclosure Letter, the Acquired Companies have (i) fee simple title to such Owned Real Property, free and clear of all Liens except Permitted Liens and (ii) all associated riparian rights, submerged land leases, licenses and other water-dependent use rights necessary for the operation of such Owned Real Property.
(b)Section 3.13(b)(i) of the Company Disclosure Letter sets forth a true and correct list, in all material respects, of certain leases (including ground leases), subleases and other occupancy agreements existing as of the date hereof pursuant to which any Acquired Company is a lessee or occupant (the leases listed on Section 3.13(b)(i) of the Company Disclosure Letter, the “Real Property Leases,” and the leasehold interest held pursuant to the Real Property Leases (which term, for the avoidance of doubt, shall include all submerged land leases), “Leased Real Property”), the primary addresses for each Leased Real Property and the name of the Acquired Company that owns each such Leased Real Property, as of the date hereof. Except as set forth on Section 3.13(b)(ii) of the Company Disclosure Letter, and except as may be limited by the Enforceability Exceptions, the applicable Acquired Company has a valid, binding and enforceable leasehold interest under each of the Leased Real Properties, free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 3.13(b)(iii) of the Company Disclosure Letter, since January 1, 2022, none of the Acquired Companies have received any written notice of any, and there is no, material default by any of the Acquired Companies under any Real Property Lease, other than defaults that have been cured or waived in writing or that would not reasonably be expected to materially adversely affect the financial or operational condition of the Acquired Companies or the Leased Real Properties. Except to the extent any document constituting a Real Property Lease or other lease, sublease, or other occupancy agreement existing as of the date hereof pursuant to which an Acquired Company is a lessee or occupant (i.e., that would otherwise constitute a “Real Property Lease” relating to real property that would otherwise constitute “Leased Real Property,” in each case, but for the fact that a copy of the same has not been provided to Buyer and same is not listed on Section 3.13(b)(i) of the Company Disclosure Letter (collectively, the “Unscheduled Real Property Leases”), (i) would not reasonably be expected to materially adversely affect the financial or operational condition of the Acquired Companies or the Leased Real Properties, or (ii) would not be materially inconsistent with financial records of the Sellers, Companies, or the Acquired Companies relating to any Leased Real Property, the Companies or the Sellers have made available to Buyer true, correct and complete copies of each Real Property Lease listed on Section 3.13(b)(i) of the Company Disclosure Letter, together with all amendments, modifications and supplements thereto and guarantees delivered in connection therewith, all of which are included in the definition of Real Property Leases. The Companies have used commercially reasonable efforts to conduct a diligent search of the Companies’ records for the Unscheduled Real Property Leases and documents relating thereto and have furnished all such documents within their possession or control to Buyer. To the extent any Unscheduled Real Property Leases or documents relating thereto are not listed on Section 3.13(b)(i) of the Company Disclosure Letter, neither the failure of such documents to be in the possession or control of the Companies nor the fact that the Companies do not have knowledge (deemed to mean “Knowledge of the Companies”) of the specific terms thereof, as the case may be, has resulted in any material liability to the Acquired Company’s leasehold interest in, or operation of, the leased real property thereunder. To the extent the Companies subsequently acquire possession or control of such Unscheduled Real Property Leases and documents, copies thereof shall be promptly provided to Buyer.
(c)Section 3.13(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other occupancy agreements (other than those for boat slips and/or boat storage) as of the date hereof pursuant to which any Acquired Company is a lessor (the “Tenant Leases”) and which (i) demises 10,000 rentable square feet or more of space within any buildings or other improvements on any Real Property and (ii) has an annual fixed rent of at least $100,000 for each year of the term (the “Material Tenant Leases”). Since the Balance Sheet Date, none of the Acquired Companies have received any written notice of any material default or event that (with due notice or lapse of time or both) would constitute a material default by any of the Acquired Companies under any Material Tenant Lease, other than defaults that have been cured or waived in writing. Since the Balance Sheet Date, none of the Acquired Companies have received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a material default by any of the Acquired Companies under any Tenant Lease (other than a Material Tenant Lease), other than defaults that have been cured or waived in writing. The Companies or the Sellers have made available to Buyer true, correct and complete copies of each Material Tenant Lease listed on Section 3.13(c) of the Company Disclosure Letter that are in the Companies’ possession or control, together with all material amendments modifications and supplements thereto and guarantees delivered in connection therewith.
(d)Section 3.13(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases of tangible assets and other personal property of any of the Acquired Companies as of the date hereof that involved annual payments in excess of $25,000 during the fiscal year ended December 31, 2024 (the “Personal Property Leases”). The Acquired Companies have good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible assets and other personal property that are necessary for the Acquired Companies to conduct the business of the Acquired Companies as it is conducted on the date hereof, in each case, free and clear of all Liens (other than Permitted Liens).
(e)Except for (1) routine and customary maintenance and repair work, (2) except as contemplated by the Capital Expenditure Plan and (3) as set forth on Section 3.13(e) of the Company Disclosure Letter, no Acquired Company has contracted for the furnishing of any material labor or materials to any Real Property which will not be paid for in full prior to the Closing Date.
(f)Subject to Section 3.13(f) of the Company Disclosure Letter, the tangible assets of the Acquired Companies are in good operating condition (ordinary wear and tear excepted) in all material respects and the assets (whether tangible or intangible) of the Acquired Companies are sufficient for the continued conduct of the business of the Acquired Companies upon the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material assets necessary for the Acquired Companies to carry on the Business in all material respects as currently conducted.

(g)The (i) Owned Real Property constitutes all real property owned by the Acquired Companies and (ii) the Leased Real Property constitutes all real property leased, in all material respects, by the Acquired Companies. The Acquired Companies are the sole owners or lessees (subject to the rights of any third parties granted pursuant to boat slip leases, commercial leases, leases incidental to the operation of the business or similar agreements and/or boat storage agreements in the ordinary course of business consistent with past practice) of the Real Property, as the case may be. The Real Property is sufficient for Buyer to continue to conduct the business at the Real Property after Closing in substantially the same manner as conducted by the applicable Acquired Companies prior to the Closing.
(h)The Real Property is currently in compliance in all material respects with all applicable Laws, including any zoning, building, health, flood control, fire, environmental or other law, ordinance, order, regulation, federal, state, county or municipal law, ordinance, order regulation or requirement, excluding in each case (i) any violations disclosed in zoning reports or property condition reports of the Real Property either furnished by the Companies or the Sellers to Buyer or obtained by Buyer on or prior to the date hereof, (ii) matters set forth on Section 3.10(a) of the Company Disclosure Letter and (iii) violations which would not reasonably be expected to materially affect, impair or interfere with the current use or operations of any Real Property affected thereby.
(i)No Company or Affiliate thereof has received written notice of condemnation action or other proceeding under the power of eminent domain, relating to any material part of the Real Property or the operation thereof, which action or proceeding remains outstanding.
(j)The Companies have made available to Buyer true, correct and complete copies of the most recent surveys and owner’s title policies issued to the Companies or the Acquired Companies that are in the possession or control of the Companies and that cover any Real Property.
(k)None of Companies has received written notice that any Acquired Company is in default under any document, covenant, easement, right, option or other agreement of record (each, a “Recorded Document”) for the applicable Real Property, except for violations or defaults that have been cured or would not reasonably be expected to have a material adverse effect on the Acquired Company’s ownership, use and operation of the applicable Real Property, and there are no such violations or defaults, except for violations or defaults that would not reasonably be expected to have a material adverse effect on such Acquired Company’s ownership, use and operation of the applicable Real Property.
(l)Except as disclosed in the property condition reports of the Real Property furnished by the Companies or the Sellers to Buyer prior to the date hereof or identified to Buyer in the Capital Expenditure Plan and except as would not have a material adverse effect on the Acquired Companies, the improvements constructed at the Real Property and all electrical, water, sewage and other utility systems serving the Real Property are in good condition and working order sufficient for the use and operation of the Real Property in all material respects, ordinary wear and tear excepted. Except as disclosed in the property condition evaluations reports of the Real Property furnished by the Companies or the Sellers to Buyer prior to the date hereof or as may occur in the ordinary course of business to the extent same would not reasonably be expected to have a material adverse effect on the ownership, use or operation of any Real Property, the Real Property is free of any material deferred maintenance or known structural deficiencies of any kind and all boat slips located at the Real Property are operable and of sufficient depth at low tide to contain watercraft for which said slips were designed, including any necessary access to such slips.
Section 3.14Benefits Matters.

(a)Section 3.14(a) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of each material Company Plan and each such Company Plan that covers Employees or other Persons who perform (or who, as of immediately prior to termination of their employment or other service with an Acquired Company, performed) services outside of the United States (including for the avoidance of doubt any Company Plan that covers Employees or other Persons resident in Puerto Rico) is marked with an asterisk (*); provided, however, that any employment agreement, offer letter or individual consulting agreement that, in any case, is (x) consistent in all material respects with the applicable template set forth on Section 3.14(a) of the Company Disclosure Letter and (y) except to the extent provided in such template, may be terminated by the applicable Acquired Company at-will and on fewer than 15 days’ notice of termination, shall not be required to be listed in Section 3.14(a) of the Company Disclosure Letter. For purposes of this Agreement, “Company Plan” means any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not subject to ERISA); (ii) employment agreement, employment offer letter or consulting agreement or similar individual service Contract; and (iii) each other compensation, equity or equity-like compensation, severance, termination, retention, change-in-control, bonus, incentive compensation, profit sharing, savings, deferred compensation, pension, supplemental unemployment or post-employment, retiree medical, supplemental retirement, disability, insurance (including any self-insured arrangement), health or welfare benefit, perquisite, vacation or any other employee or individual service provider plan, program, agreement, arrangement, policy or practice that is sponsored, maintained, administered or contributed to by, or required to be sponsored, maintained, administered or contributed to by, any Acquired Company or with respect to which any Acquired Company has or would reasonably be expected to have any direct or indirect, or current or contingent liability, in each case, whether written or unwritten.
(b)With respect to each Company Plan, the Companies or the Sellers have provided or made available to Buyer a copy of such Company Plan (or, in the case of a Company Plan that is an individual agreement, a representative form of such agreement) or, to the extent such Company Plan is unwritten, a summary of the material terms and conditions thereof, and, a true and complete copy of (where applicable) (i) any material amendment to a Company Plan, (ii) the three most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if such report was required), (iii) the most recent summary plan description for each Company Plan for which summary plan description is required by Law, including any summary of material modifications thereto, (iv) each trust agreement and insurance or group annuity Contract relating to any Company Plan, including any amendments thereto, (v) the latest favorable determination or opinion letter received from the IRS regarding the qualification of each Company Plan covered by Section 401(a) of the Code, (vi) the three most recent plan years’ non-discrimination testing results, (vii) all material non-routine correspondence with any Governmental Entity relating to such Company Plan in the past three years, and (viii) all current employee handbooks. The Acquired Companies do not have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement that would be a Company Plan if in effect on the date hereof or (B) to materially modify, materially change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA, the Code, other applicable Law, or the terms of the Company Plan.
(c)Except as would not reasonably be expected to result in material liability to the Companies, each Company Plan is currently, and has been at all times, established, maintained, operated and administered (x) in accordance with its terms and (y) in compliance with all applicable Laws, including ERISA and the Code. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter or is the subject of a favorable IRS opinion or advisory letter and nothing has occurred that would reasonably be expected to result in any such Company Plan not being so qualified. Each trust created under any such Company Plan is exempt from Tax under Section 501(a) of the Code.
(d)No Company Plan is, and no Acquired Company nor any of their respective ERISA Affiliates has, at any time maintained, sponsored, administered, participated in, contributed to or been required to contribute to, or has or would reasonably be expected to have any liability to or in respect of, any (i) “pension plan” within the meaning of Section 3(2) of ERISA, or that is subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a “multiple employer plan,” within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare benefit arrangement” as described in Section 3(40)(A) of ERISA, or (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code). No Acquired Company or any of its ERISA Affiliates has any liability under Title IV of ERISA. No Company Plan provides for or promises, and no Acquired Company has incurred any current or projected liability in respect of, any health, welfare or life insurance benefits for any Person upon or following retirement or termination of employment, service, or ownership, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other applicable Law (for which the applicable participant bears the sole cost of all associated premiums).
(e)Except as would not reasonably be expected to result in material liability to the Companies, there has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Plan.
(f)Except as would not reasonably be expected to result in material liability to the Companies, (i) each Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been maintained, administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, (ii) no Acquired Company is subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such maintenance, administration or operation and (iii) there is no liability (whether current or contingent) by reason of any Acquired Company being an ERISA Affiliate of any other entity, that would or would reasonably be likely to be a liability of the Acquired Companies or, after the Closing, Buyer or any of its Affiliates.
(g)The Acquired Companies and their Subsidiaries, as the case may be, have made all contributions and paid all premiums in respect of each Company Plan in a timely fashion in accordance with the terms of each Company Plan and (i) all applicable Laws and all contributions, premiums, and payments for any period ending on or prior to the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles, and (ii) as of the date hereof, except as would not reasonably be expected to result in material liability to the Companies, there are no pending Actions that have been asserted or instituted with respect to any Company Plan other than routine claims for benefits, and to the Knowledge of the Companies no such Action has been threatened, is anticipated or expected to be asserted.
(h)Except as set forth on Section 3.14(h) of the Company Disclosure Letter or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions will, either alone or together with any other event, (i) increase any payments or benefits payable to any current or former Employee or other individual service provider, (ii) entitle any current or former Employee or other individual service provider to any payment or benefit, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits to or for the benefits of any current or former Employee or other individual service provider, (iv) require the funding of or otherwise secure or guarantee any payment or benefit to or for the benefit of any Employee or other individual service provider, or (v) result in the forgiveness of any loan or guarantee to any Employee or other individual service provider.
(i)Except as set forth on Section 3.14(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions, either alone or together with any other event, will or would reasonably be expected to, result in any “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No Acquired Company has any obligation to gross-up, indemnify, or otherwise reimburse any Person for any Tax incurred by such Person, including under Section 409A, 457A or 4999 of the Code.
(j)Each Company Plan that covers Employees or other Persons who perform (or who, as of immediately prior to termination of their employment or other service with an Acquired Company, performed) services outside of the United States (including for the avoidance of doubt any Company Plan that covers Employees or other Persons resident in Puerto Rico), if intended to qualify for special Tax treatment, meets all the requirements for such treatment. To the extent required by applicable Law, the assets of each such Company Plan that provides retirement, medical or life insurance benefits following retirement or other termination of service or employment (x) are at least equal to the liabilities of such Company Plan (determined based on reasonable actuarial assumptions) or (y) if such Company Plan is wholly or partially unfunded, accrued to the extent required by the accounting standards applicable to the Acquired Company that sponsors, maintains or contributes to such Company Plan.
Section 3.15Environmental Matters. Except as set forth on Section 3.15 of the Company Disclosure Letter and except for such matters that, individually or in the aggregate, would not, or would not reasonably be expected to, result in material liability to the Acquired Companies:
(a)the Acquired Companies are, and have been since January 1, 2022, in compliance with all applicable Environmental Laws and Environmental Permits, and have made all required filings for issuance or renewal of such Environmental Permits;
(b) the Acquired Companies have not received, since January 1, 2022, any written notice from any Governmental Entity requesting information or asserting potential liability arising from or relating to the presence, production, transportation, importation, use, treatment, handling, storage, Release of any Hazardous Substances or the violation of any Environmental Laws or Environmental Permits;
(c)the Acquired Companies have not, since January 1, 2022, been charged, convicted of or found to be liable with respect to an offense for material non-compliance with Environmental Laws, been fined or received a penalty for non-compliance with Environmental Laws in any material respect, or settled a lawsuit relating to material non-compliance with Environmental Laws;
(d)no Governmental Entity has commenced or, to the Knowledge of the Companies, threatened in writing to commence, any Environmental Claim against any Acquired Company in connection with any potential liability under Environmental Laws;
(e)the Acquired Companies have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person arising out of Environmental Laws;
(f)there has been no Release of any Hazardous Substance, other than in accordance with Environmental Laws, by any Acquired Company, or, to the Knowledge of the Companies,

by any other Person at any Real Property currently or formerly owned or operated (including as lessee) by any Acquired Company, and to the Knowledge of the Company there has been no Release of Hazardous Substances at any facility or location, that would, in each case, (i) require notification, investigation, or remediation pursuant to any Environmental Laws by any Acquired Company, which has not been resolved in full or (ii) would be reasonably likely to give rise to material liability to the Acquired Company pursuant to any Environmental Laws, which liability has not been resolved in full; and
(g)the Acquired Companies have made available to Buyer all environmental audits, assessments, and reports conducted by or on behalf of the Acquired Companies relating to its current or former properties, facilities or operations, dated January 1, 2024, or later, which are in any Acquired Company’s possession or control.
Section 3.16Taxes. Except as set forth on Section 3.16 of the Company Disclosure Letter:
(a)Each Acquired Company has timely filed all Income Tax and other material Tax Returns required to be filed by it (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. Solely for purposes of this Section 3.16(a), the term “Tax Return” shall also include any withholding or similar informational forms in respect of material withholding Taxes that are required to be provided to a third party.
(b)All Income Taxes and other material Taxes required to be paid by the Acquired Companies (whether or not shown on any Tax Return) have been fully and timely paid.
(c)No Acquired Company is currently the subject of an audit or other examination relating to Taxes, and no Acquired Company has received written notice from any Governmental Entity that such an audit or examination will be initiated or is pending.
(d)No Acquired Company is a party to or bound by, or has any obligation under, any Tax allocation, indemnity, sharing or protection agreement or similar Contract or has any other obligation to indemnify any other Person with respect to Taxes that will be in effect or otherwise obligate an Acquired Company after the Closing, in each case other than pursuant to a commercial contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes (each, a “Commercial Tax Agreement”).
(e)There are no Liens (other than Liens described in clause (a) of the definition of Permitted Liens) with respect to Taxes on any of the assets of any Acquired Company.
(f)Each Acquired Company is, and since its formation or, if later, its direct or indirect acquisition by the applicable Seller, has always been, treated for United States federal income tax purposes, as well as applicable state and local Income Tax purposes, as (i) in the case of Dockspot UK Limited, a corporation, and (ii) in the case of each other Acquired Company, a disregarded entity. No Acquired Company has made any entity classification elections (including on IRS Form 8832 or otherwise). No Acquired Company is classified as a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.
(g)No Acquired Company has any liability for Taxes of any Person as a transferee or successor or by contract (other than pursuant to a Commercial Tax Agreement). No Acquired Company has been a member of an affiliated, consolidated, combined, unitary, value added Tax or similar group for any federal, state, local or non-U.S. Tax purposes (other than a group the common parent of which is one of the Acquired Companies).

(h)With respect to any and all Taxes of any Acquired Company for all Pre-Closing Tax Periods and all Straddle Periods not yet due and payable as of, or prior to, the Closing Date, the Acquired Companies have established, in accordance with GAAP, adequate reserves on their books and financial records for the payment of such Taxes.
(i)The Acquired Companies have timely complied with all information reporting or backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.
(j)No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect, and no request for any such waiver or extension is currently pending.
(k)No written claim in respect of any Acquired Company has ever been made by a Governmental Entity in a jurisdiction in which it has never filed a particular kind of Tax Return or paid a particular Tax that it is or may be required to file such Tax Return or pay such Tax in that jurisdiction.
(l)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to any Acquired Company, or with respect to any Seller or any of its Affiliates that pertains to the activities or operations of any Acquired Company, and no amount of Tax chargeable on an Acquired Company has otherwise been affected in any material respects by any concession, agreement or (formal or informal) arrangement with any Governmental Entity, in each case excluding any Tax Return.
(m)No Acquired Company has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or similar provisions of state, local or non-U.S. Law).
(n)The Acquired Companies have not granted in writing any power of attorney which will remain in force following the Closing with respect to any Taxes or Tax Returns.
(o)No Acquired Company has been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to or purported to qualify in whole or in part for tax-free treatment under Section 355 or 361 of the Code during the two-year period preceding the date hereof.
(p)No Acquired Company (nor Buyer, solely by reason of its ownership of the Acquired Companies) will be required to include any material amount of income in, or exclude any material amount of deductions from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any closing or similar agreement with any Governmental Entity executed prior to the Closing, (ii) the installment method of accounting for an installment sale made prior to the Closing, (iii) a change in method of accounting made prior to the Closing for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) existing on the Closing Date, (v) any prepaid amount received prior to the Closing outside the ordinary course of business, (vi) the application of any COVID-19 Measures, (vii) the application of Section 951 or Section 951A of the Code with respect to income generated in a Pre-Closing Tax Period, or (viii) an election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made on or prior to the Closing.

(q)No Acquired Company will be required to pay any Tax attributable to a taxable period (or portion thereof) ending on or before the Closing Date as a result of an election under Section 965(h) of the Code made prior to the Closing or any action taken prior to the Closing pursuant to any COVID-19 Measures (including as a result of deferral of any Taxes under any COVID-19 Measures or any application for or receipt of any loan or other funds pursuant to any COVID-19 Measures).
(r)No Acquired Company is, or has been, a resident in a jurisdiction other than its jurisdiction of formation or incorporation (as applicable) for any Tax purposes. No Acquired Company has any permanent establishments (within the meaning of an applicable double Tax treaty, or where no such treaty applies, applicable Tax laws) or any offices or fixed places of business that would, in each case, result in an obligation of that Acquired Company to pay Taxes or file Tax Returns in a country other than the country in which it is organized.
Section 3.17Labor Matters.
(a)A true and complete census setting forth, as of February 1, 2025, for each Employee, their employer, title, hire date, state of location, whether full- or part-time, whether active or on leave, whether exempt from the Fair Labor Standards Act, and annual salary or base hourly rate, has been made available to Buyer.
(b)Except as set forth on Section 3.17(b) of the Company Disclosure Letter, none of the Acquired Companies is or since January 1, 2022, has been a party to or bound by any labor Contract or collective bargaining agreements, no Employees are represented by any labor union, works council, or other labor organization with respect to their employment with an Acquired Company and no such labor Contract or collective bargaining agreement is currently being negotiated. There are no ongoing, and since January 1, 2022, none of the Acquired Companies have experienced or to the Knowledge of the Companies been threatened with, any labor (i) work stoppage, strike, lockout, work slowdown, picketing, or handbilling or similar material concerted labor activity, (ii) material grievance, arbitration, or unfair labor practices charge or (iii) organizing activities by employees of the Acquired Companies and, to the Knowledge of the Companies, no such activity, charge, or event is threatened against any of the Acquired Companies. Neither the consent of, consultation with, nor the rendering of formal advice by any labor union, works council or other labor organization is required to enter into this Agreement or to consummate the transactions contemplated thereby.
(c)The Acquired Companies are, and have been since January 1, 2022, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, and employment of minors. Since January 1, 2022, no Acquired Company has taken any action that triggered any notice obligations under the WARN Act or any similar state or local Laws. No Acquired Company is, or since January 1, 2022, has been, the subject of any pending or threatened audit or other Action from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other Governmental Entity, concerning compliance with any law concerning authorization to work in the United States (other than any Actions for which the Acquired Companies have not received any notice).
(d)Except as set forth on Section 3.17(d) of the Company Disclosure Letter, there are no material (i) Actions pending (other than any Actions for which the Acquired Companies have not received any notice) or, to Knowledge of the Companies, threatened against any Acquired

Company concerning alleged employment discrimination or other employment related matters or breach of any employment-related Law before any Governmental Entity, or (ii) unfair labor practice or labor charges or complaints pending (other than any Actions for which the Acquired Companies have not received any notice) or, to the Knowledge of the Companies, threatened with respect to an Acquired Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any equivalent state or local other Governmental Entity.
(e)Since January 1, 2022, (i) no allegations of workplace sexual harassment or unlawful discrimination have been made by any current or former employee to an Acquired Company’s Human Resources department and (ii) none of the Acquired Companies have entered into any settlement agreement related to allegations of sexual harassment or discrimination.
Section 3.18Brokers and Finders. Except as set forth on Section 3.18 of the Company Disclosure Letter, no Acquired Company or their respective Affiliates has entered into any agreement with any Person that would obligate any Acquired Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions, which such commissions or fees shall be treated as Transaction Expenses.
Section 3.19Transactions with Affiliates. Except (a) as set forth on Section 3.19 of the Company Disclosure Letter or (b) the Company Plans, no officer, director, employee, manager or any family member thereof of any of the Acquired Companies or any Affiliates thereof (other than any other Acquired Company) (each a “Related Party”) is party to any Contract, arrangement or other agreement with any Acquired Company, in each case, that is material to such Acquired Company, or has any material interest in any assets or property used by any Acquired Company (each, a “Related Party Transaction”); provided, that Contracts with respect to “Related Party Transactions” shall not include (i) any Organizational Document of any Acquired Company, (ii) any Contract between or among the Acquired Companies, (iii) any Contract relating to employment or the issuance or grant of Equity Interests or (iv) any Contract entered into in the ordinary course of business providing for indemnification or exculpation obligations for any of the Acquired Companies’ officers, directors or employees. All Contracts, transaction or other arrangements between any Acquired Company, on the one hand, and any Related Party, on the other hand, have been entered into on an arm’s-length basis.
Section 3.20Certain Payments. No Acquired Company has taken any action, including making any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, that would constitute a violation in any material respect by such Acquired Company of any Anti-Corruption Law to (a) obtain favorable treatment in securing business, (b) pay for favorable treatment for business secured or (c) obtain special concessions, in each case, for or in respect of any Acquired Company. No Acquired Company, nor, any of their officers, members, equityholders, managers, directors, or agents has made, promised to make, or caused to be made any unlawful payments for or on behalf of an Acquired Company (i) to or for the use or benefit of any government official or employee; (ii) to any other Person, either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for payments previously made, to any government official; or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, in each of clauses (i), (ii) and (iii), the payment of which would constitute a material violation of applicable Anti-Corruption Laws.
Section 3.21Data Privacy.
(a)Each Acquired Company and, to the Knowledge of the Companies, any processors acting on their behalf are and have for the past three (3) years: (i) been in material compliance with applicable Data Protection Requirements; (ii) obtained all necessary consents of the data subjects from whom such Acquired Company collects Personal Data in a manner appropriate for the processing of that data in the manner it was and is now processed, pursuant to applicable Privacy Laws; and (iii) implemented and maintained reasonable policies, notices, and procedures related to the Processing of Personal Data. Each Acquired Company has taken reasonable steps to ensure that any third parties Processing Personal Data have implemented appropriate technical, physical, administrative, and organizational measures and policies to protect the confidentiality and security of such Personal Data. To the Knowledge of the Companies, no Acquired Company has received any notice from any Person alleging violation of, or is or has been subject to any claim, demand, audit, investigation, or action regarding, any Data Protection Requirements, including with respect to the use of Artificial Intelligence or Automated Decision-Making Technology.
(b)The Acquired Companies have established, implemented, and maintain appropriate technical, physical, administrative, and organizational measures and policies, including in material compliance with all data security requirements under all applicable Data Protection Requirements to: (i) ensure the confidentiality, integrity, availability, and security of all (A) Acquired Company data, (B) Personal Data Processed by or on behalf of any Acquired Company, and (C) Artificial Intelligence and Automated Decision-Making Technology developed or deployed by or on behalf of any Acquired Company; and (ii) prevent any unlawful or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability of any of the foregoing.
(c)No Acquired Company has experienced any material breach, including any breach of security, in which any Personal Information Processed, or Artificial Intelligence and Automated Decision-Making Technology developed or materially deployed by or on behalf of any Acquired Company, was, or to the Knowledge of the Companies may have been, accessed, used, disclosed, stolen, lost, altered, corrupted, destroyed, or rendered unavailable unlawfully or without authorization (“Security Incident”). To the Knowledge of the Companies, there are no facts or circumstances which could reasonably suggest the likelihood of a Security Incident. No Acquired Company has notified, nor been required by any Data Protection Requirement to notify, any Person of a Security Incident. No Acquired Company has received any written or, to the Knowledge of the Companies, oral notice from any Person of, nor to Knowledge of the Companies has any Person experienced, any unlawful, accidental, or unauthorized access, use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability of any Personal Data that such Person Processes on behalf of any Acquired Company.
(d)To the Knowledge of the Companies, the performance of this Agreement will not violate, nor require any notices to (or consents from) any Person under, any Data Protection Requirements. Immediately following the Closing, Buyer and the Acquired Companies will have the right to Process, on the same terms and conditions, all Personal Data Processed by or on behalf of the Acquired Companies prior to the Closing to conduct the ordinary course of its business in accordance with past practice.
(e)No Acquired Company has used or is currently using, including through the Acquired Companies’ use of products or services licensed from or otherwise provided by a third-party vendor, Artificial Intelligence or Automated Decision-Making Technology (i) as a component of or in the development, deployment, or provision of any of the Acquired Companies’ products or services, to the extent material, (ii) for significant or consequential decisions concerning a Person, or (iii) for extensive profiling of a Person.
(f)The Acquired Companies have established and maintain and enforce appropriate and commercially reasonable policies and procedures governing the incorporation of Artificial

Intelligence and Automated Decision-Making Technology by the Acquired Companies’ employees, agents, and contractors in the Acquired Companies’ products and services. The Acquired Companies are and have at all times been in compliance in all material respects with such policies and procedures.
Article IVREPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Seller Disclosure Letter, the Sellers hereby make the representations and warranties contained in this Article IV to Buyer:
Section 4.1Organization, Good Standing and Other Matters. Each Seller is (a) duly organized and validly existing under the Laws of the State of Michigan and (b) has all requisite entity power and authority to enter into this Agreement and the Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the Transactions. Each Seller is in good standing under the Laws of the State of Michigan, and has all requisite entity power and authority to own or lease its properties and to carry on its business as now being conducted except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Sellers.
Section 4.2Authorization. The execution, delivery, and performance by each Seller of this Agreement and any Ancillary Document to which it is a party and the consummation of the Transactions (a) are within each Seller’s entity powers and (b) have been, or will be prior to execution, duly authorized by all necessary entity action on the part of each Seller, and no other action on the part of each Seller and its equityholders is necessary to authorize this Agreement and any Ancillary Document to which such entities are parties and the transactions contemplated thereby.
Section 4.3Enforceability. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and each Ancillary Document by the other parties thereto, this Agreement and each Ancillary Document to which each Seller is a party has been, or will be, duly executed and delivered by each Seller and constitutes a valid and legally binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable Law.
Section 4.4Litigation. There (a) are no Actions or investigations, pending before or by any Governmental Entity or threatened against either Seller and (b) is no unsatisfied judgment or any injunction binding upon either Seller, in each case of clauses (a) and (b), which would or would reasonably be expected to prevent, or materially delay either Seller’s performance under this Agreement and any Ancillary Document or the consummation of the Transactions or the transactions contemplated by the Ancillary Documents.
Section 4.5No Conflict.
(a)Except as set forth on Section 4.5(a) of the Seller Disclosure Letter and as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates, the execution, delivery and performance of this Agreement and the Ancillary Documents by each Seller does not, and the consummation by each Seller of the Transactions will not (i) contravene or violate any provision of any Organizational Documents of each Seller, (ii) violate any Law or Order to which each Seller is subject, or (iii) result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination cancellation, modification or acceleration under, or require the consent of or notice to any third party to, any Contract to which each Seller is party, except, in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Sellers.
(b)Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, with respect to each Seller, except as set forth on Section 4.5(b) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement and the Ancillary Documents nor the consummation of the Transactions will require any filing with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any other applicable Antitrust Laws and (iii) any such action, filing, consent, waiver, approval, license, authorization or permit as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies and as would not prevent or materially delay, or would not reasonably be expected to prevent or materially delay, the Transactions or the transactions contemplated by any Ancillary Document to which each Seller or any of its Affiliates is a party.
Section 4.6Ownership of Equity Interests; Title.
(a)As of the date hereof, SCOLP is the record and beneficial owner of all of the Gulf SHM Equity Interests, and SCOLP has good and valid title to the Gulf SHM Equity Interests free and clear of all Liens, other than Liens that will be released in connection with the Closing and general restrictions on transfer under applicable securities Laws. SCOLP has the full right, power and authority to sell, transfer, assign and deliver to Buyer good and valid title to the Gulf SHM Equity Interests, free and clear of all Liens or restrictions on transfer (other than general restrictions on transfer under applicable securities Laws).
(b)As of the date hereof, SHS is the record and beneficial owner of all of the TRS Equity Interests, and SHS has good and valid title to the TRS Equity Interests free and clear of all Liens other than Liens that will be released in connection with the Closing and general restrictions on transfer under applicable securities Laws. SHS has the full right, power and authority to sell, transfer, assign and deliver to Buyer good and valid title to the TRS Equity Interests, free and clear of all Liens or restrictions on transfer (other than general restrictions on transfer under applicable securities Laws).
(c)(i) As of the date hereof, SCOLP is the record and beneficial owner of all of the Equity Securities of Consent Gulf NewCo, and SCOLP has good and valid title to the Equity Securities of Consent Gulf NewCo free and clear of all Liens other than Permitted Liens and (ii) SHS is the record and beneficial owner of all of the Equity Securities of Consent TRS NewCo, and SHS has good and valid title to the Equity Securities of Consent TRS NewCo free and clear of all Liens other than Permitted Liens.
(d)Following the consummation of the Restructuring, (i) Consent Gulf NewCo will be the record and beneficial owner of all of the Delayed Consent Property Equity Interests, and Consent Gulf NewCo will have (A) good and valid title to the Delayed Consent Property Equity Interests free and clear of all Liens other Liens that will be released in connection with the consummation of the transfer of the Delayed Consent Equity Interests to SHM Surviving Company and general restrictions on transfer under applicable securities Laws and (B) full right, power and authority to sell, transfer, assign and deliver to SHM Surviving Company good and valid title to the Delayed Consent Property Equity Interests, free and clear of all Liens or restrictions on transfer (other than general restrictions on transfer under applicable securities Laws) and (ii) Consent TRS NewCo will be the record and beneficial owner of all of the Delayed Consent TRS Equity Interests, and Consent Gulf NewCo will have (A) good and valid title to the Delayed Consent TRS Equity Interests free and clear of all Liens other than Liens that will be released in connection with the consummation of the transfer of the Delayed Consent Equity

Interests to SHM Surviving Company and general restrictions on transfer under applicable securities Laws and (B) full right, power and authority to sell, transfer, assign and deliver to SHM Surviving Company good and valid title to the Delayed Consent TRS Equity Interests, free and clear of all Liens or restrictions on transfer (other than general restrictions on transfer under applicable securities Laws).
Section 4.7Brokers and Finders. Except as set forth on Section 4.7 of the Seller Disclosure Letter, no Seller or their respective Affiliates has entered into any agreement with any Person that would obligate any Acquired Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions, which such commissions or fees shall be treated as Transaction Expenses.
Section 4.8United States Person. Each Seller (i) is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (ii) is not a “foreign person” within the meaning of Section 1445 of the Code.
Section 4.9No Other Representations and Warranties.
(a)Except for the representations and warranties contained in Article III or this Article IV (as modified by the Company Disclosure Letter or Seller Disclosure Letter, as applicable), any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, neither the Sellers, the Companies, the Consent NewCos nor any other Person on behalf of the Sellers, the Companies or the Consent NewCos, has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Sellers, the Consent NewCos or the Acquired Companies or with respect to any other information provided to Buyer or its Representatives, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Acquired Companies, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Sellers, the Consent NewCos or the Acquired Companies furnished to Buyer or its Representatives or made available to Buyer and its Representatives in any “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and no Affiliate or Representative of the Sellers has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, and the Sellers, the Consent NewCos and the Companies expressly disclaim any other representations or warranties, whether made by the Sellers or any of their respective Affiliates (including the Consent NewCos and the Companies) or Representatives. Except in respect of the representations and warranties contained in Article III or this Article IV (as modified by the Company Disclosure Letter or Seller Disclosure Letter, as applicable), any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, none of the Sellers, the Consent NewCos, the Companies nor any other Person, will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or its Representatives in any “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.
(b)Other than the specific representations and warranties of Buyer expressly set forth in Article V (as modified by the Buyer Disclosure Letter), any Ancillary Documents or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, the

Sellers, the Consent NewCos and the Companies specifically disclaim that they are relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Buyer and its Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any liability for reliance on, any such other representation or warranty made by any Person. The Sellers, the Consent NewCos and the Companies specifically waive any obligation or duty by Buyer or its Affiliates to make any disclosures not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article V, (as modified by the Buyer Disclosure Letter), any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement (as modified by the Buyer Disclosure Letter) or any Ancillary Document, and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article V (as modified by the Buyer Disclosure Letter), any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document.
Article VREPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Letter, Buyer hereby represents and warrants to the Companies and the Sellers as follows:
Section 5.1Organization, Good Standing and Other Matters. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to (a) enter into this Agreement and the Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the Transactions and (b) own its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to consummate the Transactions and the transactions contemplated by the Ancillary Documents.
Section 5.2Authorization. The execution, delivery, and performance by Buyer of this Agreement and any Ancillary Document to which it is a party and the consummation of the Transactions (a) are within Buyer’s entity powers and (b) have been, or will be prior to execution, duly authorized by all necessary entity action on the part of Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement and any Ancillary Document to which Buyer is a party and the transactions contemplated thereby.
Section 5.3Enforceability. Assuming the due authorization, execution and delivery of, this Agreement by the other parties hereto and each Ancillary Document by the other parties thereto, this Agreement and each Ancillary Document to which Buyer is a party has been, or will be, duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by for the Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable Law.
Section 5.4No Conflict: Required Filings and Consent. Assuming the truth and completeness of the representations and warranties of the Sellers contained in this Agreement and except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Entity, (b) such filings as may be required in connection with the Transfer Taxes described in Section 8.4(a) and (c) as otherwise set forth on Section 5.4 of the Buyer

Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions by Buyer will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Entity, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation, modification or acceleration under, or require the consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of its assets or properties, except, in the case of each of clauses (ii) through (v), as would not, individually or in the aggregate, reasonably be expected to (A) have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Documents or (B) otherwise prevent, hinder or delay the consummation of the Transactions or the transactions contemplated thereby.
Section 5.5Sufficiency of Funds.
(a)As of the date hereof, Buyer has received and timely accepted, and has delivered to the Companies, true, correct and complete and fully executed copies of (i) the Equity Commitment Letter, pursuant to which the Sponsor has committed to invest, on the terms and subject only to the conditions expressly stated in the Equity Commitment Letter (such conditions, the “Equity Financing Conditions”), cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”) and (ii) the Debt Commitment Letter from the financial institutions party thereto (collectively, the “Debt Financing Sources”) and all fee letters relating thereto (such fee letters, collectively, the “Debt Fee Letter”) (it being understood that any fee amounts included in such fee letters may be redacted solely with respect to specific fees payable to a Debt Financing Source, other economic terms and “market flex” provisions, so long as such redactions do not relate to any terms that could affect the conditionality, enforceability, timing, availability, expiration or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing thereunder), pursuant to which the Debt Financing Sources have committed to provide, on the terms and subject only to the conditions expressly stated in the Debt Commitment Letter (such conditions, the “Debt Financing Conditions”; the Debt Financing Conditions together with the Equity Financing Conditions, the “Financing Conditions”), debt financing to Buyer in the amounts set forth therein (the financing contemplated by the Debt Commitment Letter being collectively referred to as the “Debt Financing”; the Debt Financing together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitment Letters or the commitments contained therein has been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated.
(b)Buyer has fully paid (or caused to be paid) any and all commitment fees or other amounts in connection with the Financing Commitment Letters due on or prior to the date hereof. The aggregate net proceeds contemplated by the Financing Commitment Letters on the Closing Date (both before and after giving effect to the exercise of any and all “flex” provisions contained in the Debt Commitment Letter or the Debt Fee Letter), in the aggregate, will be sufficient for Buyer to pay (or cause to be paid) all amounts required to be paid by or on behalf of it in connection with the Transactions (including payment of the Base Purchase Price, and payment of all other fees and expenses and obligations required to be paid or satisfied by or on behalf of Buyer in connection with the Transactions and the Financing) (the “Required Amount”).

(c)The Financing Commitment Letters are each in full force and effect, and each Financing Commitment Letter is a legal, valid, binding and enforceable obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions, except as such enforceability may be limited by the Enforceability Exceptions. Assuming satisfaction of the conditions set forth in Section 9.1 and Section 9.2, there is no breach or default under the Financing Commitment Letters by the Sponsor, Buyer or, to the Knowledge of Buyer, any of the other parties thereto, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by Sponsor, Buyer or, to the Knowledge of Buyer, any of the other parties thereto. As of the date hereof, Buyer does not have any reason to believe (both before and after giving effect to any and all “flex” provisions contained in the Debt Commitment Letter or the Debt Fee Letter) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis on or prior to the Closing Date, that any party thereto will be unable to satisfy on a timely basis any term of the Financing Commitment Letters or that the full amount of the Financing will not be available to Buyer on the Closing Date. As of the date hereof, there are no conditions or other contingencies related to the funding of the full amount of the Financing, other than the Financing Conditions applicable to such Financing. As of the date hereof, there are no side letters or other agreements, arrangements or understandings (written or oral) to which Buyer or any of its Affiliates is a party related (directly or indirectly) to the Financing other than as expressly set forth in the Financing Commitment Letters.
(d)The Equity Commitment Letter provides, and will continue to provide, that the Companies are third-party beneficiaries thereof as set forth therein.
(e)The obligations of Buyer under this Agreement are not subject to any conditions regarding Sponsor’s, Buyer’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Acquired Companies’) ability to obtain the Financing or any portion thereof.
(f)Assuming the conditions set forth in Section 9.1 and Section 9.2 are satisfied (or waived) and the Equity Financing is funded in accordance with the Equity Commitment Letter and the Debt Financing is funded in accordance with the Debt Commitment Letter, Buyer will have as of the Closing sufficient available funds for Buyer and the Companies to pay all amounts required to be paid in connection with the Transactions (including payment of the Required Amount).
Section 5.6Solvency. Assuming (a) satisfaction or waiver of the conditions to Buyer’s obligation to consummate the Closing, and after giving effect to the Closing, including the Financing and the payment of the Base Purchase Price, (b) the accuracy of the representations and warranties of the Sellers and the Companies set forth in Article III and Article IV hereof, respectively, (c) the compliance with all of the Sellers’ and the Companies’ respective covenants, agreements and obligations hereunder, (d) payment of all amounts required to be paid in connection with the consummation of the Closing and the Financing, (e) payment of all related fees and expenses and (f) the Companies are Solvent immediately prior to giving effect to the Transactions, each of Buyer and the Surviving Companies will be Solvent as of immediately after the consummation of the Closing. For purposes of this Agreement, the term “Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts

(including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person (or group of Persons on a combined basis) will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 5.7Guarantee. As of the date hereof, Buyer has furnished the Companies with a duly executed, accurate and complete copy of the Guarantee guaranteeing Buyer’s payment obligations with respect to the Buyer Termination Payment, the Recovery Costs, and amounts expressly contemplated by Section 8.8 of this Agreement. As of the date hereof, the Guarantee is (a) a legal, valid and binding obligation of the Sponsor, (b) in full force and effect, and (c) enforceable in accordance with its respective terms against the Sponsor, except as such enforceability may be limited by the Enforceability Exceptions. There is no breach or default under the Guarantee by the Sponsor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Sponsor. Buyer does not have any reason to believe that any of the conditions to providing the Guarantee will not be satisfied on a timely basis on or prior to the Closing Date or that the full amount of the Guarantee will not be available to Buyer on the Closing Date. Buyer is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Buyer in the Guarantee misleading or inaccurate in any material respect. The Guarantee contains all of the conditions precedent and other conditions and contingencies to the obligations of the parties and there are no side letters or other agreements, arrangements or understandings (written or oral) to which Buyer or any of its Affiliates is a party related (directly or indirectly) to the Guarantee other than as expressly set forth in the Guarantee.
Section 5.8R&W Policy. The binder agreement for the R&W Policy is, or shall be when executed by Buyer, in full force and effect and is, or shall be when executed by Buyer, a legal, valid, binding and enforceable obligation of Buyer, and to the Knowledge of Buyer, the insurer(s) party thereto, except as enforcement may be limited by the Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable Law. The R&W Policy will be maintained by Buyer for the benefit of Buyer for claims resulting from the breach of the representations and warranties set forth in Article III and Article IV, any Ancillary Documents or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document. The R&W Policy shall expressly waive any subrogation rights against the Sellers or any Affiliate of the Sellers or any past, present or future equityholder, member, partner, director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions with respect to any claim made by Buyer or insurer(s) under the R&W Policy, other than for claims arising from or in connection with Fraud (the “Subrogation Provision”). Buyer shall not terminate, waive or amend the Subrogation Provision in a manner that is reasonably expected to actually prejudice the Sellers without the written consent of the Sellers.
Section 5.9Litigation. There is no Action pending or formally threatened against Buyer or involving any of its properties or assets that would or would reasonably be expected to prevent or materially delay Buyer’s performance under this Agreement and any Ancillary Document or the consummation of the Transactions or the transactions contemplated by the Ancillary Documents.

Section 5.10Brokers and Finders. Except as set forth on Section 5.10 of the Buyer Disclosure Letter, neither Buyer nor any of its respective Affiliates have entered into any agreement with any Person that entitles such Person to any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
Section 5.11No Other Representations or Warranties.
(a)Except for the representations and warranties of Buyer contained in this Article V (as modified by the Buyer Disclosure Letter), any Ancillary Documents or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, neither Buyer, nor any other Person on behalf of Buyer, makes, has made or is making any other express or implied representation or warranty whatsoever with respect to Buyer or with respect to any other information provided to the Sellers, the Consent NewCos, the Acquired Companies or their respective Representatives, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of Buyer, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding Buyer furnished to the Sellers, the Companies or their respective Representatives or made available to the Sellers, the Companies, and their respective Representatives in any “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and no Affiliate or Representative of Buyer has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement (as modified by the Buyer Disclosure Letter), any Ancillary Documents or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, and Buyer expressly disclaims any other representations or warranties, whether made by Buyer or any of its Affiliates or Representatives. Except for the representations and warranties of Buyer contained in this Article V (as modified by the Buyer Disclosure Letter), any Ancillary Documents or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, neither Buyer, nor any other Person, will have or be subject to any liability to the Sellers, the Consent NewCos, the Acquired Companies or any other Person resulting from the distribution to the Sellers, the Consent NewCos or the Acquired Companies or the Sellers’, the Consent NewCos’ or the Acquired Companies’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Sellers, the Consent NewCos, the Acquired Companies or their respective Representatives in any “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.
(b)Other than the specific representations and warranties of the Sellers expressly set forth in Article III and Article IV (as modified by the Company Disclosure Letter or Seller Disclosure Letter, as applicable), any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Sellers, the Consent NewCos, the Acquired Companies and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any liability for reliance on, any such other representation or warranty made by any Person. Buyer specifically waives any obligation or duty by any Consent NewCo, any Acquired Company, the Sellers or any of their respective Affiliates to make any disclosures not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article III and Article IV (as modified by the Company Disclosure Letter or Seller Disclosure Letter, as applicable), any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document, and disclaims reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV (as modified by the Company Disclosure Letter or Seller Disclosure Letter, as applicable), any Ancillary Document or in any certificate or instrument delivered pursuant to this Agreement or any Ancillary Document.
Article VICOVENANTS OF THE COMPANIES
Section 6.1Conduct of Business. Except (v) as set forth on Section 6.1(I) of the Company Disclosure Letter, (w) as permitted or contemplated by this Agreement (including any actions taken in connection with the Restructuring or obtaining the Delayed Consents) or in any Ancillary Document or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed, (x) as required to maintain Topco’s qualification as a REIT, provided (i) such action or omission is narrowly tailored to have the smallest adverse effect on Buyer as is reasonably practicable, (ii) the Sellers use commercially reasonable efforts to give Buyer prior written notice at least fifteen (15) days in advance of taking or failing to take such contemplated action, (iii) the Sellers shall consult in good faith with Buyer prior to taking or failing to take such contemplated action and shall consider in good faith any potential alternatives, and (iv) this clause (x) shall not apply with respect to the covenants set forth in clauses (b), (e), (f), (j), (k), (l), (n), (p), (t), (y) or so much of (aa) as relates to clauses (b), (e), (f), (j), (l), (k), (n), (p), (t) and (y), (y) to the extent constituting a Permitted Lien, or (z) as is otherwise required by applicable Law, from the date hereof through the earlier of the Closing or the termination of this Agreement, (1) the Companies shall, and the Sellers shall cause the Companies and each other Acquired Company to, use their commercially reasonable efforts to conduct their respective businesses in the ordinary course of business in all material respects (which, for the avoidance of doubt, shall include using their commercially reasonable efforts to preserve current relationships with their customers, suppliers and other key Persons with which they have had material business relationships) and (2) the Companies shall not, and shall cause each other Acquired Company not to (and the Sellers shall not cause or permit the Companies or the other Acquired Companies to):
(a)issue, set aside, authorize, propose, permit, declare, make or pay any dividends or distributions (whether in cash, equity or property) other than Tax distributions in accordance with the SHM Operating Agreement or the SHM TRS Operating Agreement;
(b)sell, lease, transfer, assign or otherwise dispose of (i) any of their material personal property, other than disposition of inventory in the ordinary course of business, or (ii) any Real Property except the leasing of Real Property to third parties exceeding $500,000 annually and the entry into boat slip agreements and/or boat storage agreements, in each case, in the ordinary course of business consistent with past practice at commercially reasonable market rates (taking into account the tenant or member profile); provided, however, that at no incremental cost or liability to Buyer, the Sellers may transfer, or cause to be transferred, the personal property of any Acquired Company to an entity treated as a taxable REIT subsidiary of Topco if such taxable REIT subsidiary assumes the obligations of the Sellers hereunder to transfer such personal property to the Buyer as part of the transfer of the Equity Interests of such Delayed Consent Subsidiary hereunder;
(c)grant any license or sublicense of any rights under or with respect to any Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice;
(d)(i) incur or guaranty any Indebtedness of the type described in clauses (a) through (c) of the definition thereof in an outstanding principal amount exceeding $50,000 in the aggregate (in each case other than intercompany Indebtedness solely between or among the Acquired Companies, Indebtedness incurred under the Sellers’ credit facilities (including revolving credit facilities) existing as of the date hereof or (ii) forgive, cancel, compromise or release any such Indebtedness owed to or claims held by any Acquired Company;
(e)make or authorize any change in any Organizational Document of any Acquired Company;
(f)(i) authorize, issue, sell, or otherwise dispose of any of their Equity Securities or equity-based interests, or grant any options, warrants, convertible security or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their Equity Securities or equity-based interests or (ii) purchase, reclassify, combine, split, subdivide, cancel, redeem, repurchase or otherwise acquire, directly or indirectly, any of the outstanding equity interests or membership interests of any Acquired Company; provided, however, that at no incremental cost or liability to Buyer, the Sellers may transfer the Equity Securities of any Acquired Company to an entity treated as a taxable REIT subsidiary of Topco if such taxable REIT subsidiary assumes the obligations of the Sellers hereunder with respect to such Acquired Company;
(g)except as required pursuant to applicable Law or the terms of a Company Plan as in effect on the date hereof (i) make any increase in the rate of compensation, commission, bonus, incentive or other direct or indirect remuneration of any Employee whose annual base salary exceeds $200,000, (ii) grant or increase any change-in-control, retention, severance or termination pay to any Employee, (iii) accelerate any payment under any Company Plan, or adopt, amend or terminate any Company Plan (or any plan that would be a Company Plan if in effect on the date hereof) (excluding entry into offer of employment letters in the ordinary course of business that do not provide for severance or change in control payments or benefits), (iv) hire or terminate any Employee whose annual base salary or compensation is in excess of $200,000 per year (other than (x) any termination of employment for “cause” or any lawful termination as a result of disability or (y) the replacement of personnel whose employment has terminated in the ordinary course of business consistent with past practice and at a substantially similar rate of compensation), or (v) take any action to fund or in any other way secure the payment of any compensation or benefit payable to any Employee or other individual service provider;
(h)enter into a collective bargaining agreement or any other similar agreement with any labor union or recognize or certify any labor union or other employee representative as a bargaining representative for any Employee;
(i)implement any reduction-in-force or employee layoff that triggers or would reasonably be expected to trigger the WARN Act;
(j)take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any Acquired Company to cease to be treated as a disregarded entity (or, in the case of Dockspot UK Limited, a corporation) for federal income tax purposes;
(k)enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 3.8(a) of the Company Disclosure Letter, or terminate, cancel, materially amend or modify, accelerate obligations, grant a waiver of any material rights or obligation under, abandon or allow to let lapse (other than an expiration pursuant to its terms) any Material Contract (other than for any such Contract entered in the ordinary course of business that would have been required to be listed in Section 3.8(a)(xvi) or Section 3.8(a)(xix) of the Company Disclosure Letter);
(l)terminate, cancel, materially amend or modify, accelerate obligations, renew, grant a waiver of any material rights or material obligation under, abandon or allow to let lapse

(other than an expiration pursuant to its terms), any Real Property Lease, Permit or Recorded Document, other than in the ordinary course of business consistent with past practice, pursuant to Section 2.7(b) or as specified in Section 6.1(l) of the Company Disclosure Letter;
(m)make any loans or advances of money or other property to any Person with an individual principal amount in excess of $50,000, other than intercompany loans solely among the Acquired Companies;
(n)(i) enter into any indication of interest, letter of intent or similar agreement or arrangement in respect of (including the payment of any deposit in connection therewith), or (ii) consummate, in each case any acquisition (including by merger, consolidation, acquisition of stock or assets or any other business combination) or purchase of all or a material portion of the assets or otherwise acquire any business, properties or assets of, or acquire any equity interests in, or make any capital contributions to or investment in, any Person, including entering into, performing under or consummating any of the Pipeline Acquisitions, in each case other than (v) capital expenditures that are contemplated by the Capital Expenditure Plan, (w) acquisitions, purchases, capital contributions or investments for a consideration of less than $500,000 in the aggregate and which would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the consummation of the Closing (and excluding the delivery, negotiation or entry into (or amendment of) any indication of interest, letter of intent or similar that requires the payment of any deposit in connection therewith), (x) acquisitions solely among the Acquired Companies, (y) any slip acquisitions in the ordinary course of business and (z) as contemplated in the last sentence of Section 6.1 of this Agreement;
(o)change any of their accounting methods, practices, policies, principles or procedures (except as required by Law or GAAP);
(p)(i) enter into any new line of business or abandon or discontinue any existing line of business or (ii) enter into any joint venture or partnership agreement;
(q)except for capital expenditures that are contemplated by the Capital Expenditure Plan, authorize, make or enter into any commitment with respect to any capital expenditures of any Acquired Company in an amount greater than $40,000,000 in the aggregate;
(r)commence any Action or settle, pay, discharge, satisfy or compromise any pending or threatened Action involving any Acquired Company, other than with respect to claims solely seeking monetary damages that are reasonably expected to be covered by insurance or in an amount not to exceed $200,000 per claim (net of any amount covered by insurance) and $400,000 in the aggregate (net of any amount covered by insurance);
(s)(i) request an Income Tax ruling, (ii) change any method of income Tax accounting or method of reporting income or deductions for Tax or accounting purposes, (iii) make, change or rescind any Income Tax or other material Tax election, (iv) amend any Income Tax or other material Tax Return, (v) settle or compromise any Income Tax or other material Tax liability audit, claim or assessment, (vi) enter into any closing agreement related to Income Taxes or any other material Taxes, (vii) waive or extend the statute of limitations in respect of any Income Taxes or other material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (viii) knowingly surrender any right to claim any Income Tax or other material Tax refund, (ix) change the tax residence of any Acquired Company, or (x) enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, Tax protection agreement, or any closing agreement relating to Taxes (other than a Commercial Tax Agreement); in each case, to the extent such action could affect Buyer or any Acquired Company with respect to a taxable period (or portion thereof) beginning after the Closing Date (including, for the avoidance of doubt, by affecting the Intended Tax Treatment);
(t)(i) initiate or consent to any material and adverse zoning reclassification of any Real Property, (ii) enter into or approve any material change to any approved site plan (including any potential expansions of any site), or (iii) enter into or approve any material change to any special use permit, planned unit development approval, waterfront development permit, riparian rights, coastal zone management approval or other land use entitlement affecting any Real Property;
(u)cancel, terminate or reduce in any material respect any coverage under the Insurance Policies, except for any cancellation or termination in connection with the replacements of an Insurance Policy by a new or successor policy of substantially similar coverage;
(v)abandon, dedicate to the public, sell, assign or encumber any Owned Intellectual Property;
(w)disclose any Trade Secret to any Person that is not subject to a legally-binding confidentiality obligation with respect thereto;
(x)enter into any Contract for a lease that should be recorded as a capital lease in accordance with GAAP;
(y)adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition under any similar Law;
(z)take any action or fail to take any action that would or is reasonably likely to (i) result in a default under any Real Property Lease, Tenant Lease, Recorded Document or Permit, (ii) violate any Laws, or (iii) materially adversely affect the use, operation or value of any Real Property;
(aa)delay or postpone the payment of any accounts payable or commission or any other liability or agree to negotiate with any party to extend the payment date of any accounts payable or commissions or any other liability, in each case, other than in the ordinary course of business; and
(ab)legally obligate themselves to do any of the actions described in the foregoing clauses (a) through (aa).
Notwithstanding anything to the contrary herein, and without limiting the generality of the foregoing clause (n), (i) the Sellers and the Acquired Companies shall not take any action to cause any of the Pipeline Acquisitions set forth on Section 6.1(II) of the Company Disclosure Letter (the “Specified Pipeline Acquisitions”), nor permit, by the lapse of time or the giving of notice or otherwise, any Specified Pipeline Acquisition, in either case to be consummated, or become legally obligated to consummate any Specified Pipeline Acquisition, without the prior written consent of Buyer, and (ii) the Sellers may take the actions contemplated by Section 6.1(III) of the Company Disclosure Letter with respect to any Specified Pipeline Acquisition. Buyer shall have the right from time to time to direct the Sellers and the Acquired Companies to take all steps necessary to cause the termination of such Specified Pipeline Acquisition.

Section 6.2Access to Information and Real Property.
(a)Subject to the terms of the Confidentiality Agreement, at all times during the period commencing on the date hereof and until the earlier of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 10.1 or, with respect to any Delayed Consent Subsidiary, the date of transfer of the Delayed Consent Equity Interests for such Delayed Consent Subsidiary in accordance with Section 2.7(d), the Companies and the Consent NewCos shall, and shall cause their Subsidiaries to, (a) permit Buyer and its Representatives to have reasonable access, upon reasonable written notice and during normal business hours, to the Books and Records of the Acquired Companies and their respective businesses under the supervision of Acquired Company personnel, (b) make reasonably available any executives and employees of the Acquired Companies, and (c) furnish to Buyer such information and data, financial records and other documents in its possession relating to the Acquired Companies and their respective businesses and assets, in each case, as Buyer may reasonably request and which are reasonably necessary for the purpose of transition and reviewing the performance and operations of the business and the Acquired Companies during such period (and not for the purpose of any actual or potential adverse Action or dispute between the parties of their Affiliates); provided, that nothing in this Section 6.2(a) shall require any Acquired Company to furnish to Buyer or provide Buyer with access to information (A) to the extent related to the sale process conducted by the Sellers and the Companies vis-à-vis any Person other than Buyer and its Affiliates, (B) that is subject to an attorney-client or an attorney work-product privilege or (C) that legal counsel for any Acquired Company reasonably concludes may not be disclosed pursuant to applicable Law; provided, further, that in the case of each of the foregoing clauses (B) or (C), the Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to put in place arrangements to permit such disclosure, in each case, in a manner that would not reasonably be expected to violate or contravene any such privilege or applicable Law.
(b)From the date hereof and until the earlier of the Closing or the valid termination of this Agreement pursuant to and in accordance with the terms of Section 10.1 or, with respect to any Delayed Consent Subsidiary, the date of transfer of the Delayed Consent Equity Interests for such Delayed Consent Subsidiary in accordance with Section 2.7(d), the Companies shall provide Buyer and its consultants reasonable access to the Owned Real Property and, subject to any required lessor consents (which the Companies shall use commercially reasonable efforts to obtain), and the rights of any tenants, lessees, subtenants, sublessees, sublicensees or other occupants, provide Buyer and its consultants access to the Leased Real Property; provided, however, that Buyer shall not conduct any intrusive environmental investigation at any Real Property, including any intrusive sampling, intrusive testing or other intrusive indoor or outdoor investigation of soil, subsurface strata, surface water, groundwater, sediments or ambient air or other media at or in connection with any such Real Property. Such access to the Real Property shall be scheduled with the reasonable cooperation of the Companies. All such investigations shall be at Buyer’s cost and expense. For the avoidance of doubt, Buyer’s satisfaction with the results of such investigations shall not be a condition to the Closing.
(c)Notwithstanding anything herein to the contrary, any investigation done pursuant to the access contemplated by Section 6.2(a) and Section 6.2(b) shall be (1) arranged through such Person or Persons as the Companies may designate from time to time, (2) conducted in a manner that does not unreasonably interfere with the conduct of the business of any Acquired Company or create a risk of damage or destruction to any property or assets of the Sellers or any Acquired Company and (3) subject to the Acquired Companies’ reasonable security measures and insurance requirements.
Section 6.3Company Permits

. Prior to Closing, the Companies shall use commercially reasonable efforts to obtain all consents, waivers and approvals from any Governmental Entity required under each Company Permit, including any filings as may be required by Alcoholic Beverage Authorities, in connection with the Transactions, including in respect of the Company Permits set forth on Section 6.3 of the Company Disclosure Letter, except those consents, waivers and approvals which, if not obtained, would not, or would not reasonably be expected to, result in material liability to the Acquired Companies (taken as a whole) or materially and adversely affect the operation of the applicable Owned Real Property or Leased Real Property, as the case may be. All such consents, waivers and approvals shall be delivered to Buyer as and when obtained.
Section 6.4Other Required Consents. Prior to Closing, the Companies shall use commercially reasonable efforts, to obtain all consents, waivers and approvals required from the applicable counterparty under each Real Property Lease, Recorded Document and/or Permit (including, for the avoidance of doubt, the Delayed Consent Property Documents) listed on Section 3.4 of the Company Disclosure Letter in connection with the Transactions in substantially the forms attached hereto as Exhibit H (subject in all respects to the proviso to the second sentence of Section 2.7(b)), and copies thereof shall be delivered to Buyer promptly following the date obtained. Buyer shall cooperate with the Companies in executing any additional instruments reasonably requested by the Companies necessary to obtain any such consent, waiver or approval and shall provide such information or documentation as may be requested by the lessor under the applicable Real Property Lease, Recorded Document and/or Permit (including, for the avoidance of doubt, any Delayed Consent Property Document) in connection with considering the request for consent, waiver or approval; provided, that any costs and expenses that are incurred by or on behalf of the Acquired Companies in connection with obtaining the such consents, waivers and approvals shall be borne 50% by Sellers and 50% by Buyer; provided, further, however, that (1) in no event shall any Seller, Acquired Company or their respective Affiliates be required to make any payments to a third Person in connection with obtaining any such consents, waivers or approvals (except with respect to payment of any fees, payments, costs and expenses expressly provided for in the applicable Real Property Lease and/or Recorded Document (including, for the avoidance of doubt, any Delayed Consent Property Document), which shall be promptly paid 50% by Sellers and 50% by Buyer), (2) neither any Seller, Acquired Company or Buyer shall agree to financial concessions to obtain such consents, waivers or approvals (except with respect to payment of any fees, payments, costs and expenses expressly provided for in the applicable Real Property Lease and/or Recorded Document (including, for the avoidance of doubt, any Delayed Consent Property Document), which shall be promptly paid 50% by Sellers and 50% by Buyer) and (3) neither any Seller, Acquired Company or Buyer shall agree to any financial or non-financial changes or amendments to a Real Property Lease, Permit and/or Recorded Document (including, for the avoidance of doubt, any Delayed Consent Property Document) without the prior written consent of Buyer and the Sellers, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, neither any Seller, Acquired Company nor Buyer shall be required to take any action pursuant to this Section 6.4 that would reasonably be expected to adversely impact the qualification of it or any of its Affiliates or direct or indirect owners as a REIT, provided (i) that any action taken or any failure to act to preserve REIT qualification is narrowly tailored to have the smallest adverse effect on the other parties as is reasonably practicable and (ii) the party failing to take such action shall (x) use commercially reasonable efforts to give the other party prior written notice at least fifteen (15) days in advance of taking or failing to take such contemplated action and (y) shall consult in good faith with the other party prior to taking or failing to take such contemplated action and shall consider in good faith any potential alternatives to obtain all required consents, waivers and approvals.

Article VIICOVENANTS OF BUYER
Section 7.1Access to Books and Records.
(a)From and after the Closing until the seven (7) year anniversary of the Closing Date, Buyer and its Affiliates shall, and shall cause the Surviving Companies to, grant the Sellers and their Representatives reasonable access, during normal business hours and upon reasonable notice, to the Books and Records of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date, with respect to any governmental investigations or legal compliance or other legitimate business purpose (and not for the purpose of any actual or potential adverse Action or dispute between the parties of their Affiliates); provided, however, that (1) all requests for access shall be directed to such Person(s) as Buyer may designate in writing from time to time, (2) such activities do not unreasonably interfere with the ongoing business or operations of the Acquired Companies, (3) such access or related activities would not cause a violation of any agreement to which any Acquired Company is a party, (4) nothing in this Section 7.1(a) shall require any Acquired Company or its Representatives to furnish to the Sellers or provide the Sellers with access to information that (A) is subject to an attorney-client or an attorney work-product privilege or (B) legal counsel for the Surviving Companies reasonably concludes may not be disclosed pursuant to applicable Law; provided, further, that in the case of each of the foregoing clauses (A) or (B), Buyer shall, and shall cause the Surviving Companies to, use commercially reasonable efforts to put in place arrangements to permit such disclosure, in each case, in a manner that would not reasonably be expected to violate or contravene any such privilege or applicable Law. For a period of seven (7) years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Buyer shall, and shall cause its Affiliates (including the Acquired Companies) not to intentionally or knowingly destroy, alter or otherwise dispose of any such Books and Records unless, Buyer provides the Sellers with at least ten (10) Business Days’ prior written notice before destroying, altering or otherwise disposing any such Books and Records, during which period the Sellers may elect to make copies, at their own expense, of such Books and Records.
(b)From the date hereof through and including the earlier of the second anniversary of (i) the receipt of the last Delayed Consent or (ii) the Delayed Consent Deadline, Buyer shall use commercially reasonable efforts to furnish Topco or the Sellers such additional information concerning audits, accounting, Tax audits and Tax Returns as the Sellers shall reasonably request and which is in the possession or control of Buyer or any of their respective Affiliates, agents, or Accountants, to enable Topco, the Sellers or their respective Affiliates and their outside, third-party Accountants, to prepare and file financial statements in compliance with any or all of (1) Rule 3-05 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended, required by the Securities and Exchange Commission (the “Commission”), (2) any other rule issued by the Commission and applicable to Topco, the Sellers or their respective Affiliates, and (3) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of the Sellers or their respective Affiliates; provided, however, that (1) all requests for access shall be directed to such Person(s) as Buyer may designate in writing from time to time, (2) such audit activities do not unreasonably interfere with the ongoing business or operations of the Acquired Companies, (3) such access or related activities would not cause a violation of any agreement to which any Acquired Company is a party, (4) nothing in this Section 7.1(b) shall require any Acquired Company or its Representatives to furnish to the Sellers or provide the Sellers with access to information that (A) is subject to an attorney-client or an attorney work-product privilege or (B) legal counsel for the Surviving Companies reasonably concludes may not be disclosed pursuant to applicable Law; provided, further, that in the case of each of the foregoing clauses (A) or (B), Buyer shall, and shall cause the Surviving Companies to, use commercially reasonable efforts to put in place arrangements to permit such disclosure, in each case, in a manner that would not reasonably be expected to violate or contravene any such privilege or applicable Law. Buyer shall allow the Accountants to conduct an audit of the income statements and balance sheets, if necessary, for the period prior to Closing (or to the date of Closing) (or, in respect of each of the Delayed Consent Subsidiaries, the date of entry into the respective Delayed Consent Subsidiary Purchase Agreement) and the two (2) prior years, and shall cooperate with and provide reasonable assistance to the Accountants in the conduct of such audit (and, in the case of any required pro forma financial statements, reasonably cooperate with Topco, the Sellers or their respective Affiliates with respect to its preparation of pro forma financial statements, to the extent reasonably requested).
Section 7.2Communications Prior to Closing. From the date hereof until the earlier of Closing or the valid termination of this Agreement in accordance with its terms, Buyer and Buyer’s Representatives or Affiliates may only contact and communicate with the employees, known lenders, known customers, known service providers and known suppliers of any Acquired Company, in each case, in such capacity, in connection with the Transactions after prior consultation with, and written approval of, the Companies.
Section 7.3R&W Policy. From the date hereof until the earlier of Closing or the valid termination of this Agreement in accordance with its terms, Buyer shall take, and shall cause its Affiliates to take, all action necessary to obtain and bind the R&W Policy as of or prior to the Closing Date, which shall contain substantially the same terms and conditions as set forth in the R&W Policy. The Companies shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their controlled Affiliates to provide, such cooperation as Buyer shall reasonably request in connection with obtaining and binding the R&W Policy as of the Closing or the applicable agreed date(s). Following the Closing, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Acquired Companies) not to, amend, restate, supplement, modify or alter the Subrogation Provision (or waive any terms thereof) in any manner that is adverse to or that results or could reasonably be expected to result in any incremental liability to the Sellers or any of its equityholders, officers, directors, managers, employees, counsel, accountants, financial advisors and consultants and each of the heirs, executors, successors and permitted assigns of any of the foregoing without the prior written consent of the Sellers. Buyer will pay or cause to be paid all costs required to bind and obtain the R&W Policy, including the policy premium amount, broker fee, underwriting fee, and other corresponding taxes of such R&W Policy.
Section 7.4Confidentiality. From the date hereof until the date that is five years following the Closing Date, each of Buyer and the Sellers, the Companies and the Surviving Companies will not, and will cause their respective controlled Affiliates (including, in the case of the Sellers for this purpose, Topco) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than, in the case of the Sellers and the Companies, Buyer and the Surviving Companies, and in the case of Buyer and the Surviving Companies, the Sellers or the Companies, and in each case their respective officers, managers, directors and employees), or use or otherwise exploit for its own benefit or the benefit of anyone other than Buyer or the Sellers, (excluding the use, for the Sellers’ or Topco’s own benefit or the benefit of its affiliates, any ideas, concepts, discoveries, trade secrets, innovations, improvements, know-how, developments, techniques, methods, processes, or other mental impressions in any Restricted Party’s possession prior to the Closing) as applicable, any Confidential Information. The immediately preceding sentence will not (a) apply to information that is now or becomes generally known to the public through no wrongful act of Buyer or the Sellers, as applicable; or (b) restrict the disclosure of Confidential Information to the extent such disclosure is (i) to Buyer’s or the Sellers’ Representatives, partners and members, as applicable, as is necessary in the ordinary course of business, (ii) in connection with enforcing its rights or defending disputes under this Agreement or the Ancillary Documents, (iii) as required by Law (including to comply with any regulation promulgated by the Commission or a national stock exchange applicable to Topco), (iv) in connection with the performance of such party’s obligations under this

Agreement (including Section 8.2) or (v) to bona fide investors for fund raising, marketing or reporting purposes so long as such investors are bound by customary confidentiality arrangements covering such information; provided, that in the event any such public announcement, release or disclosure is required by any applicable Law (including to comply with any regulation promulgated by the Commission or a national stock exchange applicable to Topco), the Restricted Party shall, to the extent reasonably practicable and permitted by Law, inform Buyer in advance of such announcement, release or disclosure, other than (A) in the announcement, release or disclosure (A) of the consolidated financial statements of the Restricted Parties or any of their Affiliates, or any required pro forma financial information pursuant to Article XI of Regulation S-X related to the Transaction, (B) that contains any material nonpublic information of any Restricted Party, or (C) that is materially consistent with information that has been previously publicly disclosed. For purposes of this Section 7.4, “Confidential Information” means any records of the Acquired Companies or proprietary information of the Acquired Companies (prior to the consummation of the transactions contemplated by this Agreement), including, without limitation: all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, customer lists, presentation materials, financial information, projections and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of Buyer, the Acquired Companies or otherwise related to its business, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.
Section 7.5Financing.
(a)Buyer shall not release or consent to the termination of the obligations of any investor to provide the Equity Financing in an amount required to pay the Required Amount or to the termination of obligations under the Guarantee.
(b)Buyer shall, subject to, for the avoidance of doubt, Section 7.5(d), use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, obtain and consummate the Financing as promptly as practicable following the date hereof in an amount required to satisfy the Required Amount on the Closing Date on the terms and conditions described in the Financing Commitment Letters (including any and all “market flex” provisions therein), including using reasonable best efforts to (i) maintain in full force and effect (and not cancel or reduce any commitments under) the Financing Commitment Letters and the Guarantee, (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing required to pay the Required Amount on the terms and conditions contained in the Debt Commitment Letters (which may reflect “market flex” provisions in the Debt Commitment Letters) (such definitive agreements, the “Definitive Financing Agreements”), (iii) satisfy on a timely basis (except to the extent that Buyer has obtained the valid waiver of) all Financing Conditions, (iv) consummate, and draw, the Financing in an amount sufficient to pay the Required Amount, and (v) pay all commitment or other fees and amounts that become due and payable on or prior to the Closing Date under or with respect to the Financing Commitment Letters as they become due and payable and (vi) enforce (other than through commencing any Action against any Person) its rights under the Financing Commitment Letters and the Guarantee.
(c)In the event that, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 8.8(b), any portion of the Debt Financing becomes unavailable on the terms and conditions (including any and all “market flex” provisions) contemplated in the Debt Commitment Letter applicable thereto, Buyer shall promptly notify the Companies and the Sellers thereof and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, obtain and consummate alternative financing on terms and conditions not materially less favorable to Buyer than the terms and conditions (including any and all “market flex” provisions) contained in the Debt Commitment Letter in any respect or in an amount sufficient, when added to the portion of the Debt Financing (if any) that is and remains available, to pay the Required Amount (“Alternative Financing”), and to obtain and promptly provide the Sellers and the Companies with a true, correct and complete copy of the one or more fully executed and delivered commitment letters that provide for such Alternative Financing (including all attachments thereto and all fee, engagement and other letters executed in connection therewith the “Alternative Financing Commitment Letter”) (it being understood that any fee amounts included in such fee letters may be redacted solely with respect to specific fees payable to a Debt Financing Source and specific “market flex” provisions, so long as such redactions do not relate to any terms that could affect the conditionality, enforceability, timing, availability, expiration or termination of the Alternative Financing Commitment Letter or reduce the aggregate principal amount of the Alternative Financing thereunder); provided that, notwithstanding anything herein to the contrary, in no event shall the reasonable best efforts of Buyer be construed to require that Buyer (A) pay any fees or original issue discount in excess of those contemplated by the Debt Commitment Letter as in effect of the date hereof or (B) agree to terms that are less favorable than those contemplated by the Debt Commitment Letter in each case of clauses (A) and (B), assuming the full exercise of any market flex provisions in the Debt Fee Letter). In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Debt Financing in an amount required to pay the Required Amount becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Financing (or alternative bridge facilities obtained in accordance with this clause (c)) are available on the terms and conditions described in the Debt Commitment Letter, then Buyer shall use reasonable best efforts to cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing as promptly as practicable following the occurrence of such event. Notwithstanding anything to the contrary herein, for purposes of this Agreement, references to (i) the “Financing” and “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters and any such Alternative Financing, (ii) the “Financing Commitment Letters” and the “Debt Commitment Letters” shall include the Debt Commitment Letters and any such Alternative Financing Commitment Letter, (iii) the “Definitive Financing Agreements” shall include the definitive documentation relating to the debt financing completed by the Debt Commitment Letters and those relating to any such Alternative Financing and (iv) the “Debt Financing Sources” shall include the financial institutions and other entities party to any Alternative Financing Commitment Letter.
(d)Buyer shall not permit or consent to or agree to any amendment, restatement, replacement (in its entirety or as to any term thereof), supplement, modification or waiver of or consent under any provision or remedy under, (i) the Equity Commitment Letter, (ii) the Guarantee, (iii) the Debt Commitment Letters or (iv) the Definitive Financing Agreements, in each case, without the prior written consent of the Sellers and the Companies, if such amendment, restatement, replacement, supplement, modification, waiver or consent would (A) impose new or additional conditions or other contingencies to the funding of the Financing or would otherwise adversely change, amend, modify or expand any of the conditions or other contingencies to the funding of the Financing, (B) reasonably be expected to prevent, delay or adversely affect the availability of all or a portion of the Financing or the consummation of the Closing, (C) reduce the aggregate amount of the Financing, (D) otherwise adversely affect the ability of Buyer to enforce its rights against the other parties under the Financing Commitment Letters or any Definitive Financing Agreements or (E) reasonably be expected to prevent, delay, impede or impair the Closing; provided that in any event, Buyer may amend, modify, restate, replace or expand the Debt Commitment Letters to implement any market flex provisions expressly stated in the Debt Fee Letter or to add lenders, lead arrangers, bookrunners, syndication agents or other Debt Financing Sources who had not executed the Debt Commitment Letters as of the date hereof and, in connection therewith, amend the economic and other arrangements with respect to the appointment of such additional lenders, lead arrangers, bookrunners, syndication agents or other Debt Financing Sources, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, or to increase the aggregate amount of the Debt Financing in each case except to the extent any such amendment, modification, restatement, replacement or expansion would (1) impose new or additional conditions or other contingencies to the funding of the Financing or would otherwise adversely change, amend, modify or expand any of the conditions or other contingencies to the funding of the Financing, (2) reasonably be expected to prevent, delay or adversely affect the availability of all or a portion of the Financing or the consummation of the Closing, (3) reduce the aggregate amount of the Financing, (4) otherwise adversely affect the ability of Buyer to enforce its rights against the other parties under the Financing Commitment Letters or any Definitive Financing Agreements or (5) reasonably be expected to prevent, delay, impede or impair the Closing. Without limiting the preceding sentence, Buyer shall promptly deliver (or cause to be delivered) to the Sellers and the Companies a true, correct and complete and fully executed and delivered copy of any amendment, supplement, replacement, modification, waiver or consent. For purposes of this Agreement, references to (i) the “Equity Financing,” “Debt Financing” and “Financing” will include the financing contemplated by the Financing Commitment Letters as amended, supplemented, replaced, modified, waived or consented to as permitted by this Section 7.5(d) and (ii) the “Debt Commitment Letters,” “Equity Commitment Letter” or “Financing Commitment Letters” shall include such documents as amended, supplemented, replaced, modified, waived or consented to as permitted by this Section 7.5(d), in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.
(e)Buyer shall give the Sellers and the Companies prompt written notice (i) of any material default or material breach (or any event that, with or without notice, lapse of time or both, could, or could reasonably be expected to, give rise to any material default or material breach) under any of the Financing Commitment Letters or the Definitive Financing Agreements, (ii) of any termination or expiration of any of the Financing Commitment Letters or the Definitive Financing Agreements, and (iii) of the receipt by Buyer of any written notice or other written communication from any investor or Debt Financing Source with respect to any actual breach, termination, expiration or repudiation of any Financing Commitment Letter or any material provision thereof.
(f)Without limitation of the foregoing, Buyer shall consult with and, upon the written (including via e-mail) request of the Sellers or the Companies from time to time, Buyer will keep the Sellers and the Companies reasonably informed on a current basis and in reasonable detail on the activity and developments of its efforts to arrange and obtain the Financing.
Article VIIICOVENANTS OF THE SELLERS, BUYER AND THE COMPANIES
Section 8.1Public Announcements. Between the date of this Agreement and the earlier of the Closing Date and the date of termination of this Agreement pursuant to and in accordance with the terms of Article X, except to the extent required by any applicable Law, no party nor any of its respective Affiliates or Representatives shall, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Buyer (in the case of the Sellers, the Consent NewCos or the Companies or their respective Affiliates or Representatives) or the Companies (in the case of Buyer or its Affiliates or Representatives), as applicable; provided, however, that the Companies and their Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Companies may reasonably determine is necessary to comply with applicable Law or the requirements of this Agreement (including Section 8.2 and obtaining consents of lessors pursuant to the Real Property Leases (including, for the avoidance of doubt, the Delayed Consent Property Documents)) or any other agreement to which the Companies or any of their Subsidiaries is a party. Except as provided in the preceding sentence, no party nor any of its respective Affiliates or Representatives shall, directly or indirectly, make any disclosure to any third parties concerning the Transactions (including the existence or terms thereof) without the prior written consent of Buyer (in the case of the Sellers, the Consent NewCos or the Companies or their respective Affiliates or Representatives) or the Companies (in the case of Buyer or its Affiliates or Representatives), as applicable; provided, however, that any party and its Affiliates may disclose such information (a) to its Representatives, partners and members as is necessary in the ordinary course of business (so long as such Person agrees to, or is bound by Contract to, keep the terms of this Agreement confidential), (b) in connection with enforcing its rights under this Agreement or the Ancillary Documents, (c) as required by Law (including to comply with any regulation promulgated by the Commission or a national stock exchange applicable to Topco), (d) in connection with the performance of such party’s obligations under this Agreement (including Section 8.2) or (e) to bona fide investors for fund raising, marketing or reporting purposes so long as such investors are bound by customary confidentiality arrangements covering such information. In the event any such public announcement, release or disclosure is required by any applicable Law (including to comply with any regulation promulgated by the Commission or a national stock exchange applicable to Topco) in the reasonable opinion of counsel, the party required to make such announcement, release or disclosure may do so as long as Buyer and the Companies consult prior to the making thereof and use their reasonable best efforts to agree upon a mutually satisfactory text.
Section 8.2Antitrust Approvals.
(a)Subject to the terms and conditions of this Agreement, Buyer, the Sellers, the Companies and their respective Subsidiaries shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Closing, as soon as practicable after the date hereof (and in any event by the Outside Date), including (i) preparing and filing or otherwise providing, in consultation with the other parties and as promptly as reasonably practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable (and in any event by the Outside Date) all waiting period expirations or terminations and consents necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Closing and (ii) taking all steps as may be necessary, subject to the limitations in this Section 8.2, to obtain all such waiting period expirations or terminations and consents. In furtherance and not in limitation of the foregoing, each of the Companies and Buyer shall as promptly as practicable and before the expiration of any relevant legal deadline following the execution and delivery of this Agreement, file, or cause to be filed, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form required for the Closing pursuant to the HSR Act, and thereafter supply as promptly as reasonably practicable any supplemental information requested in connection therewith pursuant to the HSR Act. Each of the parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Laws. Buyer shall be responsible for all filing fees payable in connection with all filings, forms, notices, registrations and notifications under the HSR Act and other Antitrust Laws.

(b)The Companies, the Sellers, and Buyer shall (and to the extent applicable, shall cause their respective Subsidiaries to) use their respective reasonable best efforts to obtain or take, as applicable, or cause to be obtained or taken, as applicable, as promptly as practicable but, in any event, no later than the Outside Date: (i) all necessary approvals under the HSR Act any other Antitrust Laws required in connection with this Agreement and the Closing and (ii) all necessary actions or nonactions, waivers, consents, registrations, filings, approvals and authorizations from Governmental Entities, including all steps as may be necessary to avoid an Action by any Governmental Entity, including using reasonable best efforts in the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Closing, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that any such actions shall be conditioned on the Closing of the transactions contemplated under this Agreement; provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.2 or any other provision of this Agreement shall require any of Buyer or any of its Affiliates to agree or otherwise be required to, take any action, including any action contemplated above, with respect to any of Buyer’s Affiliates, or any interest therein, other than with respect to the Companies. Subject to Section 2.7, none of the Companies, the Sellers nor their respective Affiliates shall be obligated to pay any fee or other similar payment (other than customary filing fees), to any Governmental Entity from whom consent or approval is required or requested from or by such Governmental Entity in connection with the consummation of the Closing in order to obtain any such consent or approval (except, for the avoidance of doubt, as required pursuant to Section 2.7). Buyer shall not, and shall not permit the Sponsor to, acquire or agree to acquire by way of arrangement, amalgamation, merger or consolidation with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, arrangement, amalgamation, merger, consolidation or purchase would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, Orders, declarations or approvals of any Governmental Entity necessary to consummate the Closing or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Closing or (C) materially delay the consummation of the Closing.
(c)Each of the parties agrees to instruct their respective counsel to cooperate with the other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other Antitrust Laws at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to promptly inform the other parties’ counsel of any substantive oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party shall independently participate in any substantive meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside counsel only). Any materials exchanged in connection with this Section 8.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Companies or Buyer’s consideration of the transactions contemplated by hereby or other competitively sensitive material; provided that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.2 as “outside counsel only”.

Section 8.3Efforts to Close. Subject to the terms of this Agreement, and without limiting the obligations set forth in Section 8.2, Buyer and the Companies shall use reasonable best efforts to cause the conditions to Closing to be satisfied and to cause the Closing to occur as soon as possible, including satisfying the conditions precedent set forth in Article IX applicable to such party, and shall reasonably cooperate with the other parties in executing any additional instruments reasonably requested by another party (without cost or expense to the executing party, except as otherwise specified herein) necessary to carry out the Closing and to fully carry out the purpose of this Agreement, including executing such additional documents and providing such information or documentation as may be requested by any party from whom any consent or waiver in connection with the Closing is requested. The “reasonable best efforts” of the Companies shall not require any Acquired Company or any of their respective Affiliates to provide financing to Buyer or to compensate any Person, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Person, in each case, for the consummation of the Closing, in each case except to the extent otherwise specified herein.
Section 8.4Tax Matters.
(a)Transfer Taxes. Any Transfer Taxes shall be paid 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand. The party primarily responsible for filing Tax Returns under applicable Law with respect to a particular Transfer Tax shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Taxes (and, where required by Law, the other party shall reasonably cooperate to join in the timely filing of), shall use commercially reasonable efforts to furnish drafts of any such Tax Return that the other party is required to execute and join in filing at least seven (7) Business Days in advance of the Closing for the other party’s review, and shall provide to the other party, upon request, evidence of such documentation.
(b)Preparation of Tax Returns. Following the Closing, at its cost and expense, Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period that have not yet been filed. Such Tax Returns shall be prepared on a basis consistent with past practice solely to the extent such past practices are supportable at a “more likely than not” (or higher) level of confidence (as determined by the applicable Tax Return preparer) and except as contemplated by this Agreement.
(c)Cooperation. The Sellers and Buyer shall reasonably cooperate, and shall cause their respective Subsidiaries, Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns (including with respect to Transfer Taxes) and preparing and filing with the applicable Governmental Entity any required notices in connection with the transactions contemplated under this Agreement, including using commercially reasonable efforts to maintain and make available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, in each case to the extent related to any Acquired Company.
(d)Certain Post-Closing Actions. Except as provided in Section 8.4(k), following Closing, none of Buyer, the Acquired Companies or any of their respective Affiliates shall (i) amend, re-file, revoke or otherwise modify any Tax Return or Tax election of any Acquired Company, in each case in respect of a Pre-Closing Tax Period, file any Tax Return with respect to a Pre-Closing Tax Period except in accordance with Section 8.4(b), initiate discussions or examinations with any Governmental Body regarding Taxes of any Acquired Company for a Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes of any Acquired Company for a Pre-Closing Tax Period, or take any action or make any election on the Closing Date outside the ordinary course of business, in each case, solely to the extent that such action would reasonably be expected to adversely modify the liability for Taxes of any Seller or its Affiliates, or (ii) cause any Acquired Company to be treated as other than as a disregarded entity (or, in the case of Dockspot UK Limited, a corporation) for U.S. federal income tax purposes with respect to any Pre-Closing Tax Period, in each case without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)Tax Contests.
(i)From and after Closing, Buyer, on the one hand, or the Sellers on the other hand (the “Recipient”) shall notify the Sellers or Buyer, as the case may be, in writing within ten (10) days of receipt by the Recipient of written notice of any Tax audit or Tax proceeding relating to an Acquired Company that may affect the liability for Taxes of such other party (or, in the case of Buyer, an Acquired Company) (“Tax Contest”).
(ii)The Sellers, at the Sellers’ sole cost and expense, shall have the right to represent any Acquired Company’s interests in any Tax Contest relating to a Pre-Closing Tax Period to the extent such Tax Contest solely relates to Taxes of any Seller or its Affiliates or to the extent any liability resulting from such Tax Contest would solely be borne by the Sellers or their Affiliates (a “Seller Tax Contest”). The Sellers shall employ counsel of the Sellers’ choice and at the Sellers’ expense; provided that Buyer shall be permitted, at Buyer’s expense, to fully participate in any such Seller Tax Contest, including the review of any correspondence and providing reasonable comments to any documents related to such Seller Tax Contest. If the Sellers decline such right to represent and control such defense and settlement with respect to a Seller Tax Contest, Buyer, at Buyer’s sole cost and expense, shall have the right to represent and control such defense and settlement; provided that the Sellers shall be permitted at the Sellers’ expense to fully participate in any such Seller Tax Contest, including the review of any correspondence and providing reasonable comments to any documents related to such Seller Tax Contest.
(iii)Buyer, at Buyer’s sole cost and expense, shall have the right to represent any Acquired Company’s interests in any Tax Contest relating to a Pre Closing Tax Period other than a Seller Tax Contest (a “Buyer Tax Contest”). Buyer shall employ counsel of Buyer’s choice and at the Buyer’s expense; provided that Sellers shall be permitted, at Sellers’ expense, to fully participate in any such Buyer Tax Contest solely to the extent such Tax Contest could reasonably be expected to adversely affect Topco's qualification as a REIT (a “Buyer REIT Tax Contest”), including the review of any correspondence and providing reasonable comments to any documents related to such Buyer Tax Contest.
(iv)Notwithstanding the foregoing, no party shall be entitled to settle, either administratively or after the commencement of any judicial proceeding, any Seller Tax Contest or a Buyer REIT Tax Contest without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed). Except as otherwise provided in this Section 8.4(e), in the case of any conflict between this Section 8.4(e) and any other provision of this Agreement, the provisions of this Section 8.4(e) shall control.
(f)Straddle Periods. For all purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of Taxes that are based upon or related to income, gross or net sales, payments or receipts (including any Income Taxes), including payroll, employment or similar Taxes, be determined based on a “closing of the books” of each Acquired Company as of the Closing Date and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the day immediately prior to the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period. For purposes of clause (i) of the preceding sentence, exemptions, credits, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion. For purposes of a Tax that is imposed as a result of the application of any rule under Subpart F of Subchapter N of the Code, the taxable period of any Person that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) shall be assumed to end on the Closing Date using a “closing of the books” method.
(g)Tax Sharing Agreements. All Tax allocation, indemnity, or sharing agreements between any Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, shall be terminated prior to the Closing such that neither the Buyer nor any of its Affiliates (including the Acquired Companies) shall have any liability or obligation thereunder following Closing.
(h)Intended Tax Treatment. The parties agree that for U.S. federal (and applicable state and local) Income Tax purposes, the purchase of the Acquired Companies contemplated by this Agreement shall be treated as (i) in the case of Dockspot UK Limited, a purchase of the equity interests in Dockspot UK Limited and (ii) in the case of all other Acquired Companies, a taxable purchase of all of the assets of each Acquired Company (the “Intended Tax Treatment”). No party shall take any position inconsistent with the Intended Tax Treatment except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code (and similar provisions of state, local and non-U.S. Law); provided, however, that nothing contained herein shall prevent the parties from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Intended Tax Treatment, and no party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the Intended Tax Treatment.
(i)Interim Cooperation. From the date hereof until the Closing, at Buyer’s sole expense, the Sellers shall use their commercially reasonable efforts to cooperate as and to the extent reasonably requested by Buyer in order to enable Buyer to diligence the ability of the Surviving Companies or their direct or indirect owners to comply with the gross income and asset tests applicable to REITs and otherwise qualify as a REIT (assuming an election to qualify as a REIT for U.S. federal income tax purposes were to be made by the applicable parent entity and without regard to the distribution, ownership or filing requirements) and that any “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Surviving Companies and/or their direct or indirect owners employed in connection therewith would comply with the provisions applicable to such Persons, including the limitations set forth in Section 856(c)(4) of the Code, which cooperation may include providing any information reasonably requested by Buyer to enable Buyer to prepare pro forma REIT compliance testing for prior taxable periods and taking (or refraining from taking), at Buyer’s sole expense (including, for the avoidance of doubt, attorneys’ fees incurred by the Sellers in connection therewith), other commercially reasonable actions requested by Buyer in furtherance therefrom, solely to the extent such action or omission would not reasonably be expected to adversely affect the Sellers or any of their Affiliates.
(j)Like-Kind Exchange. At the request of either Sellers, on the one hand, or Buyer, on the other hand, the other party shall use commercially reasonable efforts to assist the requesting party in qualifying the purchase and sale of the Gulf Equity Interests as an exchange pursuant to Section 1031 of the Code (a “Section 1031 Exchange”). Such party may assign its interest in this Agreement in whole or in part, including its right to receive consideration attributable to any Equity Interest in an Acquired Company, to a “qualified intermediary” on customary terms in order to effectuate a Section 1031 Exchange as aforesaid, and in such event, such party shall promptly so notify the other party. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither such Section 1031 Exchange nor any action contemplated under this Section 8.4(j) shall (i) affect in any way the obligations of Sellers and Buyer (or any other party) under this Agreement, (ii) cause or require the non-requesting party or any Acquired Company to incur or assume any liabilities or to take title to (or accept an assignment of any purchase agreement to acquire) any other property not otherwise contemplated by this Agreement, (iii) delay the Closing or be a condition to the Closing, (iv) affect the Intended Tax Treatment, or (v) require any party to provide any representation or opinion as to the tax treatment of such Section 1031 Exchange. The requesting party shall pay any incremental Transfer Taxes and similar closing costs incurred by the other party, any Acquired Company or any of their Affiliates resulting from such Section 1031 Exchange. Any document required to be acknowledged or signed by any party at the request of the requesting party shall be reasonably acceptable to the signing party.
(k)Puerto Rican Restructuring. At the request of Buyer, Sellers shall use commercially reasonable efforts to cause their relevant Subsidiaries to contribute, transfer or otherwise restructure their ownership of the Puerto Rican Relevant Entities to newly formed limited liability companies organized under the laws of Puerto Rico that are eligible to elect to be classified as corporations for Puerto Rican Income Tax purposes (the “Puerto Rican Contributions”) and, notwithstanding Section 8.4(d), Buyer shall have the right to cause such newly formed limited liability companies to elect to be classified as corporations solely for Puerto Rican Income Tax purposes (but not for U.S. federal income tax or any other Income Tax purposes) for each such limited liability company’s taxable year that includes the Closing Date (or any portion thereof). Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Puerto Rican Contributions nor any action contemplated under this Section 8.4(k) shall (i) affect in any way any other obligations of Sellers and Buyer (or any other party) under this Agreement, (ii) cause or require Seller or any Acquired Company to incur or assume any liabilities or to take title to (or accept an assignment of any purchase agreement to acquire) any other property not otherwise contemplated by this Agreement, (iii) delay the Closing or be a condition to the Closing, (iv) except as expressly set forth in this Section 8.4(k), affect the Intended Tax Treatment, or (v) require any party to provide any representation or opinion as to the tax treatment of such Puerto Rican Contributions. Buyer party shall pay any incremental Transfer Taxes and similar closing costs incurred by the Sellers, any Acquired Company or any of their Affiliates resulting from such Puerto Rican Contributions. Any document required to be executed to effectuate the Puerto Rican Contributions shall be reasonably acceptable to both parties.
Section 8.5Indemnification; Directors and Officers Insurance.
(a)For a period of six (6) years from and after the Closing Date, Buyer shall, and shall cause the Surviving Companies and their Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were present or former directors, managers, officers, employees, fiduciaries or agents of any Acquired Company (each, a “Covered Party” and collectively, the “Covered Parties”), with respect to all acts or omissions by them in their capacities as such or as trustees or fiduciaries of any plan for the benefit of the Employees or taken at the request of any Acquired Company at any time on or prior to the Closing Date in each case in accordance with and subject to the terms of the Existing D&O Arrangements. Buyer agrees that all rights of the Covered Parties to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of each Acquired Company as now in effect and any indemnification agreements or arrangements of any Acquired Company with respect to Covered Parties as now in effect (collectively, the “Existing D&O Arrangements”) shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Covered Parties, unless such modification is required by applicable Law, for a period of not less than six (6) years.
(b)Each of Buyer and the Covered Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Action relating to any acts or omissions covered under this Section 8.5 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c)At the Closing, Sellers shall cause the Companies to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Closing for events occurring prior to the Closing (the “D&O Insurance”) that is no less favorable in the aggregate to the intended beneficiaries thereof than the Companies’ and/or their Subsidiaries’ existing directors’ and officers’ liability insurance policy; provided that in no event shall Buyer be required to pay an annual premium in the aggregate more than an amount equal to 250% of the current annual premium paid by the Sellers in respect of the Acquired Companies for such D&O Insurance. The costs and expenses of the D&O Insurance shall be borne 50% by the Sellers as a Transaction Expense and 50% by the Buyer. Buyer shall cause the Surviving Companies after the Closing to maintain the D&O Insurance in full force and effect and continue to honor its obligations thereunder for a period of six (6) years from and after the Closing.
(d)The obligations of Buyer, the Surviving Companies and their Subsidiaries under this Section 8.5 shall not be terminated or modified in such a manner as to adversely affect any Covered Party to whom this Section 8.5 applies without the consent of the affected Covered Party (it being expressly agreed that (i) the Covered Parties to whom this Section 8.5 applies shall be third-party beneficiaries of this Section 8.5 and shall be entitled to enforce the covenants contained herein and (ii) the rights of indemnification and to receive advancement of expenses set forth in this Section 8.5 are in addition to, and not in substitution of or exclusive of, any other rights to indemnification or contribution that any Covered Party may have or be entitled to, whether pursuant to Law, Organizational Documents, contract (including any indemnity agreement) or otherwise). The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy.
(e)Notwithstanding anything contained in this Agreement to the contrary, this Section 8.5 shall survive the consummation of the Transactions and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving Companies in accordance with the terms hereof. In the event that Buyer or the Surviving Companies or any of their respective successors or assigns (i) is not the continuing or surviving entity following an arrangement, amalgamation, merger or consolidation with any other Person or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Companies, as the case may be, shall assume the obligations set forth in this Section 8.5.
Section 8.6Exclusivity. Each of the Companies, the Consent NewCos and the Sellers hereby covenant and agree that until the earlier of the Closing Date (or, in the case of the Consent NewCos with respect to an applicable Delayed Consent Subsidiary, the earlier of the Delayed Consent Deadline and consummation of the transfer of such Delayed Consent Subsidiary pursuant to the terms of Section 2.7) and the termination of this Agreement in accordance with its terms, the Companies, the Consent NewCos and the Sellers shall not, and shall not permit their Subsidiaries, Topco or any of their respective controlled Affiliates to, and will instruct their and their respective Representatives not to, directly or indirectly, (i) provide or cause to be provided any non-public information to any Person (including via access to any data room or other records), (ii) solicit, initiate or engage in any discussions or negotiations with any Person or knowingly encourage the submission of any inquiries, proposals, or offers by, or take any other action intended or designed to facilitate the efforts of any such Person, or (iii) enter into a letter of intent, exclusivity agreement or other agreement with a Person, in each case other than Buyer or its Affiliates, relating to: (x) the possible acquisition of, or business combination with, any Acquired Company (whether by way of merger, consolidation, take-over bid, purchase of Equity Interests, purchase of assets or otherwise, directly or indirectly); or (y) the possible acquisition of any Equity Securities of any Acquired Company or all or a material portion of the assets of any Acquired Company (other than any assets sold in compliance with Section 6.1(b), (b) or (s)). Upon receipt of any inquiry from any third party with respect to any transaction of the type described in Section 8.6(i) and Section 8.6(ii), the Companies shall promptly notify Buyer of such inquiry. For the avoidance of doubt, (1) for purposes of this Section 8.6, the Acquired Companies shall include each Delayed Consent Subsidiary until the earlier of the Delayed Consent Deadline and consummation of the transfer of such Delayed Consent Subsidiary pursuant to the terms of Section 2.7 and (2) in no event shall any prohibitions apply to any actions taken in connection any possible acquisition of the equity interests or assets of (other than the Acquired Companies), or business combination with, the Sellers or their controlling Affiliates (including Topco).
Section 8.7Notice of Certain Events.
(a)From the date hereof until the earlier of Closing (or, in the case of the Consent NewCos with respect to an applicable Delayed Consent Subsidiary, the earlier of the Delayed Consent Deadline and consummation of the transfer of such Delayed Consent Subsidiary pursuant to the terms of Section 2.7) or the termination of this Agreement in accordance with its terms, the Sellers shall promptly notify Buyer in writing of: any Action commenced or, to the Knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting, the Companies, such party or any of its Subsidiaries which relates to this Agreement or the Transactions contemplated hereby. Buyer’s receipt of information pursuant to this Section 8.7(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Companies in this Agreement and, unless Buyer otherwise agrees in writing, shall not be deemed to amend or supplement the Company Disclosure Letter.
(b)From the date hereof until the earlier of Closing or the valid termination of this Agreement in accordance with its terms, Buyer shall promptly notify the Companies in writing of: any Action commenced or, to the Knowledge of Buyer, threatened against, relating to or involving or otherwise affecting Buyer or any of its Subsidiaries which relates to this Agreement or the Transactions contemplated hereby. The Companies’ receipt of information pursuant to this Section 8.7(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement and, unless the Companies otherwise agree in writing, shall not be deemed to amend or supplement the Buyer Disclosure Letter.
Section 8.8Financing Cooperation.
(a)Buyer acknowledges and agrees that obtaining the Debt Financing is not a condition to Closing and that the consummation of the Closing shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing.
(b)From the date hereof until the earlier of the Closing Date (or, in the case of the Consent NewCos with respect to an applicable Delayed Consent Subsidiary to the extent that lender commitments under Definitive Financing Agreements with respect to the payment of the corresponding Delayed Consent Subsidiary Purchase Price are in effect, the earlier of the Delayed Consent Deadline and consummation of the transfer of such Delayed Consent Subsidiary pursuant to the terms of Section 2.7) and the termination of this Agreement in accordance with its terms, the Sellers, the Consent NewCos and Acquired Companies shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and other advisors and representatives to, provide to Buyer, at Buyer’s sole cost and expense and in each case upon Buyer’s reasonable written request, all cooperation necessary, customary, proper and advisable in connection with the arrangement and consummation of the Debt Financing on a timely basis, but in any event no later than the time the Closing is required to occur pursuant to Section 2.2 (or, with respect to any Delayed Consent Subsidiary, the date of consummation of transfer of such Delayed Consent Subsidiary pursuant to the terms of Section 2.7, as applicable), on the terms and conditions (including, to the extent required, the full exercise of any “flex” provision in any Debt Fee Letter) set forth in the Debt Commitment Letters (or, with respect to any Delayed Consent Subsidiary, set forth in the applicable Definitive Financing Agreement(s)), which shall include:
(i)upon reasonable prior written notice, causing the Sellers’ or the Acquired Companies’ senior officers with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, sessions with rating agencies or other customary syndication activities at times and locations to be mutually agreed (it being understood and agreed that such meeting may be conducted telephonically and/or virtually);
(ii)assist with the preparation of customary materials for bank information memoranda and similar marketing documents (including authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Companies or their securities for the purposes of United States federal securities laws) reasonably necessary in connection with the Debt Financing and provide reasonable cooperation with the due diligence efforts of any Debt Financing Source to the extent reasonable and customary; in each case in this clause (ii): (A) subject to customary confidentiality provisions and disclaimers and (B) limited to information to be contained therein with respect to the Acquired Companies;
(iii)furnish Buyer and the Debt Financing Sources with such business and other material information relating to the Acquired Companies as may be reasonably requested by Buyer, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business;
(iv)provide reasonable assistance in the preparation and, subject to the limitations set forth herein, execution of the Definitive Financing Agreements, including (A) executing and delivering by officers of the Acquired Companies that are remaining in such position following the Closing, effective only on or after the Closing, of any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Financing or to evidence by delivery of customary payoff letter(s), loan party release(s) and/or lien release documentation, as applicable, the payment and/or discharge, as applicable, of prior financings and for the funded Indebtedness for borrowed money of the Acquired Companies evidenced by the agreement(s) listed on Section 8.8(b)(iii) of the Company Disclosure Letter, hedging agreements reasonably requested by Buyer and otherwise facilitating the pledging of, and creation and perfection of the security interests in the collateral (including taking actions reasonably necessary to permit the Debt Financing Sources to evaluate the Acquired Companies’ current assets for the purpose of establishing collateral arrangements required to be established as of the Closing under the Debt Commitment Letter) contemplated by the Debt Financing; and (B) (1) following the date of this Agreement with respect to any Real Properties other than Delayed Consent Properties and (2) following receipt of the applicable Delayed Consent with respect to any Delayed Consent Properties, obtaining such consents, acknowledgements, authorizations, approvals and instruments reasonably requested by Buyer to permit the consummation of the Financing; and (C) assisting with the preparation of schedules and exhibits thereto or other customary informational requirements (including assistance with any applicable flood zone determinations) relating to the Acquired Companies as are reasonably requested by Buyer, it being understood that all such agreements, certificates and documents will not take effect until upon or after the Closing;
(v)obtain, execute and deliver customary evidence of authority, customary officer’s certificates, customary solvency certificates, customary insurance certificates, in each case, as reasonably requested by Buyer and the Debt Financing Sources to be effective only as of the Closing or thereafter (provided, however, that no officer who is not remaining in such position following the Closing shall be obligated to execute any certificate or other document contemplated by this clause (iv) in connection with the Debt Financing);
(vi)assisting in the taking of all corporate and other organizational actions, subject to the occurrence of, and effective only after, the Closing, as are reasonably necessary to authorize the entry by the Acquired Companies into the Debt Financing after the Closing on the Closing Date (including using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Closing to execute resolutions or consents authorizing such Acquired Companies to enter into the Definitive Financing Agreements); it being understood that no such corporate or other organizational action will take effect prior to the Closing;
(vii)provide to Buyer promptly, and in any event at least four (4) Business Days prior to the Closing Date, all documentation and other information with respect to the Acquired Companies reasonably requested by (or on behalf of) its Debt Financing Sources and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in connection with the Debt Financing, that has in each case been requested by Buyer in writing at least nine (9) Business Days prior to the Closing Date; and
(viii)as may be reasonably requested by Buyer in connection with the Debt Financing, but no earlier than immediately prior to the Closing, use commercially reasonable efforts to transfer or otherwise restructure its ownership of the Acquired Companies, properties or other assets, including the formation of new entities, in each case, at Buyer’s sole expense, and only to the extent, and pursuant to documentation that is, reasonably acceptable to the Sellers (provided that no action shall be required under this clause (viii) to the extent such action would or could reasonably be expected to (i) cause any breach of, or require any board or investor vote under, the Organizational Documents of any Seller, Consent NewCo or Acquired Company or any of their respective Representatives or Affiliates, (ii) result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation, material modification or acceleration under, or require the consent of or notice to any Contract to which any of the Sellers, the Consent NewCos, the Acquired Companies or any of their respective Representatives or Affiliates is a party or violate any applicable Law or Permit, (iii) cause any of the Sellers, the Consent NewCos, the Acquired Companies or any of their respective Representatives to pay any commitment or other fee, give an indemnity or incur any liability (including any Tax liability) or expense, (iv) materially delay, impede or impair the consummation of the transactions contemplated by this Agreement, including the Closing and Restructuring, (v) adversely impact the qualification of it or any of the Sellers, the Consent NewCos, the Acquired Companies or any of their respective Representatives or Affiliates or direct or indirect owners as a REIT, (vi) result in any adverse Tax consequence for any of the Sellers, the Consent NewCos, the Acquired Companies or any of their respective Representatives or Affiliates or direct or indirect owners, including any additionalTaxes, or (vii) adversely impact any of the Tax strategies of any of the Sellers, the Consent NewCos, the Acquired Companies or any of their respective Representatives or Affiliates or direct or indirect owners; provided further that, in the event that no action is required as a result of any of the foregoing subclauses (i) through (vii), the parties shall consider in good faith any potential alternatives to implement the requested actions (subject, in each case, to the foregoing subclauses (i) through (vii)).
(c)Notwithstanding the foregoing, none of the Sellers, the Consent NewCos, the Acquired Companies and/or the Companies shall be required to provide, or cause their Affiliates or their or their Affiliates’ respective Representatives to provide, cooperation under Section 8.8 to the extent that it: (i) unreasonably interferes with the ongoing business of such Persons (as determined by the Sellers or the Companies in good faith); (ii) requires (A) any Seller, Consent NewCo or any of their respective Representatives to incur any liability or obligation in connection with the Debt Financing or (B) any of the Acquired Companies or their Representatives to incur any liability or obligation in connection with the Debt Financing that is not contingent upon the Closing or to pay any fee or expense in connection with the Debt Financing prior to the Closing; (iii) requires (A) either of the Sellers or any of their respective Representatives to authorize, execute, deliver, enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing or adopt resolutions or consents approving the Debt Financing or the execution, delivery or performance of the definitive documentation relating thereto or (B) any Acquired Company, or any of their respective Representatives to authorize, execute, deliver, enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing taking effect prior to the Closing (other than as expressly set forth in Section 8.8(b) with respect to customary authorization letter(s)) or adopt resolutions or consents approving the Debt Financing or the execution, delivery or performance of the definitive documentation relating thereto; (iv) requires any of the Sellers, the Acquired Companies or their Representatives to deliver (or cause the delivery) of any legal opinions or comfort or reliance letters; (v) requires any of the Sellers, the Acquired Companies or their Representatives to provide any information that is prohibited or restricted by applicable Law; (vi) requires any of the Sellers, the Acquired Companies or their Representatives to provide access to or disclose information that such Person determines would reasonably be expected to result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege or conflict with any confidentiality obligations applicable to it; (vii) requires the Sellers, the Acquired Companies, or any of their respective Representatives, to take any action that is prohibited or restricted by, or would reasonably be expected to conflict with or violate, its respective Organizational Documents, or would reasonably be expected to result in a violation or breach of, or default, or give rise to a right of termination, under, any Contract to which any such Person is a party or any applicable Law; (viii) would reasonably be expected to result in any Representative of the Sellers, the Consent NewCos or the Acquired Companies incurring personal liability with respect to any matter relating to the Debt Financing or requires any such Representative to deliver any document or certificate that such Representative reasonably believes, in good faith, contains any untrue statement; (ix) requires the Sellers, the Consent NewCos or the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement; (x) causes (or would reasonably be expected to cause as determined by the Sellers or the Companies in good faith) any representation, warranty, covenant or other term in this Agreement to be breached or causes any Closing condition set forth in Article IX to fail to be satisfied or to be impaired or delayed; (xi) requires any Seller, any Consent NewCo, any Acquired Company or any of their respective Representatives to provide any financial (or other) information that (A) is not produced in the ordinary course of business or (B) cannot be produced or provided by (or on behalf of) such Person without unreasonable cost or expense; or (xii) constitutes any investigative procedure that involves intrusive testing or physical damage to any property or other assets of such Person(s). In no event shall any Seller, Consent NewCo, Acquired Company or any of their respective Representatives be required to provide or assist in the preparation of any projections or “pro forma” financial statements. In no event shall any of the Sellers, the Consent NewCos, the Acquired Companies or any of their respective Representatives be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Sellers, the Companies, their Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Buyer in arranging the Debt Financing or as a result of any information provided by (or on behalf of) the Companies, their Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing.
(d)None of the representations, warranties or covenants of the Sellers, the Consent NewCos or the Companies set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken (or omitted to be taken) by any of the Sellers, the Consent NewCos, the Acquired Companies or any of their respective Representatives at the request of Buyer or its Representatives pursuant to Section 8.8. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 8.8(b) represent the sole obligation of the Sellers, the Consent NewCos and the Acquired Companies and their respective Representatives with respect to cooperation in connection with the Debt Financing. Notwithstanding anything to the contrary in this Agreement, any breach by the Sellers, the Consent NewCos or Companies or their respective Representatives of any of the covenants required to be performed by them under this Section 8.8 shall not be considered in determining the satisfaction of any condition to Closing set forth in this Agreement, including the condition to Closing set forth in Section 9.3(b), or in determining the entitlement of any party to terminate this Agreement, including any entitlement to termination arising from Section 10.1, in each case except to the extent of any Willful Breach by the Sellers, the Consent NewCos or the Acquired Companies that is the proximate cause of the failure of the Debt Financing to be consummated at or prior to the Closing.
(e)Buyer (i) shall reimburse the Sellers and the Sellers, the Consent NewCos or the Acquired Companies, as applicable, promptly upon demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ and accountants’ fees) incurred by (or on behalf) of them and their Representatives in connection this Section 8.8 and (ii) shall indemnify, defend and hold harmless the Sellers, the Acquired Companies, their Affiliates and their respective current, former and future Representatives (collectively, the “Financing Indemnified Parties”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing and any information in connection therewith; except to the extent such loss results from the fraud, gross negligence, willful misconduct or bad faith of such indemnified persons (as finally determined by a court of competent jurisdiction). The provisions of this Section 8.8(e) are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Financing Indemnified Parties. This Section 8.8(e) shall survive the termination of this Agreement, and is intended to benefit, and may be enforced following consummation of the Transactions or the Closing or any termination of this Agreement, by Affiliates and Representatives of the Acquired Companies, in each case, who are each third-party beneficiaries of this Section 8.8. In the event the Closing is not consummated, Buyer shall promptly reimburse the Sellers and the Companies for any reasonable out-of-pocket costs incurred by the Sellers, the Companies and their respective Subsidiaries and Affiliates in connection with the cooperation under Section 8.8.
Section 8.9Title Policies; Estoppels.
(a)The Sellers have ordered commitments (collectively, the “Commitments” and, individually, a “Commitment”) for ALTA Form Owner’s Policies of Title Insurance for each Real Property (collectively, the “Title Policies”), along with copies of all instruments described in Schedule B of each Commitment for each such Owned Real Property and Leased Real Property. The parties will cooperate reasonably and in good faith, at no material expense to the Sellers other than with respect to any fees and expenses of Sellers’ counsel, to satisfy customary requirements and conditions of the Title Company for the issuance of the Title Policies, including (without limitation), the execution and delivery by the Company or any Subsidiary of the Company at Closing of customary affidavits as may be required by the Title Company, in each case, in the forms attached as exhibits hereto or otherwise agreed by Company as of the date hereof; provided, however, that the foregoing shall not apply to (i) requirements or conditions which are not applicable to the Transactions (including, without limitation, payment of amounts to be addressed as part of Net Working Capital), (ii) estoppel certificates, which shall be governed by Section 8.9(b) or (iii) any requirements or conditions for any endorsements or affirmative coverage requested by Buyer other than the affidavits described in Section 2.5(a)(vi). Buyer shall bear the entire cost of the Title Policies and the entire cost of any endorsements to the Title Policies that are requested by Buyer. For the avoidance of doubt, it shall not be a condition to Closing that the Title Company is prepared and committed to issue for each Real Property the Title Policies.
(b)The Company shall request an estoppel certificate (collectively, the “Requested Estoppels”) from (i) the lessors under each lease listed on Section 8.9(b)(i) of the Company Disclosure Letter, (ii) the lessees under those specific Material Tenant Leases listed on Section 8.9(b)(ii) of the Company Disclosure Letter, and (iii) when requested by Buyer in writing, the counterparty to any other Real Property Lease or Recorded Document, where such counterparty is obligated to provide an estoppel certificate under the terms of such Real Property Lease or Recorded Document. The Company shall request such Requested Estoppels promptly after the date hereof, or, in the case of the foregoing clause (iii) estoppels, promptly after requested by Buyer, and shall use commercially reasonable efforts, at no expense to any Acquired Company and in any event excluding litigation, to obtain each Requested Estoppel at or prior to the Closing. Such estoppel certificates shall be in the form and content prepared by Buyer and reasonably approved by the Company. For the avoidance of doubt, it shall not be a condition to Closing that any Requested Estoppel is received.
Section 8.10Release of Guarantees; Termination of Related Party Transactions; Shared Services.
(a)Prior to the Closing the parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Sellers or their respective Affiliates that are party to each of the guarantees and outstanding letters of credit set forth on Section 8.10(a) of the Company Disclosure Letter (collectively, the “Guarantees”) and arrange for substitute guarantees, outstanding letters of credit and other contractual rights to replace such Guarantees.
(b)The Sellers shall, and shall cause the Acquired Companies to, take all actions necessary to terminate each Related Party Transaction set forth on Section 8.10(b) of the Company Disclosure Letter with no continuing liability of or obligation on the Surviving Companies or Buyer. On or prior to the Closing, all intercompany accounts, except for ordinary course trade payables and receivables, between the Sellers and their respective Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, shall be settled or otherwise eliminated in such a manner as the Sellers shall reasonably determine (including by the Sellers or any of their respective Affiliates removing from such Acquired Company any cash by means of dividends, distributions, the creation or repayment of intercompany debt or otherwise), in each case with no further liability or obligation of such Acquired Company.
(c)Prior to the Closing, Buyer and the Sellers shall, and the Sellers shall cause the Acquired Companies to, use their commercially reasonable efforts to cause each Contract set forth on Section 8.10(c) of the Company Disclosure Letter (the “Specified Administrative Contracts”) to be replaced, divided, separated, modified, novated or replicated (in whole or in part), effective as of the Closing, such that Buyer and the Acquired Companies are the beneficiary of post-Closing rights and benefits of such Specified Administrative Contract in a manner consistent with the past practice of the business of the Acquired Companies prior to the Closing; provided, that in no event shall the parties be obligated to (x) pay any non-de minimis fees, expenses or other costs in connection with this Section 8.10(c) or (y) take any action pursuant to this Section 8.10(c) that would constitute a breach or violation of any applicable Law.
Article IXCONDITIONS TO CLOSING
Section 9.1Conditions to Obligation of Each Party. The obligation of each party hereto to consummate the Closing is subject to the satisfaction (or waiver by such party) at or prior to the Closing of each of the following conditions:
(a)All applicable waiting periods (and any extensions thereof) required under the HSR Act shall have expired or been terminated.
(b)No Governmental Entity of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Closing and has the effect of making the Closing illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Closing by Buyer or (ii) issued or granted any Order that is in effect as of immediately prior to the Closing which has the effect of prohibiting or otherwise preventing the consummation of the Closing.
Section 9.2Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) of each of the following additional conditions:
(a)(i) Each of the representations and warranties of the Sellers set forth in Article III and Article IV (other than the Seller Fundamental Representations), respectively, shall be true, correct and complete at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date), without giving effect to any materiality, “Material Adverse Effect” or similar qualifier, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions and except where the failure of such representations and warranties to be so true, correct and complete has not had a Material Adverse Effect, and (ii) each of the representations and warranties of the Sellers set forth in the first sentences of each of Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4(c)(i), 3.5, 4.1, 4.2, 4.3, 4.5(a)(i), and 4.6 (the “Seller Fundamental Representations”) shall be true, correct and complete at and as of the Closing Date in all respects (except for any de minimis inaccuracies) (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date) without giving effect to any materiality, “Material Adverse Effect” or similar qualifier.
(b)Each of the Companies, the Consent NewCos and the Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.
(c)Buyer shall have received a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of the Companies in their capacity as such (and not in their individual capacity) to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied (the “Company Closing Certificates”).
(d)The Restructuring shall have been consummated in accordance with the terms of Section 2.7.
Section 9.3Conditions to Obligation of the Sellers, the Consent NewCos and the Companies. The obligation of the Sellers, the Consent NewCos and the Companies to consummate the Closing is subject to the satisfaction (or waiver by the Companies) of each of the following additional conditions:
(a)(A) Each of the representations and warranties of Buyer set forth in Article V (other than the Buyer Fundamental Representations) shall be true, correct and complete at and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date), without giving effect to any materiality, “Material Adverse Effect” or similar qualifier and (B) each of the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.3, and 5.4(c)(i) (the “Buyer Fundamental Representations”) shall be true, correct and complete at and as of the Closing Date in all respects (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true, correct and complete as of such earlier date) without giving effect to any materiality, “Material Adverse Effect” or similar qualifier, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions and except where, solely in the case of the foregoing clause (A), the failure of such representations and warranties to be so true, correct and complete, (i) has not had an adverse effect on the ability of Buyer to perform its obligations under this Agreement or (ii) would not reasonably be expected to otherwise prevent, hinder or delay the consummation of the Closing.
(b)Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
(c)The Sellers shall have received a certificate, dated as of Closing Date, executed by a duly authorized officer of Buyer in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied (the “Buyer Closing Certificate”).
Section 9.4Frustration of Closing Conditions. None of Buyer, the Sellers, the Consent NewCos or the Companies may rely on or assert the failure of any condition set forth in this Article IX if such failure results from or was caused by such party’s failure to (a) act in good faith or use reasonable best efforts to cause the Closing to occur and (b) to otherwise comply with its obligations under this Agreement.
Section 9.5Waiver of Conditions. All conditions set forth in this Article IX will be deemed to have been satisfied or waived from and after the Closing.

Article XTERMINATION
Section 10.1Termination. This Agreement may be validly terminated, and the Transactions may be abandoned, prior to the Closing solely:
(a)by the mutual written consent of the Sellers and Buyer;
(b)by Buyer, by giving written notice to the Sellers if (i) any representation or warranty of the Sellers set forth in Article III or Article IV, respectively, shall not be true, correct and complete, or (ii) the Companies, the Consent NewCos or the Sellers has failed to perform any covenant or agreement on the part of the Companies, the Consent NewCos or the Sellers set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in Section 9.2(a) or Section 9.2(b), as applicable, would not (in the absence of a waiver) be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true, correct and complete, or the failures to perform any covenant or agreement, as applicable, are not cured within the earlier of (i) the Outside Date or (ii) twenty (20) Business Days after written notice thereof is delivered to the Companies and the Sellers; provided, that Buyer is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in Section 9.3(a) or Section 9.3(b) to not (in the absence of a waiver) be satisfied as of the Closing Date;
(c)by the Sellers, by giving written notice to Buyer if (i) any representation or warranty of Buyer set forth in Article V shall not be true, correct and complete or (ii) Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in Section 9.3(a) or Section 9.3(b), as applicable, would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true, correct and complete, or the failure to perform any covenant or agreement, as applicable, are not cured within the earlier of (i) the Outside Date or (ii) twenty (20) Business Days after written notice thereof is delivered to Buyer; provided, that neither the Companies nor the Sellers are then in breach of this Agreement so as to cause the conditions to the Closing set forth in Section 9.2(a) or Section 9.2(b) not to (in the absence of a waiver) be satisfied as of the Closing Date; provided, further, that neither a breach by Buyer of Section 8.8(e) nor the failure to deliver the Estimated Purchase Price at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by Buyer) as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Companies;
(d)by the Sellers or Buyer prior to the Closing, by giving written notice to the other if (i) the Closing shall not have occurred on or before August [24], 2025 (the “Outside Date”); provided, that the Outside Date may be extended by such period as Buyer and the Companies may mutually agree in writing, and (ii) the terminating party has not failed to perform its obligations under this Agreement in a manner that has been a principal cause of, or resulted in, the failure to consummate the Closing on or before the date of such termination;
(e)by either the Sellers or Buyer, by giving written notice if, prior to the Closing, any Governmental Entity of competent jurisdiction shall have issued an Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Closing by any Governmental Entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Closing, and such Order or other Action shall not be subject to appeal or shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, such final and non-appealable Order or other Action; or

(f)by the Sellers or Buyer, respectively, by giving written notice to the other if (i) the Closing shall not have been consummated on or before the date required by Section 2.2, (ii) the conditions to the Closing set forth in Section 9.1 and Section 9.2 (in the event of termination by the Sellers) or Section 9.1 and Section 9.3 (in the event of termination by Buyer) have been satisfied or waived on the date required by Section 2.2 to consummate the Closing (other than conditions that, by their nature, are to be satisfied at the Closing; provided, that each such condition is then capable of being satisfied at the Closing) (iii) the Sellers or Buyer, as applicable, has irrevocably certified by written notice to the other that the Sellers or Buyer, as applicable, stood ready, willing and able to consummate the Closing on the date required by Section 2.2 and at the time of termination, and (iv) Buyer, in the case of termination by the Sellers, or the Sellers, in the case of termination by Buyer, fails to consummate the Closing in accordance with the terms of Section 2.2 by the date that is two (2) Business Days following the delivery of such notice.
Section 10.2Effect of Termination. In the event this Agreement is terminated by either the Companies or Buyer as provided in Section 10.1, the provisions of this Agreement shall immediately become void and of no further force and effect (except that the Guarantee, the Confidentiality Agreement, the penultimate sentence of Section 7.3 (R&W Policy), Section 8.8(e) (Financing Cooperation), Section 8.1 (Public Announcements), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses) and Article XII (Miscellaneous) shall survive the termination of this Agreement (other than the provisions of Section 12.11 (Remedies), which shall terminate)), and there shall be no liability on the part of Buyer, the Sellers, the Companies or the Consent NewCos, to one another (except as provided in the Guarantee, the Confidentiality Agreement and Section 8.8 (Financing Cooperation)); provided, however, that nothing set forth in this Agreement will relieve any party from liability for any Fraud or Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
Section 10.3Fees and Expenses.
(a)In the event that:
(i)this Agreement is terminated by the Sellers pursuant to Section 10.1(c) (Buyer Terminating Breach); or
(ii)this Agreement is terminated by the Sellers pursuant to Section 10.1(f) (Failure to Close);
then Buyer shall pay, as directed by the Sellers, to each Seller the Pro Rata Portion of the Buyer Termination Payment by wire transfer of same-day funds to an account designated by the Companies within ten (10) Business Days following such termination in accordance with this Section 10.3(a). For the avoidance of doubt, any payment made by Buyer under this Section 10.3(a) to each respective Seller shall be payable only once, and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that the Sellers actually receive the full payment of the Buyer Termination Payment (and the Recovery Costs) pursuant to this Section 10.3, the payment of the Buyer Termination Payment (and any Recovery Costs) in accordance with this Section 10.3 shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Sellers and the Companies in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement, the Sellers’ right to receive the

Buyer Termination Payment (and any Recovery Costs) in accordance with this Section 10.3 shall, in circumstances in which the Buyer Termination Payment (and any Recovery Costs) is payable and is actually paid, constitute the sole and exclusive remedy of the Sellers, the Consent NewCos, the Companies and their respective Affiliates against Buyer, the parties to the Guarantee and their respective Affiliates and each of their respective Representatives arising out of this Agreement or the Transactions, including for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and neither Buyer nor any party to the Guarantee nor any of their respective Affiliates or Representatives shall have any further liability, whether pursuant to a claim at Law or in equity, to the Sellers, the Companies or any of its Affiliates under this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and the Sellers, the Consent NewCos, the Companies and their respective Affiliates shall not be entitled to bring or maintain any Action against Buyer for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination, in each case, other than the right of the Sellers to seek equitable relief to require payment of the Buyer Termination Payment and Recovery Costs; provided, that if Buyer fails to pay the Buyer Termination Payment and the Sellers commences a suit which results in a final, non-appealable judgment against Buyer for the Buyer Termination Payment, or any portions thereof, then Buyer shall pay the Sellers, in respect to their respective Pro Rata Portion, and in accordance with Section 10.3(b) and Section 10.3(c), their costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such suit, together with interest on the Buyer Termination Payment at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Recovery Costs”).
(b)In the event that Buyer is obligated to pay SCOLP its Pro Rata Portion of the Buyer Termination Payment, plus the Recovery Costs set forth in Section 10.3(a), Buyer shall pay to SCOLP in respect of its Pro Rata Portion, from the Buyer Termination Payment, plus the Recovery Costs, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) SCOLP’s Pro Rata Portion of the Buyer Termination Payment, plus the Recovery Costs, and (ii) the sum of (A) the maximum amount that can be paid to SCOLP without causing Sun Communities, Inc. (“Topco”) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by Topco’s independent certified public accountants (taking into account any known or anticipated income of Topco that is not Qualifying Income and assuming Topco has 2.5% of its gross income from unknown sources during such year that did not constitute Qualifying Income), plus (B) in the event Topco receives either (x) a letter from Topco’s counsel indicating that Topco has received a ruling from the IRS described in Section 10.3(c)(ii) or (y) an opinion from Topco’s outside counsel as described in Section 10.3(c)(ii), an amount equal to SCOLP’s Pro Rata Portion of the Buyer Termination Payment, plus the Recovery Costs, less the amount payable under clause (A) above. To secure Buyer’s obligation to pay these amounts, Buyer shall deposit into escrow an amount in cash equal to SCOLP’s Pro Rata Portion of the Buyer Termination Payment, plus the Recovery Costs, with an escrow agent selected by Buyer and on such terms (subject to Section 10.3(c)) as shall be mutually agreed upon by SCOLP, Buyer and the escrow agent. The payment or deposit into escrow of the Buyer Termination Payment, plus the Recovery Costs, pursuant to this Section 10.3(b) shall be made at the time Buyer is obligated to pay SCOLP such amount pursuant to Section 10.3(a) by wire transfer.
(c)The escrow agreement shall provide that the Buyer Termination Payment, plus the Recovery Costs, in escrow or any portion thereof shall not be released to SCOLP unless the escrow agent receives any one or combination of the following: (i) a letter from Topco’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to SCOLP without causing Topco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Topco’s accountants revising that amount, in which case the escrow agent shall release such amount to SCOLP; or (ii) a letter from Topco’s counsel indicating that Topco received a ruling from the IRS holding that the receipt by SCOLP of its Pro Rata Portion of the Buyer Termination Payment, plus the Recovery Costs, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that Topco’s outside counsel has rendered a legal opinion to the effect that the receipt by SCOLP’s Pro Rata Portion of the Buyer Termination Payment, plus the Recovery Costs, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Buyer Termination Payment, plus the Recovery Costs, to the Sellers in respect to their respective Pro Rata Portion. The escrow agreement shall also provide that any portion of the Buyer Termination Payment, plus the Recovery Costs, that remains unpaid as of the end of a tax year shall be paid as soon as possible during the following tax year, subject to the foregoing limitations of this Section 10.3; provided, that any portion of the Buyer Termination Payment, plus the Recovery Costs, that remains unpaid as of December 31 following the date which is three years from the date of this Agreement shall be released by the escrow agent to SHM. Neither of the Sellers, nor the Companies, shall be a party to such escrow agreement or bear any cost of or have liability resulting from the escrow agreement, but shall be express third-party beneficiaries of such escrow agreement.
(d)For the avoidance of doubt, in no event shall the maximum aggregate liability of Buyer, the parties to the Guarantee and their respective Affiliates and each of their respective Representatives exceed, and in no event shall any of the Sellers, the Consent NewCos, the Companies or their respective Affiliates seek or be entitled to recover any money or other damages in excess of, the Buyer Termination Payment (and any Recovery Costs) and amounts sufficient to pay for, or reimburse or indemnify or hold harmless Sellers for, actions undertaken in connection with the covenants set forth at Section 8.8, in each case arising out of or in connection with this Agreement the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements.
Article XIINDEMNIFICATION
Section 11.1Survival. All of the representations and warranties set forth in Article III and Article IV of this Agreement will terminate as of and not survive the consummation of the Closing. The representations and warranties of Buyer contained in Article V of this Agreement and all claims for indemnification with respect thereto shall survive the Closing and terminate on the date that is the 6-month anniversary of the Closing. The covenants and agreements of the parties set forth in this Agreement and all claims for indemnification with respect thereto shall not survive the Closing, except with respect to those covenants and agreements that, by their terms, contemplate performance in whole or in part after the Closing, which such covenants and agreements shall remain in full force and effect until performed in accordance with their express terms or the applicable obligations expire in accordance with their express terms (the date on which any such representation, warranty or covenant ceases to survive, as applicable, the “Survival Period Termination Date”). Any claim for indemnification not made by the Person to be indemnified before the applicable Survival Period Termination Date will be irrevocably and unconditionally released and waived.
Section 11.2Indemnification by the Sellers.
(a)Subject to the provisions of this Article XI, the Sellers hereby agree, from and after the Closing, to indemnify and hold Buyer and its directors, managers, officers, employees, Affiliates, equityholders, agents, attorneys, other Representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any Losses arising from: (i) the breach of any covenant on the part of the Sellers or the Consent NewCos (whether such breach occurred prior to or after the Closing) or, prior to the Closing, the Companies, (ii) the transfer of Delayed Consent Equity Interests contemplated by the Restructuring (excluding Buyer’s share of any Transfer Taxes, as determined under Section 8.4(a) and, other than as expressly contemplated by this Agreement, any expenses incurred after the Closing), and (iii) the Tax Protection Agreements. The Buyer Indemnified Parties’ sole recourse for any breach of any representation or warranty in this Agreement shall be against the R&W Policy, subject to Section 11.9 hereof.
(b)No Buyer Indemnified Party shall have any claim for any Loss to the extent that such Loss could reasonably be expected to have been avoided if Buyer and its Affiliates had taken all commercially reasonable steps to mitigate any Loss upon and following becoming aware of the event that gave rise to the Loss.
Section 11.3Indemnification by Buyer.
(a)Subject to the provisions of this Article XI, Buyer hereby agrees, from and after the Closing, to indemnify and hold the Sellers, Consent Gulf NewCo, Consent TRS NewCo and their respective directors, managers, officers, employees, Affiliates, equityholders, agents, attorneys, other Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any Losses arising from: (i) the failure of any of the representations or warranties made by Buyer in this Agreement to be true and correct in all respects at and as of the Closing Date, in each case, unless such representations or warranties relate to an earlier date and are true and correct on and as of such earlier date; and (ii) the breach of any covenant on the part of Buyer (whether such breach occurred prior to or after the Closing) or, following the Closing, the Surviving Companies.
(b)No Seller Indemnified Party shall have any claim for any Loss to the extent that such Loss could reasonably be expected to have been avoided if the Sellers and their Affiliates had taken all commercially reasonable steps to mitigate any Loss upon and following becoming aware of the event that gave rise to the Loss.
Section 11.4Indemnification Procedures.
(a)Subject to Section 11.1, in the event an indemnified party has a claim for indemnification for any matter not involving a third-party claim (a “Direct Claim”), the indemnified party shall, promptly after becoming aware of such claim, deliver written notice of such claim to the indemnifying party setting forth in reasonable detail the specific claim, the basis therefor and the amount of the Loss, including copies of all material written evidence thereof. Any failure of the indemnified party to promptly provide notice as provided above shall not relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party is materially prejudiced by reason of such failure. The indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and the amount of the Loss, and the indemnified party shall assist the indemnifying party’s investigation by giving such information and assistance (including access to the applicable Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the indemnifying party or any of its professional advisors may reasonably request.
(b)Subject to Section 11.1, in the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 11.2 or Section 11.3 (regardless of the limitations set forth in Sections 11.5 and 11.6) (a “Third-Party Claim”), the indemnified party shall, promptly after receipt by such indemnified party of notice of such Third-Party Claim, deliver written notice to the indemnifying party setting forth in reasonable detail the specific claim, the basis therefor and the amount of the Loss, including copies of all material written evidence thereof. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly (and in any event within five (5) days) after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim. Any failure of the indemnified party to promptly provide notice or deliver documents as provided above shall not relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party is materially prejudiced by reason of such failure.
(i)At its sole cost and expense, the indemnifying party shall have the right to participate in the defense of a Third-Party Claim and, at its sole option, control, defend against, negotiate, settle or otherwise deal with such Third-Party Claim and be represented by counsel selected by the indemnifying party. If the indemnifying party shall assume the defense of any Third-Party Claim, the indemnifying party shall not be liable for the legal expenses subsequently incurred by the indemnified party in connection with the defense thereof but the indemnified party may participate, at his, her or its own expense, in the defense of such Third-Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (A) so requested by the indemnifying party to participate or (B) in the reasonable written opinion of counsel to the indemnified party, a conflict exists on a material issue between the indemnified party and the indemnifying party that would make such separate representation advisable; provided, further, however, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third-Party Claim. All the indemnified parties shall cooperate in the defense, negotiation and settlement of any Third-Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available (without charge) at such times and places as may be reasonably necessary to defend against such Third-Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third-Party Claim. If the indemnifying party elects not to control, defend against, negotiate, settle or otherwise deal with any Third-Party Claim that relates to any Losses indemnified against hereunder, the indemnified party shall defend against, negotiate, settle or otherwise deal with such Third-Party Claim.
(ii)Notwithstanding anything in this Section 11.4 to the contrary, the indemnified party shall not, without the prior written consent of the indemnifying party, (A) admit any liability with respect to, or settle or compromise any, Third-Party Claim or (B) permit a default or consent to entry of any judgment. The indemnifying party may (1) settle or compromise any Third-Party Claim or (2) permit a default or consent to entry of any judgment with the consent of the indemnified party in all cases, such consent not to be unreasonably withheld, conditioned or delayed.
(c)Subject to the limitations set forth in Sections 11.5 and 11.6, after any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a claim hereunder, the indemnifying party shall pay, or cause to be paid (if applicable), to the indemnified party any sums due and owing pursuant to this Agreement with respect to such matter. If the indemnifying party makes any payment on any Third-Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits (other than under the R&W Policy) or other claims of the indemnified party with respect to such Third-Party Claim.
(d)Notwithstanding anything to the contrary, this Section 11.4 shall not apply with respect to any Third-Party Claim in respect of Taxes, which shall be exclusively governed by Section 8.4(c).
Section 11.5Certain Limits on Indemnification.
(a)In no event shall (i) the Buyer Indemnified Parties be entitled to indemnification pursuant to this Article XI for any amounts that, in the aggregate, exceed the Base Purchase Price, or (ii) the Seller Indemnified Parties be entitled to indemnification pursuant to this Article XI for any amounts that, in the aggregate, exceed the Base Purchase Price.
(b)Notwithstanding anything to the contrary, the Buyer Indemnified Parties and the Seller Indemnified Parties shall be deemed not to have suffered any Loss (whether in contract, tort or otherwise) to the extent that such Loss (i) is accrued, provided or reserved for, or otherwise reflected or taken into account in, the Financial Statements or (ii) arises from any item or matter that is included or otherwise taken into account in Net Working Capital, the CapEx Adjustment or the other items of the Closing Statement.
(c)Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one covenant or agreement.
(d)Buyer acknowledges and agrees that, other than in the case of Fraud, the R&W Policy shall be the sole and exclusive remedy of the Buyer Indemnified Parties for any and all Losses with respect to the breach of any representation or warranty contained herein or in any certificate delivered pursuant to this Agreement that are sustained or incurred by any of the Buyer Indemnified Parties and, except in the case of Fraud, none of the Sellers, the Consent NewCos or their Affiliates shall have any liability to any Buyer Indemnified Party for any Losses with respect to breaches of any representation or warranty hereunder.
(e)Nothing in this Article XI is intended to affect or limit the ability of Buyer to recover under the R&W Policy for any matters covered thereunder.
Section 11.6Calculation of Losses.
(a)The amount of any Losses for which indemnification is provided under this Article XI shall be net of any amounts actually recovered by the indemnified party under other sources of indemnification, insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery). Other than in the case of Fraud, Buyer shall use its reasonable best efforts to recover under insurance policies for any Losses prior to, or concurrently with, indemnification under this Agreement. If an indemnified party recovers under an insurance policy (other than the R&W Policy) or other source of indemnification any amount (net of any reasonable, documented and out-of-pocket expenses incurred in connection with such recovery) with respect to any Loss that an indemnified party has received an indemnity payment pursuant to this Agreement, then such indemnified party shall promptly pay over to the indemnifying party the net amount so recovered (but not in excess of the amount received by the indemnified party pursuant to this Agreement).
(b)Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any Losses that are not legally recoverable under applicable Law as actual breach of contract damages of such other Person.
Section 11.7Tax Treatment of Indemnity Payments. The Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Purchase Price for federal, state, local and non-U.S. Income Tax purposes except as otherwise required by Law.
Section 11.8Manner of Payment. Any indemnification payment made pursuant to this Article XI shall be effected by wire transfer of immediately available funds to an account designated by the Seller Indemnified Party or Buyer Indemnified Party, as the case may be, within five (5) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.
Section 11.9Special Rule for Fraud. Notwithstanding anything in this Article XI to the contrary, in the event of any breach of a representation or warranty by any party hereto that constitutes Fraud, by or on behalf of (a) the Sellers, the Consent NewCos, or (prior to the Closing) the Acquired Companies, on the one hand, or (b) Buyer or (on or following the Closing) the Acquired Companies, on the other hand, then (x) such representation or warranty will survive the execution and delivery of this Agreement and the consummation of the Transactions and will continue in full force and effect for the period of the applicable statute of limitations without regard to Section 11.1 and (y) the limitations set forth in this Article XI shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach.
Section 11.10Exclusive Remedy. Following the Closing, except with respect to claims based on Fraud and claims against the R&W Policy, the sole and exclusive remedy for any and all claims arising under, out of or related to this Agreement and any certificate delivered pursuant to this Agreement (including any representations and warranties set forth herein, made in connection herewith or made as an inducement to enter into this Agreement) shall be the rights of post-Closing adjustments to the Purchase Price set forth in Section 2.9, the rights with respect to Delayed Consent Subsidiaries pursuant to Section 2.7 and Section 2.8 (including, for the avoidance of doubt, the CapEx Adjustment), indemnification set forth in this Article XI and specific performance set forth in Article XII, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, or whether at law or in equity, and regardless of the legal theory under which such entitlement, remedy or recourse may be sought or imposed (including all rights afforded by any statute which limits the effects of a release with respect to unknown claims), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law. The provisions of this Section 11.10 and the limited remedies provided in Section 2.9, this Article XI, Section 12.10 and Section 12.15 were specifically bargained for among the parties and were taken into account by the parties in arriving at the Base Purchase Price and the terms and conditions of this Agreement. The Sellers have specifically relied upon the provisions of this Section 11.10 and the limited remedies provided in Section 2.9, this Article XI, Section 12.10 and Section 12.15 in agreeing to the Base Purchase Price and the terms and conditions of this Agreement.
Article XIIMISCELLANEOUS
Section 12.1Notices. All notices, consents, waivers, and other communications under this Agreement or the Ancillary Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail, when sent (with email confirmation of receipt) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case, to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 12.1):
If to Buyer or to the Surviving Companies, to:
BIP Poseidon Holdco L.P.
c/o Blackstone Infrastructure Partners L.P.
345 Park Avenue
New York, NY 10154
Attention: Heidi Boyd; Max Wade
E-mail: Heidi.Boyd@Blackstone.com; Max.Wade@Blackstone.com; BIP-LegalandCompliance@Blackstone.com
With a required copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10017
Attention:    Marwan Azzi; Soren Kreider
E-mail:        mazzi@gibsondunn.com; skreider@gibsondunn.com
If to the Sellers or the Companies (prior to the Closing), to:
Sun Communities Operating Limited Partnership; Sun Home Services, Inc.;
Safe Harbor Marinas, LLC; SHM TRS, LLC
27777 Franklin Road, Suite 300
Southfield, MI 48034
Attention:       Gary A. Shiffman
E-mail:             gshiffman@suncommunities.com
With a required copy (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071

Attention:       Julian Kleindorfer; Darren Guttenberg
E-mail:             julian.kleindorfer@lw.com; darren.guttenberg@lw.com
Taft Stettinius & Hollister LLP
27777 Franklin Rd, Suite 2500
Southfield, Michigan 48034
Attention:       Arthur Weiss; Matthew Murphy
E-mail:             aweiss@taftlaw.com; mmurphy@taftlaw.com
Sun Communities, Inc.
27777 Franklin Road, Suite 300
Southfield, Michigan 48034
Attention:       Gary A. Shiffman
E-mail:             gshiffman@suncommunities.com
If to the Companies, to:
Safe Harbor Marinas
14785 Preston Road, Suite 975
Dallas, TX 75254
Attn: Legal
Email: notices@shmarinas.com

               With a required copy (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention:       Julian Kleindorfer; Darren Guttenberg
E-mail:             julian.kleindorfer@lw.com; darren.guttenberg@lw.com
Taft Stettinius & Hollister LLP
27777 Franklin Rd, Suite 2500
Southfield, Michigan 48034
Attention:       Arthur Weiss; Matthew Murphy
E-mail:             aweiss@taftlaw.com; mmurphy@taftlaw.com
Sun Communities, Inc.
27777 Franklin Road, Suite 300
Southfield, Michigan 48034
Attention:      Gary A. Shiffman
E-mail:            gshiffman@suncommunities.com

If to the Consent NewCos, to:
Consent NewCo, LLC; Consent TRS NewCo, LLC
27777 Franklin Road, Suite 300
Southfield, MI 48034
Attention:       Gary A. Shiffman
E-mail:             gshiffman@suncommunities.com
               With a required copy (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention:       Julian Kleindorfer; Darren Guttenberg
E-mail:             julian.kleindorfer@lw.com; darren.guttenberg@lw.com
Taft Stettinius & Hollister LLP
27777 Franklin Rd, Suite 2500
Southfield, Michigan 48034
Attention:       Arthur Weiss; Matthew Murphy
E-mail:             aweiss@taftlaw.com; mmurphy@taftlaw.com
Sun Communities, Inc.
27777 Franklin Road, Suite 300
Southfield, Michigan 48034
Attention:      Gary A. Shiffman
E-mail:            gshiffman@suncommunities.com
or to such other address or to the attention of such Person or Persons as the recipient party may from time to time designate in writing.
Section 12.2Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 12.3Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including, for the avoidance of doubt, the cost and expense of any consents or waivers obtained prior to the Closing), whether or not the Transactions are consummated.

Section 12.4Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the Sellers and Buyer; provided, that Buyer shall have the right, without the prior written consent of the Sellers, to assign all or any portion of their respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Buyer or to any of their respective Affiliates, or to any debt financing sources (including the Debt Financing Sources) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing), but no such assignment shall (i) cause or increase any withholding or deduction under Section 2.10, (ii) cause, or increase the amount of, any Transfer Taxes that would be borne by the Sellers or (iii) relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.5Governing Law
. This Agreement, the Seller Disclosure Letter, the Company Disclosure Letter, the Buyer Disclosure Letter, the Ancillary Documents, any annexes, exhibits and schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all Related Claims, shall be governed by the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 12.6Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereby consents to process being served by any party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 12.1 (other than by electronic mail) along with a notification that service of process is being served in conformance with this Section 12.6(a). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, ANY RELATED CLAIMS, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY HERETO (I) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION,

SEEK TO ENFORCE THE FOREGOING WAIVER, (II) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.6(A).
(b)Notwithstanding anything herein to the contrary, each of the parties hereto hereby agrees that it will not, nor permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Debt Commitment Letter, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 12.6(a) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.
Section 12.7Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format, by facsimile or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 12.8No Third Party Beneficiaries. Other than Section 7.3, Section 8.5, Section 8.8, Section 12.1 and Section 12.15, which are intended to benefit and may also be enforced by the Covered Parties, the Nonparty Affiliates and other third parties contemplated thereby, as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any rights or remedies hereunder. For the avoidance of doubt, the Debt Financing Sources shall be intended third parties beneficiaries of Section 12.4, Section 12.6(b), Section 12.15(b), Section 12.18 and this sentence of this Section 12.8, and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Debt Financing Sources may be made without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter).
Section 12.9Entire Agreement. This Agreement, including the annexes, schedules and exhibits hereto, the Seller Disclosure Letter, the Company Disclosure Letter, the Buyer Disclosure Letter, the Confidentiality Agreement and the Ancillary Documents, contain the entire understanding of the parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter or any prior course of dealings. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement and the Ancillary Documents, and the parties expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement and the Ancillary Documents. Furthermore, the parties each hereby acknowledge that this Agreement and the Ancillary Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.
Section 12.10Disclosure Letters. Except as otherwise provided in the Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter, all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter shall constitute an admission or determination that any fact or matter so disclosed is material, and no Person shall use the fact of the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material. Information disclosed in the Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on the Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter, as applicable, or the absence of a reference or cross-reference to the Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter, as applicable, in such representation, warranty, covenant or agreement. No disclosure in Company Disclosure Letter, the Seller Disclosure Letter or the Buyer Disclosure Letter relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Section 12.11Remedies.
(a)The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is terminated in accordance with Section 10.1 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 12.6 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than the obligation of Buyer to effect the Closing, which shall be governed by the next sentence), without bond or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, and without that right, none of the Sellers, the Companies or Buyer would have entered into this Agreement. The parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 10.1 and any dispute over the right to termination has been finally resolved, the Companies shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Buyer’s obligations to effect the Closing on the terms and conditions set forth herein and to consummate the Equity Financing in accordance with the Equity Commitment Letter (subject to the terms and limitations therein) (collectively, the “Closing Specific Performance”), without bond or other security being required, solely to the extent that (A) the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied at the Closing; provided, that each such condition is then capable of being satisfied at the Closing) have been satisfied or waived and Buyer is required to consummate the Closing in accordance with Section 2.2, (B) Buyer has failed to consummate the Closing pursuant to Section 2.2 and the Sellers have confirmed by irrevocable written notice to Buyer that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Section 2.2 will occur, and (C) the Debt Financing is available to be funded at the Closing and has been funded or will be funded if the Equity Financing is funded (together, such clauses (A),

(B) and (C), the “Specific Performance Conditions”). Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at Law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided, that solely with respect to the Closing Specific Performance, Buyer may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied.
(b)The parties hereto further agree that (i) by seeking the remedies provided for in this Section 12.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 12.11 shall require any party to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 12.11 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 12.11 or anything set forth in this Section 12.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available at any time; provided, that notwithstanding anything to the contrary set forth in this Agreement, while the Sellers may be entitled to seek payment of all or any portion of the Buyer Termination Payment (and any Recovery Costs) and the remedy of Closing Specific Performance prior to the time at which a termination of this Agreement has occurred, under no circumstances shall the Sellers be entitled to receive all or any portion of the Buyer Termination Payment and the grant of Closing Specific Performance and under no circumstances shall the Sellers be entitled to pursue the remedy of Closing Specific Performance after a valid termination of this Agreement has occurred pursuant to Article X.
Section 12.12Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Ancillary Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Ancillary Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement and the Ancillary Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law. No party shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.
Section 12.13Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the parties agrees that no party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Action among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Seller Disclosure Letter, Company Disclosure Letter, Buyer Disclosure Letter, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Seller Disclosure Letter, Company Disclosure Letter, Buyer Disclosure Letter, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; (f) references to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto; (g) the word “or” shall be construed in the inclusive sense of “or” unless otherwise specified; (h) the provision of a table of contents, the division of this Agreement or Ancillary Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or any Ancillary Document, as applicable; and (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 12.14Attorney-Client Privilege. Each of Buyer and the Surviving Companies (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Latham & Watkins LLP, Taft Stettinius & Hollister LLP or other legal counsel to the Acquired Companies prior to the Closing (each, “Prior Company Counsel”), on the one hand, and any of Sellers, the Companies and certain other of their respective Affiliates, and their respective members, directors, officers, managers and employees (collectively, the “Pre-Closing Designated Persons”), on the other hand, or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, regarding matters relating to this Agreement or any other agreements or transactions contemplated hereby (collectively, “Pre-Closing Privileges”) in connection with any dispute between any Pre-Closing Designated Person and one or more of Buyer, the Companies and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Sellers, and shall not pass to or be claimed or used by Buyer or the Companies, except as provided in the last sentence of this Section 12.14. Furthermore, each of Buyer and each Company (on behalf of itself and its Affiliates) acknowledges and agrees that (i) any advice given to or communication with any of the Pre-Closing Designated Persons in connection with matters relating to this Agreement or any other agreements or transactions contemplated hereby shall not be subject to any joint privilege (whether or not the Companies or one more of their Subsidiaries also received such advice or communication) and shall be owned solely by and subject to privilege held solely by the Sellers and (ii) the Sellers may assert any or all Pre-Closing Privileges against Buyer and the Companies. In the event that a dispute arises between Buyer or the Companies or any of their Subsidiaries, on the one hand, and a third party other than a Pre-Closing Designated Person, on the other hand, the Companies shall (and shall cause their Affiliates to) reasonably cooperate with the Pre-Closing Designated Persons to assert the Pre-Closing Privileges on behalf of the Pre-Closing Designated Persons (at the Pre-Closing Designated Persons’ sole cost and expense) to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Sellers, acting on behalf of the applicable Pre-Closing Designated Person. The terms of this Section 12.14 shall modify any inconsistent provisions of the engagement letter between the Companies and Prior Company Counsel.
Section 12.15No Recourse Against Nonparty Affiliates.
(a)All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Ancillary Documents.
(b)Additionally, each Company, on behalf of itself, and its Subsidiaries and each of their respective controlled Affiliates, hereby agrees that none of the Debt Financing Sources shall have any liability to such Company or any of its Subsidiaries or any of their respective controlled Affiliates (excluding, for the avoidance of doubt, Buyer and its Subsidiaries or Affiliates) based upon, in respect of, arising under, out or by reason of, connected with, or relating in any manner to: (w) this Agreement or any of the Ancillary Documents, or any of the transactions contemplated hereunder or thereunder (including the Financing); (x) the negotiation, execution or performance of this Agreement or any of the Ancillary Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Documents); (y) any breach or violation of this Agreement or any of the Ancillary Documents; and (z) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, except to the extent resulting under the definitive documentation relating to any Debt Financing from the consummation of the Closing; provided that nothing in this Section 12.15(b) shall limit the rights of Buyer (and, following the Closing Date, any Acquired Company) with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder.
Section 12.16Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Ancillary Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Ancillary Documents or applicable Law.
Section 12.17Prevailing Party. In the event of any Action in connection with this Agreement or any Ancillary Document, the prevailing party in any such Action shall be entitled to recover from the other parties its costs and expenses incurred in connection with investigating, preparing, prosecuting, determining or settling such Action, including reasonable legal fees and expenses.

Section 12.18Limitation on Liability; Waiver of Claims.
(a)Notwithstanding anything to the contrary contained herein, the Sellers and the Companies (each on behalf of itself and its Affiliates and Representatives) hereby:
(i)waives any rights or claims (including any theory of Law or claim in equity) against any Debt Financing Source in connection with this Agreement, any Ancillary Document, the Debt Commitment Letter or in respect of any other document relating hereto or thereto (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith,
(ii)agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, any Ancillary Document, the Debt Commitment Letter or in respect of any other document or theory of law or equity related hereto or thereto and agrees to cause any such action or proceeding asserted (on behalf of itself and any of its Affiliates and applicable Representatives) in connection with this Agreement, any Ancillary Document, the Debt Commitment Letter or in respect of any other document or theory of law or equity related hereto or thereto against any Debt Financing Source to be dismissed or otherwise terminated, and that, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature, and
(iii)agrees that any Action against the Debt Financing Sources arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing documents or any of the transactions contemplated by any of the foregoing (A) shall be governed by the laws of the State of New York (without regard to any jurisdiction’s conflict-of-laws principles), and (B) shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York and any appellate court thereof.
(b)Notwithstanding the foregoing, nothing in this Section 12.18 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Debt Financing Source’s obligations to Buyer under the Debt Commitment Letter or to Buyer (and, following the Closing Date, any Acquired Company) under the definitive agreements governing the Debt Financing.
(c)This Section 12.18 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of this Section 12.18) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Debt Financing Sources without the prior consent of the Debt Financing Sources party to the Debt Commitment Letter.
(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
COMPANIES:
SAFE HARBOR MARINAS, LLC
By:    /s/Gary A. Shiffman
Name:    Gary A. Shiffman
Title:    Chief Executive Officer
SHM TRS, LLC
By:    /s/Gary A. Shiffman
Name:    Gary A. Shiffman
Title:    Chief Executive Officer
SELLERS:
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP
By:    /s/Gary A. Shiffman
Name:    Gary A. Shiffman
Title:    Chief Executive Officer
SUN HOME SERVICES, INC.
By:    /s/Gary A. Shiffman
Name:    Gary A. Shiffman
Title:    Chief Executive Officer

CONSENT NEWCO:
CONSENT NEWCO, LLC
By:    /s/Gary A. Shiffman
Name:    Gary A. Shiffman
Title:    Chief Executive Officer
CONSENT TRS NEWCO:
CONSENT TRS NEWCO, LLC

By:    /s/Gary A. Shiffman
Name:    Gary A. Shiffman
Title:    Chief Executive Officer

BUYER:
BIP POSEIDON HOLDCO L.P.
By: BIP Holdings Manager L.L.C., its general partner

By:    /s/Heidi Boyd
Name:    Heidi Boyd
Title:    Senior Managing Director